As filed with the U.S. Securities and Exchange Commission on September 22, 2025.

Registration No. 333-289757

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Altech Digital Co., Ltd.
(Exact Name of Registrant as Specified in its Charter)

Not Applicable
(Translation of Registrant’s Name into English)

Cayman Islands	7371	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Units 608-61
Level 6, Core C, Cyberport 3
100 Cyberport Road, Pok Fu Lam
Hong Kong
+852-9144-0470
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

COGENCY GLOBAL INC.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1-800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central Hong Kong Telephone: +1 310-728-5129	Shane Wu, Esq. Ross D. Carmel, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of Americas, 31st Floor New York, NY10036 Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion, Dated September 22, 2025

Altech Digital Co., Ltd.

1,500,000 Class A Ordinary Shares

This is the initial public offering of Altech Digital Co., Ltd.. Prior to this Offering, there has been no public market for our Class A Ordinary Shares. It is currently estimated that the initial public offering price (“Offer Price”) per share will be US$4. We intend to list our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “ALD”

Immediately after this Offering, assuming an offering size as set forth above, Mr. Kwok Wai BOW and Mr. Kei Ho Kevin LAM will, through their wholly owned entity Altech Digital Holding Limited, own approximately 66.56% of our outstanding Class A Ordinary Shares (or 66.0% of our outstanding Class A Ordinary Shares if the underwriters’ option to purchase additional shares is exercised in full) and 2,500,000 Class B Ordinary Shares, representing 88.27% of the aggregate total voting power of our total issued and outstanding share capital. As a result, we expect to be a “controlled company” within the meaning of rule 5615(c) of Nasdaq Stock Market LLC (“Nasdaq Listing Rules”). See section titled “Prospectus Summary — Implications of Being a Controlled Company”.

Upon completion of this Offering, we will have a dual class ordinary share structure. Our Ordinary Shares will be divided into Class A Ordinary Shares and Class B Ordinary Shares. Each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of our Company, and each Class B Ordinary Share shall entitle the holder thereof to twenty (20) votes on all matters subject to vote at general meetings of our Company. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. In no event shall Class B Ordinary Shares be convertible into Class A Ordinary Shares. See “Description of Share Capital and Memorandum and Articles of Association — Our Memorandum and Articles — Ordinary Shares” for more details regarding our Class A Ordinary Shares and Class B Ordinary Shares.

As of the date of this prospectus, 25,500,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares were issued and outstanding. A shareholder must keep more than 1,887,500 Class B Ordinary Shares to control 50% of the voting right of our Company and control the outcome of matters submitted to shareholders for approval. We will issue 1,500,000 Class A Ordinary Shares in this Offering. Subsequent to the Offering, 27,000,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares will be issued and outstanding. A shareholder must keep more than 1,925,000 Class B Ordinary Shares after the Offering to control 50% of the voting right of our Company and control the outcome of matters submitted to shareholders for approval.

Provided that such transfer complies with applicable Nasdaq Listing Rules, our shareholders may freely transfer shares (including Class B Ordinary Shares) to another person by completing an instrument of transfer in a common form or in a form prescribed by the Nasdaq Listing Rules or in any other form approved by our directors, executed where the Shares are fully paid, by or on behalf of that shareholder; and where the Shares are partly paid, by or on behalf of that shareholder and the transferee. Where the shares of any class in question are not listed on any stock exchange or subject to the rules of any stock exchange, our directors may in their absolute discretion decline to register any transfer of such shares which are not fully paid up or on which our Company has a lien. There is no restriction for potential future issuances of Class B Ordinary Shares. If such occurred, Class A shareholders’ shareholding will be diluted. There is no sunset provisions to limit the lifespan of the Class B Ordinary Shares and death of a Class B shareholder or intra-family transfers of Class B Ordinary Shares would not require conversion of the Class B Ordinary Shares.

Investing in the Class A Ordinary Shares involves a high degree of risk. See section titled “Risk Factors” beginning on page 18 of this prospectus.

We are both an “emerging growth company” and a “foreign private issuer” under applicable U.S. Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements. See section titled “Prospectus Summary — Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer” for additional information.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We do not have any operations in mainland China and currently do not have or intend to have any operating subsidiary established in mainland China or any contractual arrangement to establish a variable interest entity (“VIE”) structure with any entity in mainland China, but because all of our operations are conducted in Hong Kong through our wholly-owned Operating Subsidiary, and Hong Kong is a Special Administrative Region of China, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares.

In the event that the PRC regulatory authorities disallow our business structure, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. See “Risk Factors — If the Chinese government chooses to extend oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.” for further details.

We may be subject to unique risks due to uncertainty of the interpretation and the application of the PRC laws and regulations. We are also subject to the risks of uncertainty about any future actions of the Chinese government or authorities in Hong Kong in this regard. Should the Chinese government choose to exercise significant oversight and discretion over the conduct of our business, they may intervene in or influence our operations. Such governmental actions:

●	could result in a material change in our operations and/or the value of our Class A Ordinary Shares;

●	could significantly limit or completely hinder our ability to continue our operations;

●	could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors; and

●	may cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

Our Operating Subsidiary’s operations are conducted in Hong Kong, which is a part of the PRC. We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding its efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our Hong Kong Operating Subsidiary’s daily business operations, their ability to accept foreign investments and the listing of our Class A Ordinary Shares on a U.S. or other foreign exchange. These actions could result in a material change in our operations and/or to the value of our Class A Ordinary Shares and could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors. See “Risk Factors — Our Operating Subsidiary’s operations are conducted in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of such business and may influence such operations at any time, which could result in a material change in the operations of our Operating Subsidiary and/or the value of our Class A Ordinary Shares. The PRC government may also impose restrictions on our ability to transfer money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also occur quickly and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale.” for further information.

Recent statements by the PRC government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities markets and promote the high-quality development of the capital markets, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 24, 2021, the China Securities Regulatory Commission (the “CSRC”) released the Draft Administrative Provisions and the Draft Filing Measures, both of which had a comment period that expired on January 23, 2022. The Draft Administrative Provisions and Draft Filing Measures regulate the administrative system, record-filing management, and other related rules in respect of the direct or indirect overseas issuance of listed and traded securities by “domestic enterprises”. The Draft Administrative Provisions specify that the CSRC has regulatory authority over the “overseas securities offering and listing by domestic enterprises”, and requires “domestic enterprises” to complete filing procedures with the CSRC if they wish to list overseas. On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; any failure to comply with such filing procedures may result in administrative penalties, such as an order to rectify, warnings, and fines. On April 2, 2022, the CSRC published the Draft Archives Rules, for public comment. These rules state that in the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests.

Under the Trial Measures and the Guidance Rules and Notice, Chinese domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following their submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, yet need to make filings for subsequent offerings in accordance with the Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing, shall arrange for the filing within a reasonable time period and shall complete the filing procedure before such companies’ overseas issuance and listing.

The management understands that as of the date of this prospectus, the Group has no operations in mainland China and is not required to complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures. While the Group has no current operations in mainland China, should we have any future operations in mainland China and should we (i) fail to receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may also impose fines and penalties on our potential operations in mainland China, as well as limit our ability to pay dividends outside of mainland China, limit our operations in mainland China, delay or restrict the repatriation of the proceeds from this Offering into mainland China or take other actions that could have a material adverse effect on our business as well as the trading price of our Class A Ordinary Shares.

We may be required to restructure our operations to comply with such regulations or potentially cease operations in the PRC entirely. The CSRC, the CAC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this Offering before settlement and delivery of our Class A Ordinary Shares. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this Offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any action taken by the PRC government could significantly limit or completely hinder our operations in the PRC and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Furthermore, on July 10, 2021, the Cyberspace Administration of China (the “CAC”) issued a revised draft of the Measures for Cybersecurity Review for public comment, which required that, among others, in addition to any “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Revised Review Measures, an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. Given the recency of the issuance of the Revised Review Measures and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. It remains unclear whether a Hong Kong company which collects personal information from PRC individuals shall be subject to the Revised Review Measures. We do not currently expect the Revised Review Measures to have an impact on our business, our operations or this Offering as we do not believe that our Operating Subsidiary would be deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, that would be required to file for cybersecurity review before listing in the U.S. If the Revised Review Measures are adopted into law in the future and if our Operating Subsidiary is deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, our operation and the listing of our Class A Ordinary Shares in the U.S. could be subject to CAC’s cybersecurity review.

We have been advised by David Fong & Co., our Hong Kong counsel, that based on their understanding of the current Hong Kong laws, as of the date of this prospectus, our Company and our Operating Subsidiary, are not required to obtain any permissions or approvals from Hong Kong authorities before listing in the U.S. and issuing our Class A Ordinary Shares to foreign investors. No such permissions or approvals have been applied for by our Company and/or its subsidiaries or denied by any relevant authorities. Our Operating Subsidiary’s operations are conducted in Hong Kong, which is a part of the PRC. As of the date of this prospectus, our Operating Subsidiary received all requisite permissions or approvals from the Hong Kong authorities to operate their businesses in Hong Kong, including but not limited to their business registration certificates. However, we have been advised by David Fong & Co. that uncertainties still exist, due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future.

Based on management’s internal assessment that our Company and our Operating Subsidiary currently have no operations in mainland China, management understands that as of the date of this prospectus, our Company is not required to obtain any permissions or approvals from mainland Chinese authorities before listing in the U.S. and to issue our Class A Ordinary Shares to foreign investors, including the CAC or the CSRC. We also understand that our Operating Subsidiary is not required to obtain any permissions or approvals from any mainland Chinese authorities to operate their businesses as of the date of this prospectus. No permissions or approvals have been applied for by our Company or denied by any relevant authority. However, uncertainties still exist, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

As of the date of this prospectus, Hong Kong does not have similar regulations as of the PRC to extend oversight and control over offerings that are conducted overseas. Hong Kong does not have similar regulation as of the Trial Measures and the Guidance Rules and Notice, and Measures for Cybersecurity Review of the PRC. Additionally, the legal and operational risks associated in mainland China may also apply to operations in Hong Kong, and we face the risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to a company such as our Operating Subsidiary and our Company, given the substantial operations of our Operating Subsidiary in Hong Kong and the Chinese government may exercise significant oversight over the conduct of business in Hong Kong. In the event we or our Operating Subsidiary were to become subject to PRC laws and regulations, we could incur material costs to ensure compliance, and we or our Operating Subsidiary might be subject to fines, experienced evaluation of securities or delisting, no longer be permitted to conduct offerings to foreign investors, and/or no longer be permitted to continue business operations as presently conducted. In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC or if applicable laws, regulations or interpretations change and we are required to obtain such permissions or approvals, (ii) we inadvertently conclude that relevant permissions or approvals were not required or (iii) we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of our securities to significantly decline or be worthless.

We also may face risks relating to the lack of Public Company Accounting Oversight Board (the “PCAOB”) inspection on our auditor, which may cause our securities to be delisted from a U.S. stock exchange or prohibited from being traded over-the-counter in the future under the Holding Foreign Companies Accountable Act, or the HFCAA, if the U.S. Securities and Exchange Commission (the “SEC”) determines that we have filed annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely for three consecutive years beginning in 2021. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act and on December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before our Class A Ordinary Shares may be prohibited from trading or delisted. The delisting or the cessation of trading of our Class A Ordinary Shares, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment.

On December 16, 2021, the PCAOB issued a determination report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC; and (2) Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions, which determinations were vacated on December 15, 2022. Our current auditor, SRCO Professional Corporation Chartered Professional Accountants is not headquartered in mainland China or Hong Kong and was not identified by the PCAOB in its report on December 16, 2021 as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022.

On August 26, 2022, the PCAOB signed a Statement of Protocol, or SOP, Agreement with the CSRC and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigation, establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in the second half of 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the companies audited by those auditors would be subject to a trading prohibition on U.S. markets pursuant to the HFCAA.

If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the lack of access to the PCAOB inspection in China would prevent the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors could be deprived of the benefits of such PCAOB inspections, if the PCAOB again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong. The inability of the PCAOB to conduct inspections of auditors in China would make it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements. Although our auditor was not identified by the PCAOB in its report as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022, should the PCAOB be unable to fully conduct inspection of our auditor’s work papers in China, this could adversely affect us and our securities for the reasons noted above.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in Richmond Hill, Canada, and has been inspected by the PCAOB on a regular basis with the last inspection in 2023. However, the recent developments would add uncertainties to our Offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

Our Company is a holding company with no operations of its own. We conduct our operation in Hong Kong through our Operating Subsidiary, Altech Hong Kong Limited. Our Company relies on dividends or payments to be paid by our Operating Subsidiary to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and U.S. investors, to service any debt we may incur and to pay our operating expenses.

Our Company is permitted under the laws of the Cayman Islands to provide funding to our Operating Subsidiary in Hong Kong through loans and/or capital contributions without restrictions on the amount of the funds. Altech Hong Kong Limited is also permitted under the laws of Hong Kong to provide funding to our Company, through dividend distributions or payments, without restrictions on the amount of the funds. There are no restrictions or limitation on our ability to distribute earnings by dividends from our subsidiaries, to our Company and our shareholders and U.S. investors, provided that the entity remains solvent after such distribution. Subject to the Companies Act and our Memorandum and Articles, our board of directors may, by resolution of directors, authorize and declare a dividend to shareholders at such time and in such amount as they think fit if they are satisfied, on reasonable grounds, that immediately following such distribution, our Company will be able to pay our debts as they become due in the ordinary course of business. According to the Companies Ordinance of Hong Kong (Chapter 622 of the Laws of Hong Kong), a Hong Kong company may only make a distribution out of profits available for distribution. We did not adopt or maintain any cash management policies and procedures as of the date of this prospectus. There is no further Cayman Islands or Hong Kong statutory restriction on the amount of funds which may be distributed by us by dividend. Under the current practice of the Inland Revenue Department of Hong Kong, no withholding tax is payable in Hong Kong in respect of dividends paid by our Hong Kong subsidiaries to us.

Our Company is a Cayman Islands company, and our Operating Subsidiary is a Hong Kong company. There are no restrictions on foreign exchange and there are no limitations on the abilities of our Company to transfer cash to or from our Operating Subsidiary, or to investors under Hong Kong law. There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor there is any restriction on foreign exchange to transfer cash between our Company and its subsidiaries, across borders and to U.S investors, nor there is any restrictions and limitations to distribute earnings from our business and subsidiaries to our Company and U.S. investors and amounts owed. Since the only transfer of cash among our Company and our Operating Subsidiary were in the form of dividends and there are no limitations on the abilities of our Company to transfer cash to or from its subsidiaries or to investors under Hong Kong law, our Company has not established cash management policies that dictate how funds are transferred.

	PER CLASS A ORDINARY SHARE		TOTAL

Initial public offering price	$	[ ]	$	[ ]
Underwriting discounts and commissions(1)(2)	$	[ ]	$	[ ]
Proceeds, before expenses, to us	$	[ ]	$	[ ]

(1)	The underwriters will receive compensation in addition to the discounts and commissions. For a description of compensation payable to the underwriters, see “Underwriting” beginning on page 105.
(2)	Represents a 7.0% underwriting discount and 1.0% non-accountable expenses, payable to the underwriters. For a description of other terms of compensation to be received by the underwriters, see “Underwriting” beginning on page 105.

We expect our total cash expenses for this Offering (including cash expenses payable to the underwriters for their out-of-pocket expenses) to be approximately US$1,134,833, exclusive of the above discounts and commissions. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

This Offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the Class A Ordinary Shares if any such shares are taken. We have granted the underwriters an option for a period of forty-five (45) days after the closing of this Offering to purchase up to 15% of the total number of our Class A Ordinary Shares to be offered by us pursuant to this Offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts and commissions. If we complete this Offering, net proceeds will be delivered to us on the closing date.

The underwriters expect to deliver the Class A Ordinary Shares to purchasers against payment on [     ], 2025.

The date of this prospectus is [          ], 2025

The definitions of certain capitalized terms used in this prospectus can be found in the section titled “Prospectus Summary — Conventions Which Apply to this Prospectus” beginning on page 15 of this prospectus.

For investors outside the United States: neither we nor the underwriters have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A Ordinary Shares and the distribution of this prospectus outside the United States.

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus, or on any free writing prospectus, that we have authorized for use in connection with this Offering. Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectus we have prepared, and neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. Neither we nor the underwriters are making an offer to sell, or seeking offers to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of the Class A Ordinary Shares. Our business, financial condition, results of operations and prospects may have changed since the date on the cover page of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Class A Ordinary Shares. For a more complete understanding of us and this Offering, you should read and carefully consider the entire prospectus, including the more detailed information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements of our indirect wholly-owned Operating Subsidiary, Altech Hong Kong Limited and the related notes included elsewhere in this prospectus. Some of the statements in this prospectus are forward-looking statements. See section titled “Special Note Regarding Forward-Looking Statements.” In this prospectus, unless the context requires otherwise, references to “we,” “us,” “our,” or “our Group” refer to our Company together with its subsidiaries.

Our Business

Our Company is an exempted company with limited liability incorporated under the laws of Cayman Islands on May 2, 2025, as a holding company. We are an IT solutions service provider and we operate our business in Hong Kong through our indirect wholly-owned Operating Subsidiary, Altech Hong Kong Limited. We focus on providing comprehensive and innovative solutions designed to optimize business performance of our customers, meet various industry-specific operational challenges and create new business opportunities for them.

We offer services to customers from a variety of industries including multinational financial services, property development and business solutions services. Our IT solutions services can be categorized into (i) system development services; and (ii) system maintenance and consultancy services. For the fiscal years ended March 31, 2025 and 2024, our system development services contributed a total revenue of approximately US$1.5 million and US$0.4 million while our system maintenance and consultancy services contributed a total revenue of approximately US$2.0 million and US$1.2 million, respectively.

We develop web-based systems and mobile applications to cater to the operational and business needs of our customers. Despite numerous off-the-shelf business management software products the implementation of which may be less costly than developing systems and platforms from scratch, we pride ourselves in our ability to develop customized systems tailored to our customers’ business and operational needs. It is also essential that our systems can be integrated with our customers’ corporate network infrastructure as well as web applications for smartphones and tablets. Built on a foundation of innovation and operation excellence, we thrive by delivering customized IT systems that addresses complex financial and operational challenges while creating tangible and competitive advantages. While our comprehensive suite of services is capable of spanning a broad spectrum of IT disciplines, we excel in developing IT systems and applications for multinational financial institutions and property developers, who are our major customers.

We provide system maintenance and consultancy services mainly for customers who have engaged us in providing system development services to ensure that our customers’ personnel become familiar with the system we have developed for them and that sufficient on-site technical support is available during the initial transition period. During the initial transition period, we ensure that we deploy sufficient personnel to provide on-site technical support and addresses defects identified and reported during the maintenance period.

According to GIH, The IT solutions services market in Hong Kong has been expanding rapidly, driven by strong demand across both public and private sectors. As part of efforts to reinforce Hong Kong’s status as a global financial hub, the government has been actively promoting the adoption of advanced information technologies across various industries, which boosts the demand for IT solutions services. A key pillar is the government’s initiatives in fintech development, which provide support to start-ups, major e-commerce and technology firms, as well as established financial institutions. These efforts have played a significant role in shaping the industry’s expansion.

Between 2019 and 2024, the total market revenue for IT solutions services increased from US$2,140 million to US$3,450 million, reflecting a CAGR of 10.0%. This upward trend is expected to continue, with the market projected to grow at a CAGR of 8.3% from 2025 to 2029, reaching approximately US$5,190 million by 2029.

Our Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors:

●	We focus on customer needs with an aim to develop long-term stable relationships.

●	We operate in a compact team with growth potential.

●	We have an experienced management team supported by industry talents.

Our Growth Strategies

We intend to pursue the following strategies to further expand our business:

●	Enhance our team of industry talents and expand our operating scale.

●	Continue to optimize our technology infrastructure.

●	Enhance our brand in the IT solutions services industry.

Corporate History and Structure

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands on May 2, 2025, as a holding company. We operate our business primarily through our indirectly wholly-owned Operating Subsidiary, Altech Hong Kong Limited.

Altech Hong Kong Limited was incorporated in Hong Kong on January 18, 2022. Each of Mr. Kwok Wai BOW and Mr. Kei Ho Kevin LAM has been a shareholder and director of Altech Hong Kong Limited since its incorporation.

Altech Digital (BVI) Limited was incorporated on May 12, 2025 under the laws of the British Virgin Islands, as an intermediate holding company.

On May 21, 2025, Altech Digital (BVI) Limited acquired 5,000 shares and 5,000 shares, being the entire issued share capital, of Altech Hong Kong Limited from each of Mr. Kwok Wai BOW and Mr. Kei Ho Kevin LAM at the consideration of HK$1 and HK$1, respectively. Subsequent to the transfers, Altech Hong Kong Limited became an indirect wholly-owned subsidiary of our Company.

On May 29, 2025, Altech Digital Holding Limited entered into Sale and Purchase Agreements with Core Spot Group Limited, Ocean Satellite Limited, Horizon Success Limited, Vica Moon Holdings Limited, Peak Wise Group Limited and Top Success (BVI) Limited, respectively. Pursuant to the Sales and Purchase Agreements, Altech Digital Holding Limited is to sell, and Core Spot Group Limited, Ocean Satellite Limited, Horizon Success Limited, Vica Moon Holdings Limited, Peak Wise Group Limited and Top Success (BVI) Limited are to acquire, 4.98%, 4.95%, 4.93%, 4.90%, 4.89% and 4.88% of the issued Class A equity interests in Altech Digital Co., Ltd., at the consideration of US$22,410, US$22,275, US$22,185, US$22,050, US$22,050 and US$21,960, respectively. On the same date, Altech Digital Holding Limited executed the instrument of transfers whereby Altech Digital Holding Limited have transferred 1,269,900, 1,262,250, 1,257,150, 1,249,500, 1,246,950 and 1,244,400 Class A Ordinary Shares, out of its 25,500,000 Class A Ordinary Shares, to Core Spot Group Limited, Ocean Satellite Limited, Horizon Success Limited, Vica Moon Holdings Limited, Peak Wise Group Limited and Top Success (BVI) Limited, respectively. Subsequent to the transfers, Altech Digital Co., Ltd. is owned as to (i) 17,969,850 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares by Altech Digital Holding Limited; and (ii) 1,269,900, 1,262,250, 1,257,150, 1,249,500, 1,246,950 and 1,244,400 Class A Ordinary Shares Core Spot Group Limited, Ocean Satellite Limited, Horizon Success Limited, Vica Moon Holdings Limited, Peak Wise Group Limited and Top Success (BVI) Limited, respectively.

Corporate Structure

The chart below illustrates our corporate structure and identifies our subsidiaries prior to and after our Group’s initial public offering:

Kei Ho Kevin LAM
Kwok Wai BOW
50%
50%
Altech Digital Holding Limited
(British Virgin Islands)
Other existing shareholders
Public Shareholding
Pre-Offering:
70.47% Class A
100% Class B
Post-Offering:
[ ]% Class A
100% Class B
Pre-Offering:
29.53% Class A
Post-Offering:
[ ]% Class A
Pre-Offering:
0.00% Class A
Post-Offering:
[ ]% Class A
Our Company
(Cayman Islands)
100%
Altech Digital (BVI) Limited
(British Virgin Islands)
100%
Altech Hong Kong Limited
(Hong Kong)

(1)	As of the date of this prospectus, there are six (6) shareholders on record that have shareholding less than 5%

Transfers of Cash to and from our Subsidiaries

Our Company is a holding company with no operations of its own. We conduct our operation in Hong Kong through our Operating Subsidiary, Altech Hong Kong Limited. Our Company relies on dividends or payments to be paid by our Operating Subsidiary to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and U.S. investors, to service any debt we may incur and to pay our operating expenses.

Our Company is permitted under the laws of the Cayman Islands to provide funding to our Operating Subsidiary in Hong Kong through loans and/or capital contributions without restrictions on the amount of the funds. Altech Hong Kong Limited is also permitted under the laws of Hong Kong to provide funding to our Company, through dividend distributions or payments, without restrictions on the amount of the funds. There are no restrictions or limitation on our ability to distribute earnings by dividends from our subsidiaries, to our Company and our shareholders and U.S. investors, provided that the entity remains solvent after such distribution. Subject to the Companies Act and our Memorandum and Articles, our board of directors may, by resolution of directors, authorize and declare a dividend to shareholders at such time and in such amount as they think fit if they are satisfied, on reasonable grounds, that immediately following such distribution, our Company will be able to pay our debts as they become due in the ordinary course of business. According to the Companies Ordinance of Hong Kong (Chapter 622 of the Laws of Hong Kong), a Hong Kong company may only make a distribution out of profits available for distribution. We did not adopt or maintain any cash management policies and procedures as of the date of this prospectus. There is no further Cayman Islands or Hong Kong statutory restriction on the amount of funds which may be distributed by us by dividend. Under the current practice of the Inland Revenue Department of Hong Kong, no withholding tax is payable in Hong Kong in respect of dividends paid by our Hong Kong subsidiaries to us.

Our Company is a Cayman Islands company, and our Operating Subsidiary is a Hong Kong company. There are no restrictions on foreign exchange and there are no limitations on the abilities of our Company to transfer cash to or from our Operating Subsidiary, or to investors under Hong Kong law. There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor there is any restriction on foreign exchange to transfer cash between our Company and its subsidiaries, across borders and to U.S investors, nor there is any restrictions and limitations to distribute earnings from our business and subsidiaries to our Company and U.S. investors and amounts owed. Since the only transfer of cash among our Company and our Operating Subsidiary were in the form of dividends and there are no limitations on the abilities of our Company to transfer cash to or from its subsidiaries or to investors under Hong Kong law, our Company has not established cash management policies that dictate how funds are transferred.

We do not have any present plan to declare or pay any dividends on our Class A or Class B Ordinary Shares in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments. See “Risk Factors — Risks related to our Corporate Structure — We will in the future rely on dividends and other distributions on equity paid by our Operating Subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our Operating Subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business. In the future, funds or assets may not be available to fund operations or for other use outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our subsidiary by the PRC government to transfer cash.” on page 18, and the audited financial statements and the accompanying footnotes beginning on F-2 of this prospectus, for more information.

Risk Factors Summary

We face risks and uncertainties relating to our business and operation, including, but not limited to the following:

Risks Related to Our Corporate Structure

●	We will in the future rely on dividends and other distributions on equity paid by our Operating Subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our Operating Subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business. In the future, funds or assets may not be available to fund operations or for other use outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our subsidiary by the PRC government to transfer cash.

●	Recently in 2023, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China, including cracking down on illegal activities in the securities market, enhancing supervision over mainland China-based companies listed overseas using the variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. In the future, we may be subject to PRC laws and regulations related to the current business operations of our Operating Subsidiary and any changes in such laws and regulations and interpretations may impair its ability to operate profitably, which could result in a material negative impact on its operations and/or the value of our Class A Ordinary Shares.

●	We may become subject to a variety of PRC laws and other obligations regarding M&A Rules, the Trial Measures and data security, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

●	Our Operating Subsidiary’s operations are conducted in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of such business and may influence such operations at any time, which could result in a material change in the operations of our Operating Subsidiary and/or the value of our Class A Ordinary Shares. The PRC government may also impose restrictions on our ability to transfer money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also occur quickly and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale.

●	If the Chinese government chooses to extend oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

●	We are a holding company whose principal source of operating cash is the income received from our Operating Subsidiary.

For a detailed description of the risks above, please refer to pages 18 to 23.

Risks Related to Our Business and Industry

●	We have a limited operating history. It will be difficult for you to evaluate our current business performance and future prospects and may increase the risks associated with your investment.

●	If our IT solutions contain serious errors, defects, security vulnerabilities or bugs, our business, financial condition and results of operations could be adversely affected.

●	Our revenue is mainly derived from projects which are non-recurrent in nature and there is no guarantee that our customers will provide us with new businesses.

●	If our customers are unable to complete user acceptance tests or are unsatisfactory with the results, our business, financial condition and results of operations could be adversely affected.

●	If we fail to expand the features and capabilities of our solutions or effectively respond to the rapidly evolving IT solutions service market in Hong Kong, our business, financial condition, results of operations and growth prospects could be materially and adversely affected.

●	Failure to attract new customers and/or retain existing customers could adversely affect our business, financial condition and results of operations.

●	We may not be able to compete favorably in our highly competitive industry.

●	We face risks associated with concentration of revenue from our major customers, as we rely on a limited number of major customers in our business.

●	We materially rely on a single external service provider, which is a related party.

●	We may not be able to implement our business plans effectively to achieve future growth.

●	Our project completion cycle can be unpredictable and longer than expected, and may lead to increased time and expense that could affect our operating results.

●	If we are unable to effectively recruit, retain and train qualified personnel, our growth strategies may be hindered and our business may be adversely affected.

●	If we fail to promote and maintain our brand effectively and cost-efficiently, our business and results of operations may be harmed.

●	We may need to raise additional capital in the future for working capital, capital expenditures and/or acquisitions, and we may not be able to do so on favorable terms or at all, which would impair our ability to operate our business or achieve our growth objectives.

●	We rely on our Chairman, Chief Executive Officer and our key professional staff. The loss of key team members could affect our operations and our business may be severely disrupted.

●	Cybersecurity incidents, security breaches, human error and misconduct, and failure to protect confidential information may harm our reputation and affect our business.

●	We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

●	We may not be adequately insured against losses and liabilities arising from our operations.

●	Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of the Class A Ordinary Shares.

●	We are exposed to risks of general economic downturn and deteriorating market conditions, such as Sino-U.S. trade conflicts.

●	Certain economic and business factors and their impacts on our industry and other general macroeconomic factors, including unemployment and interest rates that are largely beyond our control may adversely affect business and our results of operations.

For a detailed description of the risks above, please refer to pages 23 to 29.

Risks Related to Doing Business in Hong Kong

●	Hong Kong’s legal system is evolving and has inherent uncertainties that could limit the legal protection available to you.

●	The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Operating Subsidiary in Hong Kong.

●	The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our Offering.

●	It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within the territory of the PRC, including Hong Kong.

For a detailed description of the risks above, please refer to pages 29 to 31.

Risks Related to Our Initial Public Offering and Ownership of Our Class A Ordinary Shares

●	We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity.

●	Our management team has limited experience managing a public company.

●	The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

●	Nasdaq may apply additional and more stringent criteria for our continued listing.

●	If we fail to meet applicable listing requirements, Nasdaq may not approve our listing application, or may delist our Class A Ordinary Shares from trading, in which case the liquidity and market price of our Class A Ordinary Shares could decline.

●	We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

●	Our significant shareholder has considerable influence over our corporate matters.

●	Our significant shareholder may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

●	The dual-class share structure may adversely affect the trading market for the Class A Ordinary Shares.

●	We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Class A Ordinary Shares less attractive to investors.

●	We are a “controlled company” defined under the Nasdaq Stock Market Rules. We may elect to rely on the “controlled company” exemption under the Nasdaq listing rules in the future and you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

●	Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Class A Ordinary Shares.

●	Class A Ordinary Shares eligible for future sale may adversely affect the market price of our Class A Ordinary Shares, as the future sale of a substantial amount of outstanding Class A Ordinary Shares in the public marketplace could reduce the price of our Class A Ordinary Shares.

●	Future sales, or the perception of future sales, by us or our shareholder in the public market following this Offering could cause the market price for our Class A Ordinary Shares to decline.

●	The requirements of being a public company may strain our resources and divert management’s attention.

●	The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

●	We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

●	Future issuances or sales, or perceived issuances or sales, of substantial amounts of Class A Ordinary Shares in the public market could materially and adversely affect the prevailing market price of the Class A Ordinary Shares and our ability to raise capital in the future.

●	We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

●	Future financing may cause a dilution in your shareholding or place restrictions on our operations.

●	There may not be an active, liquid trading market for our Class A Ordinary Shares, and we do not know if a more liquid market for our Class A Ordinary Shares will develop to provide you with adequate liquidity.

●	We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

●	You will experience immediate and substantial dilution.

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the Cayman Islands or Hong Kong based on U.S. or other foreign laws against us, our management or the experts named in the prospectus.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

●	It may be difficult to enforce a judgment of U.S. courts for civil liabilities under U.S. federal securities laws against us, our directors or officers in the Cayman Islands and Hong Kong.

●	We employ a mail forwarding service, which may delay or disrupt our ability to receive mail in a timely manner.

●	There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Class A Ordinary Shares.

●	We do not expect to pay dividends in the foreseeable future after this Offering. You must rely on price appreciation of the Class A Ordinary Shares for return on your investment.

●	We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of non-compliance.

For a detailed description of the risks above, please refer to pages 31 to 42.

Regulatory Development in the PRC

We do not have any operations in mainland China and currently do not have or intend to have any operating subsidiary established in mainland China or any contractual arrangement to establish a variable interest entity (“VIE”) structure with any entity in mainland China, but because all of our operations are conducted in Hong Kong through our wholly-owned Operating Subsidiary, and Hong Kong is a Special Administrative Region of China, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares.

In the event that the PRC regulatory authorities disallow our business structure, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability and to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. See “Risk Factors — If the Chinese government chooses to extend oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.” for further details.

We may be subject to unique risks due to uncertainty of the interpretation and the application of the PRC laws and regulations. We are also subject to the risks of uncertainty about any future actions of the Chinese government or authorities in Hong Kong in this regard. Should the Chinese government choose to exercise significant oversight and discretion over the conduct of our business, they may intervene in or influence our operations. Such governmental actions:

●	could result in a material change in our operations and/or the value of our Class A Ordinary Shares;

●	could significantly limit or completely hinder our ability to continue our operations;

●	could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors; and

●	may cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

Our Operating Subsidiary’s operations are conducted in Hong Kong, which is a part of the PRC. We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding its efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our Hong Kong Operating Subsidiary’s daily business operations, their ability to accept foreign investments and the listing of our Class A Ordinary Shares on a U.S. or other foreign exchange. These actions could result in a material change in our operations and/or to the value of our Class A Ordinary Shares and could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors. See “Risk Factors — Our Operating Subsidiary’s operations are conducted in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of such business and may influence such operations at any time, which could result in a material change in the operations of our Operating Subsidiary and/or the value of our Class A Ordinary Shares. The PRC government may also impose restrictions on our ability to transfer money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also occur quickly and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale.” for further information.

Recent statements by the PRC government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities markets and promote the high-quality development of the capital markets, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 24, 2021, the China Securities Regulatory Commission (the “CSRC”) released the Draft Administrative Provisions and the Draft Filing Measures, both of which had a comment period that expired on January 23, 2022. The Draft Administrative Provisions and Draft Filing Measures regulate the administrative system, record-filing management, and other related rules in respect of the direct or indirect overseas issuance of listed and traded securities by “domestic enterprises”. The Draft Administrative Provisions specify that the CSRC has regulatory authority over the “overseas securities offering and listing by domestic enterprises”, and requires “domestic enterprises” to complete filing procedures with the CSRC if they wish to list overseas. On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; any failure to comply with such filing procedures may result in administrative penalties, such as an order to rectify, warnings, and fines. On April 2, 2022, the CSRC published the Draft Archives Rules, for public comment. These rules state that in the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests.

Under the Trial Measures and the Guidance Rules and Notice, Chinese domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following their submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, yet need to make filings for subsequent offerings in accordance with the Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing, shall arrange for the filing within a reasonable time period and shall complete the filing procedure before such companies’ overseas issuance and listing.

The management understands that as of the date of this prospectus, the Group has no operations in mainland China and is not required to complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures. While the Group has no current operations in mainland China, should we have any future operations in mainland China and should we (i) fail to receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may also impose fines and penalties on our potential operations in mainland China, as well as limit our ability to pay dividends outside of mainland China, limit our operations in mainland China, delay or restrict the repatriation of the proceeds from this Offering into mainland China or take other actions that could have a material adverse effect on our business as well as the trading price of our Class A Ordinary Shares.

We may be required to restructure our operations to comply with such regulations or potentially cease operations in the PRC entirely. The CSRC, the CAC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this Offering before settlement and delivery of our Class A Ordinary Shares. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this Offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any action taken by the PRC government could significantly limit or completely hinder our operations in the PRC and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Furthermore, on July 10, 2021, the Cyberspace Administration of China (the “CAC”) issued a revised draft of the Measures for Cybersecurity Review for public comment, which required that, among others, in addition to any “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Revised Review Measures, an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. Given the recency of the issuance of the Revised Review Measures and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. It remains unclear whether a Hong Kong company which collects personal information from PRC individuals shall be subject to the Revised Review Measures. We do not currently expect the Revised Review Measures to have an impact on our business, our operations or this Offering as we do not believe that our Operating Subsidiary would be deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, that would be required to file for cybersecurity review before listing in the U.S. If the Revised Review Measures are adopted into law in the future and if our Operating Subsidiary is deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, our operation and the listing of our Class A Ordinary Shares in the U.S. could be subject to CAC’s cybersecurity review.

We have been advised by David Fong & Co., our Hong Kong counsel, that based on their understanding of the current Hong Kong laws, as of the date of this prospectus, our Company and our Operating Subsidiary, are not required to obtain any permissions or approvals from Hong Kong authorities before listing in the U.S. and issuing our Class A Ordinary Shares to foreign investors. No such permissions or approvals have been applied for by our Company and/or our subsidiaries or denied by any relevant authorities. Our Operating Subsidiary’s operations are conducted in Hong Kong, which is a part of the PRC. As of the date of this prospectus, our Operating Subsidiary received all requisite permissions or approvals from the Hong Kong authorities to operate their businesses in Hong Kong, including but not limited to their business registration certificates. However, we have been advised by David Fong & Co. that uncertainties still exist, due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future.

Based on management’s internal assessment that our Company and our Operating Subsidiary currently have no material operations in the mainland China, management understands that as of the date of this prospectus, our Company is not required to obtain any permissions or approvals from mainland Chinese authorities before listing in the U.S. and to issue our Class A Ordinary Shares to foreign investors, including the CAC or the CSRC. We also understand that our Operating Subsidiary is not required to obtain any permissions or approvals from any mainland Chinese authorities to operate their businesses as of the date of this prospectus. No permissions or approvals have been applied for by our Company or denied by any relevant authority. However, uncertainties still exist, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

As of the date of this prospectus, Hong Kong does not have similar regulations as of the PRC to extend oversight and control over offerings that are conducted overseas. Hong Kong does not have similar regulation as of the Trial Measures and the Guidance Rules and Notice, and Measures for Cybersecurity Review of the PRC. Additionally, the legal and operational risks associated in mainland China may also apply to operations in Hong Kong, and we face the risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to a company such as our Operating Subsidiary and our Company, given the substantial operations of our Operating Subsidiary in Hong Kong and the Chinese government may exercise significant oversight over the conduct of business in Hong Kong. In the event we or our Operating Subsidiary were to become subject to PRC laws and regulations, we could incur material costs to ensure compliance, and we or our Operating Subsidiary might be subject to fines, experienced evaluation of securities or delisting, no longer be permitted to conduct offerings to foreign investors, and/or no longer be permitted to continue business operations as presently conducted. In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC or if applicable laws, regulations or interpretations change and we are required to obtain such permissions or approvals, (ii) we inadvertently conclude that relevant permissions or approvals were not required or (iii) we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of our securities to significantly decline or be worthless.

We also may face risks relating to the lack of Public Company Accounting Oversight Board (the “PCAOB”) inspection on our auditor, which may cause our securities to be delisted from a U.S. stock exchange or prohibited from being traded over-the-counter in the future under the Holding Foreign Companies Accountable Act, or the HFCAA, if the U.S. Securities and Exchange Commission (the “SEC”) determines that we have filed annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely for three consecutive years beginning in 2021. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act and on December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before our Class A Ordinary Shares may be prohibited from trading or delisted. The delisting or the cessation of trading of our Class A Ordinary Shares, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment.

On December 16, 2021, the PCAOB issued a determination report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC; and (2) Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions, which determinations were vacated on December 15, 2022. Our current auditor, SRCO Professional Corporation Chartered Professional Accountants, is not headquartered in mainland China or Hong Kong and was not identified by the PCAOB in its report on December 16, 2021 as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022.

On August 26, 2022, the PCAOB signed a Statement of Protocol, or SOP, Agreement with the CSRC and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigation, establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in the second half of 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the companies audited by those auditors would be subject to a trading prohibition on U.S. markets pursuant to the HFCAA.

If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the lack of access to the PCAOB inspection in China would prevent the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors could be deprived of the benefits of such PCAOB inspections, if the PCAOB again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong. The inability of the PCAOB to conduct inspections of auditors in China would make it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements. Although our auditor was not identified by the PCAOB in its report as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022, should the PCAOB be unable to fully conduct inspection of our auditor’s work papers in China, this could adversely affect us and our securities for the reasons noted above.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in Richmond Hill, Canada, and has been inspected by the PCAOB on a regular basis with the last inspection in 2023. However, the recent developments would add uncertainties to our Offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

Corporate Information

Our registered office is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands and our principal office is Units 608-613, Level 6, Core C, Cyberport 3, 100 Cyberport Road, Pok Fu Lam, Hong Kong. The telephone number of our principal office is +852-9144-0470. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Our corporate website is https://www.altech.hk/. Information contained on our website does not constitute part of this prospectus.

Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer”

As a company with less than US$1.235 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As an emerging growth company, we may take advantage of certain reduced disclosure and requirements that are otherwise applicable generally to U.S. public companies that are not emerging growth companies. These provisions include:

●	the option to include in an initial public offering registration statement only two years of audited financial statements and selected financial data and only two years of related disclosure;

●	reduced executive compensation disclosure; and

●	an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) in the assessment of our internal controls over financial reporting.

The JOBS Act also permits an emerging growth company, such as us, to delay adopting new or revised accounting standards until such time as those standards are applicable to private companies. We have not elected to “opt out” of this provision, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will have the discretion to adopt the new or revised standard at the time private companies adopt the new or revised standard and our discretion will remain until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

We will remain an emerging growth company until the earliest of:

●	the last day of our fiscal year during which we have total annual revenue of at least US$1.235 billion;

●	the last day of our fiscal year following the fifth anniversary of the closing of this Offering;

●	the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt securities; or

●	the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which, among other things, would occur if the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter.

We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies.

In addition, upon closing of this Offering, we will report under the Exchange Act as a “foreign private issuer.” As a foreign private issuer, we may take advantage of certain provisions under the Nasdaq rules that allow us to follow Cayman Islands law for certain corporate governance matters. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

●	Regulation Fair Disclosure (“Regulation FD”), which regulates selective disclosures of material information by issuers.

Foreign private issuers, like emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, if we remain a foreign private issuer, even if we no longer qualify as an emerging growth company, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances apply:

●	the majority of our executive officers or directors are U.S. citizens or residents;

●	more than 50% of our assets are located in the United States; or

●	our business is administered principally in the United States.

In determining whether more than 50% of our outstanding voting securities are held by U.S. residents, we will examine the record ownership of brokers, dealers, banks, or nominees holding securities for the accounts of their customers and any beneficial ownership reports or other information available to us in the U.S. and Cayman Islands (our home jurisdiction). If more than 50% of our outstanding voting securities (i.e. sum of outstanding Class A Ordinary Shares and Class B Ordinary Shares, each counting as one share) are held by U.S. residents and any of the above three circumstances apply, we would cease to be a foreign private issuer.

Implications of Being a Controlled Company

Upon the completion of this Offering, we will be a “controlled company” as defined under the Nasdaq Listing Rules because Mr. Kwok Wai BOW and Mr. Kei Ho Kevin LAM will, through their wholly owned entity Altech Digital Holding Limited, own approximately 66.56% of our outstanding Class A Ordinary Shares (or 66.0% of our outstanding Class A Ordinary Shares if the underwriters’ option to purchase additional shares is exercised in full) and 2,500,000 Class B Ordinary Shares, representing 88.27% of the aggregate total voting power of our total issued and outstanding share capital. For so long as we remain a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. See section titled “Risk Factors — Risks Related to Our Initial Public Offering and Ownership of Our Class A Ordinary Shares.”

Even if we cease to be a controlled company, we may still rely on exemptions available to foreign private issuers.

Conventions Which Apply to this Prospectus

Throughout this prospectus, we use a number of key terms and provide a number of key performance indicators used by management. Unless the context otherwise requires, the following definitions apply throughout where the context so admits:

●	“Audit Committee” refers to the audit committee of our Board of Directors;

●	“Board” or “Board of Directors” refer to the board of Directors of our Company;

●	“Class A Ordinary Shares” refers to our Company’s Class A ordinary shares with par value of US$0.0001 each;

●	“Class B Ordinary Shares” refers to our Company’s Class B ordinary shares with par value of US$0.0001 each;

●	“China” or the “PRC” refers to the People’s Republic of China, including Hong Kong and Macau. For reference to specific laws and regulations adopted by the PRC, the definition of “China” or the “PRC” refers to the People’s Republic of China, excluding Hong Kong and Macau;

●	“Companies Act” refers to the Companies Act (as revised) of the Cayman Islands, as amended, supplemented or otherwise modified from time to time;

●	“Directors” refers to the directors of our Company;

●	“GIH” refers to GOVEN Intelligence Holdings Limited, an independent market research agency, which is an independent third party;

●	“Government” refers to the government of Hong Kong;

●	“Hong Kong” refers to Hong Kong Special Administrative Region, People’s Republic of China;

●	“mainland China” refers to the mainland of the People’s Republic of China, excluding Hong Kong and Macau;

●	“Memorandum and Articles” refers to our memorandum of association and articles of association currently in effect and will continue to be effective after completion of this Offering;

●	“Nominating and Corporate Governance Committee” refers to the nominating corporate governance committee of our Board of Directors;

●	“Offering” refers to the initial public offering of our Company;

●	“Operating Subsidiary” refers to Altech Hong Kong Limited;

●	“our Group” or “the Group” refers to our Company and its subsidiaries;

●	“Ordinary Shares” refers to the Class A Ordinary Shares and the Class B Ordinary Shares;

●	“SEC” refers to the U.S. Securities and Exchange Commission;

●	“we”, “us”, “our Company”, “our” or “the Company” refers to Altech Digital Co., Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands, and in the context of describing its operation and business, its subsidiaries;

●	“H.K. dollar”, “H.K. dollars”, or “HK$” refers to the legal currency of Hong Kong;

●	“U.S. dollar”, “U.S. dollars”, “dollars”, “USD”, “US$” or “$” refers to the legal currency of the United States.

The expressions “associated company,” “related corporation” and “subsidiary” shall have the respective meanings ascribed to them in the Companies Act, as the case may be.

Any discrepancies in tables included herein between the total sum of amounts listed and the totals thereof are due to rounding. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Unless the context otherwise requires, a reference to “we,” “our,” “us,” “our Group” or the “Company” or their other grammatical variations is a reference to our Company and its subsidiaries taken as a whole.

Certain of our customers and suppliers are referred to in this prospectus by their trade names. Our contracts with these customers and suppliers are typically with an entity or entities in the relevant customer or supplier’s group of companies.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

Market and Industry Data

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties, as well estimates by our management based on such data. The market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. While we believe that the information from these industry publications, surveys and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Presentation of Financial and Other Information

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with U.S. GAAP.

All references in this prospectus to “U.S. dollars,” “US$,” “$” and “USD” refer to United States dollar(s), the legal currency of the United States of America, and all references to “HKD,” “HK$” or “Hong Kong Dollar” refer to Hong Kong dollar(s), the legal currency of Hong Kong. Unless otherwise indicated, all references to currency amounts in this prospectus are in USD. Our Company is a holding company with operations exclusively conducted in Hong Kong through its Hong Kong operating subsidiary, of whose reporting currency is Hong Kong Dollar. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise noted, all translations from HKD to U.S. dollars and from U.S. dollars to HKD in this prospectus were calculated at US$1= HKD7.8031 for the year ended March 31, 2025 or as at March 31, 2025 and US$1=HKD7.8379 for the year ended March 31, 2024 or as at March 31, 2024. No representation is made that the HKD amounts could have been, or could be, converted, realized or settled into US$ at such rate, or at any other rate.

We have made rounding adjustments to some of the figures contained in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be exact arithmetic aggregations of the figures that preceded them.

The Offering

Class A Ordinary Shares offered by us:	1,500,000 Class A Ordinary Shares (or 1,725,000 Class A Ordinary Shares if the underwriters exercise their option to purchase additional Class A Ordinary Shares within 45 days of the date of the closing of this Offering in full).

Offer Price:	US$4.00 per Class A Ordinary Share.

Shares outstanding before this Offering:	28,000,000 Ordinary Shares, consisting of 25,500,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares are outstanding as of the date of this prospectus.

Shares to be outstanding immediately after this Offering:	29,500,000 Ordinary Shares, consisting of 27,000,000 Class A Ordinary Shares (or 27,225,000 Class A Ordinary Shares if the underwriters exercise their option to purchase additional Shares within 45 days of the date of the closing of the Offering from us in full) and 2,500,000 Class B Ordinary Shares.

Over-allotment option to purchase additional Class A Ordinary Shares:	We have granted the underwriters an option to purchase up to 225,000 additional Class A Ordinary Shares from us within 45 days of the date of the closing of this Offering.

Use of proceeds:

We estimate that we will receive net proceeds from this Offering of approximately US$4.4 million (or US$5.2 million if the underwriters exercise their over-allotment option to purchase additional Class A Ordinary Shares from us in full), based on an assumed initial public offering price of US$4.00 per share, after deducting the estimated underwriting discounts, commissions and offering expenses payable by us.

We intend to use the net proceeds from this Offering for (i) expanding operating scale and hiring additional staff; (ii) enhancing our brand; and (iii) working capital and other general corporate purposes. See “Use of Proceeds” on page 44 for more information.

Lock-up:

Our Company (including any successors), our directors and officers and shareholders holding 5% or more of the issued and outstanding Ordinary Shares have agreed with the underwriters, subject to certain exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of six (6) months after the closing of this Offering.

See sections titled “Shares Eligible for Future Sale” and “Underwriting” for more information.

Proposed listing and symbol:	We intend to list the Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “ALD”.

Risk factors:	See section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the Class A Ordinary Shares.

Transfer Agent:	Vstock Transfer, LLC

RISK FACTORS

An investment in our Class A Ordinary Shares involves various risks. Prospective investors should carefully consider and evaluate each of the following considerations and all other information set forth in this prospectus before deciding to invest in our Class A Ordinary Shares. The following section describes the significant risks that could directly or indirectly affect us and the value or trading price of our Class A Ordinary Shares. The risk factors that are material to investors in making an informed judgment have been set out below. If any of the following considerations and uncertainties develops into actual events, our business, financial condition, results of operations and prospects could be materially and adversely affected. In such cases, the trading price of our Class A Ordinary Shares could decline and investors may lose all or part of their investment in our Shares. Prospective investors are advised to apprise themselves of all factors involving the risks of investing in our Class A Ordinary Shares from their professional advisers before making any decision to invest in our Class A Ordinary Shares.

This prospectus also contains forward-looking statements having direct and/or indirect implications on our future performance. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks and uncertainties faced by us described below and elsewhere in this prospectus. See section titled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Corporate Structure

We will in the future rely on dividends and other distributions on equity paid by our Operating Subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our Operating Subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business. In the future, funds or assets may not be available to fund operations or for other use outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our subsidiary by the PRC government to transfer cash.

Our Company is a holding company, and we will in the future rely on dividends and other distributions on equity paid by our Operating Subsidiary for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. We do not expect to pay cash dividends in the foreseeable future. We anticipate we will retain any earnings to support operations and to finance the growth and development of our business. If our Operating Subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Please refer to the section titled “Dividend Policy” for more information.

According to the BVI Business Companies Act 2004 (as amended), a British Virgin Islands company may make dividends distribution to the extent that immediately after the distribution, such company’s liabilities do not exceed its assets and that such company is able to pay its debts as they fall due. According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. Any limitation on the ability of our Hong Kong subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. See “Taxation — Hong Kong taxation.” The PRC laws and regulations do not currently have any material impact on transfers of cash from our Company to our Operating Subsidiary or our Operating Subsidiary to our Company, our shareholders and U.S. investors. However, the Chinese government may, in the future, impose restrictions or limitations on our ability to transfer money out of Hong Kong, to distribute earnings and pay dividends to and from the other entities within our organization, or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our Operating Subsidiary in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measures could materially decrease the value of our Class A Ordinary Shares, potentially rendering them worthless.

Recently in 2023, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China, including cracking down on illegal activities in the securities market, enhancing supervision over mainland China-based companies listed overseas using the variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. In the future, we may be subject to PRC laws and regulations related to the current business operations of our Operating Subsidiary and any changes in such laws and regulations and interpretations may impair its ability to operate profitably, which could result in a material negative impact on its operations and/or the value of our Class A Ordinary Shares.

Although we have direct ownership of our Operating Subsidiary in Hong Kong and currently do not have or intend to have any subsidiary or any contractual arrangement to establish a VIE structure with any entity in mainland China, we are still subject to certain legal and operational risks associated with our Operating Subsidiary, being based in Hong Kong and having all of its operations to date in Hong Kong. Additionally, the legal and operational risks associated in mainland China may also apply to operations in Hong Kong, and we face the risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to a company such as our Operating Subsidiary and our Company, given the substantial operations of our Operating Subsidiary in Hong Kong and the Chinese government may exercise significant oversight over the conduct of business in Hong Kong. In the event we or our Operating Subsidiary were to become subject to PRC laws and regulations, we could incur material costs to ensure compliance, and we or our Operating Subsidiary might be subject to fines, experienced evaluation of securities or delisting, no longer be permitted to conduct offerings to foreign investors, and/or no longer be permitted to continue business operations as presently conducted. Our organizational structure involves risks to the investors, and Chinese regulatory authorities could disallow this structure, which would likely result in a material change in our Operating Subsidiary’s operations and/or a material change in the value of our Class A Ordinary Shares, including the risk that such event could cause the value of such securities to significantly decline or become worthless. Moreover, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations related to our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

We may become subject to a variety of PRC laws and other obligations regarding M&A Rules, the Trial Measures and data security, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies on August 8, 2006, and amended on June 22, 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of domestic companies in mainland China and controlled by companies or individuals of mainland China to obtain the approval of the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In addition, on December 24, 2021, the CSRC released the Administrative Regulations of the State Council Concerning the Oversea Issuance of Security and Listing by Domestic Enterprise (Draft for Comments) (the “Draft Administrative Regulations”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”), collectively the “Draft Rules on Overseas Listing”, for public opinion.

Our Company is a holding company incorporated in the Cayman Islands with one operating subsidiary based in Hong Kong, as of the date of this prospectus, we have no subsidiary, VIE structure or any direct operations in mainland China, nor do we intend to have any subsidiary or VIE structure or to acquire any equity interests in any domestic companies in mainland China, and we are not controlled by any companies or individuals of mainland China. Further, we are headquartered in Hong Kong and our Chief Executive Officer, Chief Financial Officer and all members of our Board of Directors are based in Hong Kong are not mainland China citizens and all of our revenues and profits are generated by our subsidiary in Hong Kong and we have not generated any revenues or profits in mainland China. Additionally, we do not intend to operate in mainland China in the foreseeable future. As such, we do not believe we would be subject to the M&A Rules, or would be required to file with the CSRC under the Trial Measures. Moreover, pursuant to the Basic Law of the Hong Kong Special Administrative Region, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy).Therefore, we believe, as of the date of this prospectus, the CSRC’s approval or review is not required for the listing and trading of our Class A Ordinary Shares in the U.S. exchange as provided under the M&A Rules and the Trial Measures.

Our Operating Subsidiary’s operations are conducted in Hong Kong, which is a part of the PRC. We are aware that recently, in 2023, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding its efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our Hong Kong subsidiary’s daily business operations, their ability to accept foreign investments and the listing of our Class A Ordinary Shares on a U.S. or other foreign exchange. These actions could result in a material change in our operations and/or to the value of our Class A Ordinary Shares and could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors.

Recent statements by the PRC government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities markets and promote the high-quality development of the capital markets, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 24, 2021, the China Securities Regulatory Commission (the “CSRC”) released the Draft Administrative Provisions and the Draft Filing Measures, both of which had a comment period that expired on January 23, 2022. The Draft Administrative Provisions and Draft Filing Measures regulate the administrative system, record-filing management, and other related rules in respect of the direct or indirect overseas issuance of listed and traded securities by “domestic enterprises”. The Draft Administrative Provisions specify that the CSRC has regulatory authority over the “overseas securities offering and listing by domestic enterprises”, and requires “domestic enterprises” to complete filing procedures with the CSRC if they wish to list overseas. On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; any failure to comply with such filing procedures may result in administrative penalties, such as an order to rectify, warnings, and fines. On April 2, 2022, the CSRC published the Draft Archives Rules, for public comment. These rules state that in the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests.

Under the Trial Measures and the Guidance Rules and Notice, Chinese domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following their submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, yet need to make filings for subsequent offerings in accordance with the Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing, shall arrange for the filing within a reasonable time period and shall complete the filing procedure before such companies’ overseas issuance and listing.

The management understands that as of the date of this prospectus, the Group has no operations in mainland China and is not required to complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures. While the Group has no current operations in mainland China, should we have any future operations in mainland China and should we (i) fail to receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may also impose fines and penalties on our potential operations in mainland China, as well as limit our ability to pay dividends outside of mainland China, limit our operations in mainland China, delay or restrict the repatriation of the proceeds from this Offering into mainland China or take other actions that could have a material adverse effect on our business as well as the trading price of our Class A Ordinary Shares. We may be required to restructure our operations to comply with such regulations or potentially cease operations in the PRC entirely. The CSRC, the CAC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this Offering before settlement and delivery of our Class A Ordinary Shares. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this Offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any action taken by the PRC government could significantly limit or completely hinder our operations in the PRC and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Furthermore, on July 10, 2021, the Cyberspace Administration of China (the “CAC”) issued a revised draft of the Measures for Cybersecurity Review for public comment, which required that, among others, in addition to any “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Revised Review Measures, an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. Given the recency of the issuance of the Revised Review Measures and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. It remains unclear whether a Hong Kong company which collects personal information from PRC individuals shall be subject to the Revised Review Measures. We do not currently expect the Revised Review Measures to have an impact on our business, our operations or this Offering as we do not believe that our Operating Subsidiary would be deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, that would be required to file for cybersecurity review before listing in the U.S. However, there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If the Revised Review Measures are adopted into law in the future and if our Operating Subsidiary is deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, our operation and the listing of our Class A Ordinary Shares in the U.S. could be subject to CAC’s cybersecurity review.

We have been advised by David Fong & Co., our Hong Kong counsel, that based on their understanding of the current Hong Kong laws, as of the date of this prospectus, our Company and our Operating Subsidiary, are not required to obtain any permissions or approvals from Hong Kong authorities before listing in the U.S. and issuing our Class A Ordinary Shares to foreign investors. No such permissions or approvals have been applied for by our Company and/or its subsidiary or denied by any relevant authorities. Our Operating Subsidiary’s operations are conducted in Hong Kong, which is a part of the PRC. As of the date of this prospectus, our Operating Subsidiary have received all requisite permissions or approvals from the Hong Kong authorities to operate their businesses in Hong Kong, including but not limited to their business registration certificates. However, we have been advised by David Fong & Co. that uncertainties still exist, due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future.

Based on management’s internal assessment that our Company and our Operating Subsidiary currently have no material operations in mainland China, management understands that as of the date of this prospectus, our Company is not required to obtain any permissions or approvals from mainland Chinese authorities before listing in the U.S. and to issue our Class A Ordinary Shares to foreign investors, including the CAC or the CSRC. We also understand that our Operating Subsidiary is not required to obtain any permissions or approvals from any mainland Chinese authorities to operate their businesses as of the date of this prospectus. No permissions or approvals have been applied for by our Company or denied by any relevant authority. However, uncertainties still exist, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

As of the date of this prospectus, Hong Kong does not have similar regulations as of the PRC to extend oversight and control over offerings that are conducted overseas. Hong Kong does not have similar regulation as of the Trial Measures and the Guidance Rules and Notice, and Measures for Cybersecurity Review of the PRC. Additionally, the legal and operational risks associated in mainland China may also apply to operations in Hong Kong, and we face the risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to a company such as our Operating Subsidiary and our Company, given the substantial operations of our Operating Subsidiary in Hong Kong and the Chinese government may exercise significant oversight over the conduct of business in Hong Kong. In the event we or our Operating Subsidiary were to become subject to PRC laws and regulations, we could incur material costs to ensure compliance, and we or our Operating Subsidiary might be subject to fines, experienced evaluation of securities or delisting, no longer be permitted to conduct offerings to foreign investors, and/or no longer be permitted to continue business operations as presently conducted. In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC or if applicable laws, regulations or interpretations change and we are required to obtain such permissions or approvals, (ii) we inadvertently conclude that relevant permissions or approvals were not required or (iii) we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of our securities to significantly decline or be worthless.

Our Operating Subsidiary’s operations are conducted in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of such business and may influence such operations at any time, which could result in a material change in the operations of our Operating Subsidiary and/or the value of our Class A Ordinary Shares. The PRC government may also impose restrictions on our ability to transfer money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also occur quickly and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale.

Recently in 2023, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China, including a cracking down on illegal activities in the securities market, enhancing supervision over mainland China-based companies listed overseas using the VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Given the recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause such securities to significantly decline or be worthless. Additionally, any further control over offerings conducted overseas and/or foreign investment impacting our subsidiary in Hong Kong by the Hong Kong government could result in a material change in our Operating Subsidiary’s operations, financial performance and/or the value of our Class A Ordinary Shares or impair our ability to raise money.

There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change with little advance notice. For example, the Chinese cybersecurity regulator announced on July 2, 2021 that it began an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that company’s application be removed from smartphone application stores. The Chinese government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale. Furthermore, given the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas, although we are currently not required to obtain permission from any of the PRC federal or local government and has not received any denial to list on the U.S. exchange, it is uncertain whether or when we might be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even if such permission is obtained, whether it will be later denied or rescinded, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of our shares to significantly decline or be worthless.

If the Chinese government chooses to extend oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

Recent statements, laws and regulations by the Chinese government in 2022 and 2023, including the Measures for Cybersecurity Review, the PRC Personal Information Protection Law and the Trial Measures have already indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in mainland China-based issuers. We could be subject to approval or review by Chinese regulatory authorities to pursue this Offering. We do not have any operations in mainland China and currently do not have or intend to have any operating subsidiary established in mainland China or any contractual arrangement to establish a VIE structure with any entity in mainland China, but because all of our operations are conducted in Hong Kong through our wholly-owned subsidiary, and Hong Kong is a Special Administrative Region of China, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares.

In the event that the PRC regulatory authorities disallow our business structure, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability and to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

We are a holding company whose principal source of operating cash is the income received from our Operating Subsidiary.

We are dependent on the income generated by our Operating Subsidiary in order to make distributions and dividends on the shares. The amount of distributions and dividends, if any, which may be paid to us from our Operating Subsidiary will depend on many factors, including such subsidiary’s results of operations and financial condition, limits on dividends under applicable law, its constitutional documents, documents governing any indebtedness, and other factors which may be outside our control. If our Operating Subsidiary do not generate sufficient cash flow, we may be unable to make distributions and dividends on the shares.

Risks Related to Our Business and Industry

We have a limited operating history. It will be difficult for you to evaluate our current business performance and future prospects and may increase the risks associated with your investment

We have a limited operating history for an investor to evaluate our business performance, operating results and prospects. Our Operating Subsidiary was incorporated in 2022. Our limited historical financial data may not serve as an adequate basis for accurate prediction of our ability to operate in a rapidly evolving market and achieve our expansion plans. We plan to apply approximately 60% of the net proceeds from this Offering for expanding operating scale and hiring additional staff. Our limited operating history may make it difficult for you to evaluate the risks and uncertainties associated with our operations. As a company with a limited operating history, our ability to forecast our future results or operations is limited and is subject to a number of risks and uncertainties, including our ability to plan for our future growth. You should consider our prospects and future profitability in light of the risks, uncertainties, and difficulties encountered by any new company. Such risks and uncertainties may affect our ability to develop and maintain our services for our customers and business partners and to compete with our competitors.

Our revenue increased by approximately US$1.9 million or 118.8%, from approximately US$1.6 million for the fiscal year ended March 31, 2024 to approximately US$3.5 million for the fiscal year ended March 31, 2025. However, our historical results of operations and financial performance may not be indicative of our future performance. We cannot assure you that we can maintain the same revenue growth rate in the future, and neither can we guarantee that our business expansion will be as successful as expected or that we can achieve profitability in the future.

Owing to our limited operating history, our business model has not been fully proven. If our assumptions about the risks and uncertainties that underlie our business planning are incorrect or changed as a result of market fluctuations, our operation and financial results could differ materially from our expectations and our business performance could be affected. We cannot assure you that we have fully addressed the risks and uncertainties that we may face in the future, and if we fail to do so, our business, financial condition, and results of operations could be adversely affected.

If our IT solutions contain serious errors, defects, security vulnerabilities or bugs, our business, financial condition and results of operations could be adversely affected.

Our reputation and capability to attract and retain customers, to a large extent, depend on the reliability of our IT solutions and applications. Our customers have high expectations towards the quality and performance of our solutions in relation to the content, features, services, sensibility, etc., thereof. Though we constantly perform tests on our IT solutions, we may not be able to completely eliminate the possibility of errors, defects, security vulnerabilities, or bugs resulting from internal and/or third-party mistakes that are difficult to detect and correct, such as connectivity failure, natural disasters, and cyber-attacks that are beyond our control. Our IT solutions may not be perfectly and adequately designed and we may not be able to eliminate the risk of poor performance. There may be defects in the functionality of our IT solutions and applications, and any errors, failure or bugs may result in:

●	early termination of our contracts with customers;

●	loss of recurring customers;

●	negative influence on our reputation;

●	weakening of our competitive position;

●	claims by customers for their sustained losses;

●	impairment of our ability to attract new customers; and

●	increased operation costs such as research and development expenses.

Our revenue is mainly derived from projects which are non-recurrent in nature and there is no guarantee that our customers will provide us with new businesses.

Our revenue is typically derived from projects which are non-recurrent in nature and our customers are under no obligation to award projects to us. For the fiscal years ended March 31, 2025 and 2024, we secured new businesses mainly through invitations. There is no assurance that we will be able to secure new contracts in the future. Accordingly, the number and scale of projects and the amount of revenue we are able to derive therefrom may vary significantly from period to period, and it may be difficult to forecast the volume of future business. In the event that we fail to secure new contracts or there is a significant decrease in the number of IT solutions service projects in the future, our business, financial position and prospects could be materially and adversely affected.

If our customers are unable to complete user acceptance tests or are unsatisfactory with the results, our business, financial condition and results of operations could be adversely affected.

Our system development services agreements require customers to accept the results of user acceptance tests, upon which our service is deemed to be completed and the invoice for final payment is then issued to customers. During the execution of user acceptance tests, our customers will test our project deliverables to determine whether the project deliverables can handle the required tasks and execute functions in accordance with the specifications. We generally run our project deliverables through user acceptance tests before presenting the deliverables to customers. Nonetheless, there is no assurance that all the bugs, errors or flaws in our system development solutions, if any, have been detected and corrected. Should customers find our solutions unsatisfactory, we may have to amend our project deliverables and the user acceptance test may need to be performed multiple times until the project deliverables are acceptable to our customers. If we are unable to resolve all problems that arise from the project deliverables or if our customers are unable to execute a user acceptance test due to customers’ internal difficulties, the occurrence of natural disasters and other catastrophic or force majeure events, such as health epidemics, cyberattack, power loss, telecommunications failure, political unrest, terrorist attacks, war, riots, and other geo-political unrest, the completion of our projects may be delayed. We may as a result not be able to receive the final payment in accordance with the original schedule. Any interruptions, delays, or failures resulting from our inadequacies, unperceived events or actions beyond our control could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we fail to expand the features and capabilities of our solutions or effectively respond to the rapidly evolving IT solutions service market in Hong Kong, our business, financial condition, results of operations and growth prospects could be materially and adversely affected.

The growth of our business is mainly dependent on our ability to adjust, enhance and integrate our IT solutions with a variety of software platforms, data room, network and other technologies. We need to continuously modify and enhance our services to adapt to changes and innovation in these technologies. Inability to modify our solutions or services to adapt to changes will hinder our ability to deliver services to our customers.

As an IT solutions service provider, we expand our business by expanding the features and capabilities of our IT solutions with a view to help our customers achieve digitalization of their operations. We also face the challenge of the rapidly evolving technologies, changing industry standards, continued launch of new services by other market players and increasingly diversified customer needs and preferences.

However, the process of research and development is complex and may require significant time and spending. We are unable to provide an accurate projection on the financial impact that new technologies may bring. If we invest in research and development that does not achieve significant commercial success, we may not be able to recover both our initial development cost and opportunity cost (i.e. reallocation of human and financial resources which could have brought other sources of income and opportunities). The failure to efficiently develop IT solutions that are satisfactory to customers’ needs may result in financial loss and may further lead to a loss of potential and existing customers.

If we are unable to effectively address these risks, our prospects, business, financial condition and results of operations could be materially and adversely affected.

Failure to attract new customers and/or retain existing customers could adversely affect our business, financial condition and results of operations.

We do not sign long-term agreements with our customers and customers who engage us to provide system development services do not engage us on an exclusive basis. Our customers generally engage us for one-off set up of their desired projects. Although the maintenance and consultancy services we provide are on a regular basis, they generally stem from previous system development engagements as customers generally prefer us to monitor and maintain the system we have built for them. Our customers may terminate such maintenance and consultancy engagements once they become familiar with the system.

We believe that our ability to attract new customers or retain our existing customers on terms favorable to us is crucial for us to increase our revenue. As a strategy to reach out to more customers, we rely on our business relationships with and recommendations from our existing customers to which some of them are market leaders in their industries. However, we cannot assure you that our existing customers would recommend our services to their peers who may be their competitors. If this strategy turns out to be less effective than we expect, we may not be able to maintain our existing level of revenue or profitability. On the other hand, if our competitors introduce lower-cost and/or differentiated solutions or services that are perceived to compete favorably with ours, our ability to attract new customers and renew or upsell existing customers based on pricing, technology and functionality could be impaired. As a result, we may be unable to renew our agreements with existing customers, attract new customers or develop new business from existing customers, in particular, if we lose any of our key customers or if our customers reduce their purchase of our solutions, our business, financial condition, and results of operations would be adversely affected.

We may not be able to compete favorably in our highly competitive industry.

Some of our competitors may have certain advantages, including but not limited to having long operating history, better financing capabilities and well-developed technical expertise. New participants may wish to enter the industry provided that they have the appropriate skills, local experience, necessary know-how and capital. Any significant increase in competition may result in lower operating margins and loss of market share, which may adversely affect our profitability and operating results.

We face risks associated with concentration of revenue from our major customers, as we rely on a limited number of major customers in our business. This dependency on a limited number of customers may have a material adverse effect on our financial condition and results of operations.

A significant portion of our revenue was derived from a limited number of customers. Our five largest customers for the fiscal years ended March 31, 2025 and 2024 accounted for approximately 91.6% and 98.8% of our revenue in the corresponding periods, respectively. In particular, one of our top customers contributed approximately 56.2% and 53.3% of our total revenue for the fiscal years ended March 31, 2025 and 2024. Although the maintenance and consultancy services we provide are on a regular basis, the system development services we offer are provided on a project-by-project basis. There is no assurance that we will continue to obtain contracts from our major customers in the future. If there is a significant decrease in the number of projects awarded by our major customers, and we are unable to secure suitable projects of a comparable size and quantity as replacements from other customers, our financial condition and operating results would be materially and adversely affected.

We materially rely on a single external service provider, which is a related party. Such arrangement materially and adversely exposes us to unique risks. Any disruption in our relationship with such external service provider and our inability to identify alternative service providers could have a materially and adversely affect our business operations and financial results.

We materially rely on Alliance Technology Global Limited, our related party, to provide external IT solutions services to us as we may occasionally lack the human resources and/or specific technical skills and knowledge to perform all the services we provide to our customers. For the fiscal years ended March 31, 2025 and 2024, our subcontracting costs to Alliance Technology Global Limited were approximately US$1.3 million and approximately US$0.8 million), representing 68.3% and 95.3% of our total cost of revenue, respectively.

Such arrangement with Alliance Technology Global Limited exposes us to unique risks. If our business relationship with Alliance Technology Global Limited is interrupted or terminated, or if for any reason there is a material interruption of our operation or suspensions in our ability to meet our customers’ demands, our business operation and financial results may be materially and adversely affected.

In addition, services carried out by our external service providers may not be delivered to our customers or to us on time or within budget, resulting in the late delivery of project deliverables to our customers and increased costs. Any failure or delay in completing a project caused by these external service providers could result in, among other things, increased costs and expenses, delay or reduction in payment from our customers to us, and/or potential contractual liabilities. Furthermore, our results of operations may suffer due to cost overruns to the extent that we cannot pass on the additional costs to our customers. In either case, our business, financial position and results of operations would be materially and adversely affected.

On the other hand, suitable external service providers may not be readily available at reasonable costs when we require their services whereby our ability to provide satisfactory services could be adversely affected. Moreover, if a service provider fails to provide satisfactory services as required under a contract, we may need to source an alternative service provider to provide the relevant services at a higher replacement cost than anticipated. These scenarios may have material adverse impacts on our reputation, profitability and results of operations.

We may not be able to implement our business plans effectively to achieve future growth.

Our expansion plan is based upon a forward-looking assessment of market prospects of the industry we operate in Hong Kong and there is no assurance that such assessment will always turn out to be correct or that it will be able to grow our business as planned. Expansion plans may be affected by a number of factors beyond our control. Such factors include, but are not limited to, changes in economic conditions in Hong Kong and changes in supply and demand for our services in relation to the industry we operate in. Our future growth depends on our ability to improve our administrative, technical and operational infrastructure. As the business expands, we may encounter a range of difficulties in managing our business, such as difficulties in (i) generating sufficient liquidity internally or obtaining external financing for capital needs, and (ii) allocating resources and managing relationships with a growing number of customers, suppliers and other business partners. There can be no assurance that future growth will materialize or that we will be able to manage future growth effectively, and failure to do so would have a material adverse effect on our business, financial position and results of operations.

Our project completion cycle can be unpredictable and longer than expected, and may lead to increased time and expense that could affect our operating results.

The timing of project completion may fluctuate and may be difficult to predict. The length of our operation cycle, from project design to completion can vary substantially from customer to customer. In certain cases, our work can extend over a year and exceed our initial prediction. Owing to the customized services that we provide to our customers, we often require a longer discussion process with our customers and frequent adjustments to our services if we are unable to meet our customer’s requests. Customers, larger organizations in particular, often undertake long evaluation process due to their organizational structure and approval requirements, which can lengthen the duration of our projects and delay completion. Customers may also demand additional features or adjustments to our work. As a result, we may be unable to accurately predict duration of our projects and be unable to efficiently allocate human resources for our coexisting projects, which may adversely affect our efficiency and require us to hire more employees than needed. If expectations for our project cycle are not accurate, it may lead to increased time and expense and could adversely affect our operating results.

If we are unable to effectively recruit, retain and train qualified personnel, our growth strategies may be hindered and our business may be adversely affected.

Our growth strategy is, in part, reliant on our ability to attract and retain highly qualified personnel including system engineers, programmers, solutions architects and system analysts. We face intense competition with both information technology related and non-technology related large enterprises in recruiting such personnel. We compete with many other companies for employees with expertise in designing, developing and managing software and applications. Certain skillsets are relatively new in Hong Kong and hence there may be a limited availability of suitable and qualified candidates for the implementation of our growth strategy. Some of our competitors in Hong Kong may have greater resources and may be able to offer better remuneration package than us. Our ability to recruit talented personnel and retain existing employees may be affected if our compensation package and employee benefits are perceived as unattractive.

If we are unable to retain skilled employees and attract new personnel suitable for our business, we may not be able to accomplish our business objectives. We may have to increase our training expenses and may have to divert extra time and resources for training led by higher-level employees. We cannot assure you that we will be able to retain, recruit and train competent professionals. Our quality of work may be affected and it may jeopardize our ability to meet our customers’ expectations. We may also experience constraints that will hinder our ability to adopt our growth strategies. Failure in maintaining a skillful and talented team of capable individuals could have a material adverse effect on our business, results of operations and financial condition.

If we fail to promote and maintain our brand effectively and cost-efficiently, our business and results of operations may be harmed.

We believe that developing and maintaining awareness of our brand effectively is critical to attracting new and retaining existing customers. Successful promotion of our brand and our ability to attract customers depend largely on the effectiveness of our marketing efforts and the success of the channels we use to promote our services. Our future marketing efforts will likely require us to incur additional expenses. These efforts may not result in increased revenue in the immediate future or at all and, even if they do, any increase in revenue may not offset the expenses incurred. If we fail to successfully promote and maintain our brand while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

We may need to raise additional capital in the future for working capital, capital expenditures and/or acquisitions, and we may not be able to do so on favorable terms or at all, which would impair our ability to operate our business or achieve our growth objectives.

Our ongoing ability to generate cash is important for funding our continuing operations, making acquisitions and servicing our indebtedness. To the extent that existing cash balances and cash flow from operations, together with borrowing capacity are insufficient to make investments or acquisitions or provide needed working capital, we may require additional financing from other sources. Our ability to obtain such additional financing in the future will depend in part upon prevailing capital market conditions and conditions in our business and our operating results. Those factors may affect our efforts to arrange additional financing on terms acceptable to us.

Furthermore, if global economic, political or other market conditions adversely affect the financial institutions that provide credit to us, it is possible that our ability to draw upon credit facilities may be impacted. If adequate funds are not available, or are not available on acceptable terms, we may not be able to make future investments, take advantage of acquisitions or other opportunities, or respond to competitive challenges, resulting in loss of market share, each of which could have a material adverse impact on our financial position, results of operations, cash flows and liquidity.

We rely on our Chairman, Chief Executive Officer and our key professional staff. The loss of key team members could affect our operations and our business may be severely disrupted.

We have an experienced and capable management team, including Mr. Kwok Wai BOW, our Chairman and Mr. Kei HO Kevin LAM, our Chief Executive Officer, who are jointly responsible for managing our daily operations and customer relations, implementing our business strategies, pricing, overseeing financial performance and supervising employees. They are the key for our internal and external management. If we lose any members of our management team, we may face difficulties in executing our current plans and strategies, our business could be harmed and our growth prospects may be inhibited. negotiating, planning, pricing, new product development and product execution.

On the other hand, execution of customer’s requests and operation of our business is dependent on our highly skilled personnel who are able to perform advanced technical services. Because we operate in industry that requires highly skilled technical personnel, our future success is vastly dependent on the talents, their experiences, and contributions they may provide. If we lose our high-level personnel including system engineers, programmers, solutions architects and system analysts, we may not be able to efficiently provide our services, which will limit our ability to accurately execute our customers’ instructions. We may also experience difficulties in hiring and retaining such personnel with desired qualifications with a competitive salary. These factors could disrupt our operations and have a material adverse effect on our business.

Cybersecurity incidents, security breaches, human error and misconduct, and failure to protect confidential information may harm our reputation and affect our business.

The information technology industry is prone to cybersecurity concerns. The software and application systems that we create based on our customer’s demand involve collection, processing, storage, and transmission of a large amount of data daily. We may not be able to prevent all potential issues and may not be able to detect all attack attempts to our systems. We may be vulnerable to hackers, viruses, software bugs, technical defects and system malfunction. We may also be vulnerable to the misuse, misappropriation or error of customer information by our employees and suppliers. Since we do not control the processing of data of our third-party service providers, we may also be subject to the risk and incidents affecting these providers.

Failure to protect confidential information due to the abovementioned reasons may result in the follow consequences:

●	misappropriation of users’ personal information;

●	destruction and loss of our existing data;

●	modification of data;

●	diminished competitive position;

●	legal liability;

●	interruption to our business operations and services;

●	replication of our technology and systems; and

●	damage to our reputation.

If a cybersecurity event occurs, it could harm our business and reputation and could result in a loss of customers. Likewise, data privacy breaches by our employees and others who have access to our systems may pose a risk that sensitive customer data may be exposed to unauthorized persons or to the public, adversely impacting our customer service, employee relationships and our reputation.

While we continue to make efforts to evaluate and improve our information technology infrastructure and particularly the effectiveness of our security program, procedures and systems, it is possible that our business, financial and other systems could be compromised, which could go unnoticed for a prolonged period of time, and there can be no assurance that the actions and controls that we implement, or which we cause third-party service providers to implement, will be sufficient to protect our information technology infrastructure or other property. Additionally, customers and our suppliers upon whom we rely face similar threats, which could directly or indirectly impact our business and operations. If we are unable to prevent cybersecurity incidents, we may sustain legal and financial consequences that may significantly affect our business and may cause permanent impairment to our brand and reputation.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products, services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in Hong Kong, the United States or other jurisdictions. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

We may not be adequately insured against losses and liabilities arising from our operations.

We recognize that our operation and business are susceptible to potential losses and our exposure to liability arising from claims of various nature are set out in the risk factors above. Our Company has purchased insurance policies, including employees’ compensation insurance. Although we do not currently maintain a directors’ and officers’ insurance policy pursuant to which our directors and executive officers are insured against liability for actions taken in their capacities as directors and officers, we intend to purchase such insurance policy prior to the commencement of this Offering. While we believe our level of coverage is in line with common industry practice and may sufficiently provide us with insurance coverage for foreseeable risks, the current coverage of our insurance policies may not be adequate to fully compensate for the losses suffered by us. Further, any compensation is contingent upon the assessment of the relevant insurance companies in accordance with the terms of the relevant insurance policies. There is no guarantee that we will be indemnified in part or in full in any given case. In the event that we suffer from any losses, damages or liabilities in the course of our business operations which our insurance does not cover, we may not have sufficient funds to cover such losses, damages or liabilities. The resulting payment to cover such losses, damages or liabilities may have a material adverse effect on our business, operating results and financial position.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of the Class A Ordinary Shares.

Our revenues and expenses will be denominated predominantly in Hong Kong dollars. The value of the Hong Kong dollar against the U.S. dollar may fluctuate and may be affected by, among other things, changes in political and economic conditions. Although the exchange rate between the Hong Kong dollar to the U.S. dollar has been pegged since 1983, we cannot assure you that the Hong Kong dollar will remain pegged to the U.S. dollar.

Our business is conducted in Hong Kong, our books and records are maintained in H.K. dollar, which is the currency of Hong Kong, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between H.K. dollar and United States dollar affect the value of our assets and the results of our operations, when presented in United States dollars. Any significant fluctuations in the exchange rates between Hong Kong dollars to U.S. dollars may have a material adverse effect on our revenue and financial condition. For example, to the extent that we are required to convert U.S. dollars we receive from this Offering into Hong Kong dollars for our operations, fluctuations in the exchange rates between Hong Kong dollars against the U.S. dollar would have an adverse effect on the amounts we receive from the conversion. We have not used any forward contracts, futures, swaps or currency borrowings to hedge our exposure to foreign currency risk.

We are exposed to risks of general economic downturn and deteriorating market conditions, such as Sino-U.S. trade conflicts.

As our business and operations are based in Hong Kong, our business growth is primarily dependent upon the economy and market condition in Hong Kong and the PRC. The market conditions are directly affected by, among other things, the global and local political and economic environments, such as uncertainties about the Sino-U.S. trade conflicts. Any sudden downturn in the general economic environment or change to political environment in Hong Kong and the PRC beyond our control may adversely affect the financial market sentiment in general. Severe fluctuations in market and economic sentiments may also lead to a prolonged period of sluggish performance of the economy. As such, our revenue and profitability may fluctuate and we cannot assure you that we will be able to maintain our historical financial performance in times of difficult or unstable economic conditions.

Certain economic and business factors and their impacts on our industry and other general macroeconomic factors, including unemployment and interest rates that are largely beyond our control may adversely affect business and our results of operations.

Our business results depend on a number of industry-specific and general economic factors, many of which are beyond our control, and may adversely affect consumer behavior and our results of operations. The industry we operate in may be affected by economic downturns, political instability, trade disputes, and changes in government regulation. These events can lead to disruptions in the IT solutions services industry, fluctuations in demand for our services, and increased operational costs.

General economic conditions, including slow global recovery from economic downturns, geopolitical conditions and uncertainty about the strength or pace of economic recovery may adversely affect our results of operations. Economic recession, a protracted economic slowdown, a worsening economy, increased unemployment, increased inflation, increased energy prices, rising interest rates, a downgrade of the U.S. government’s long-term credit rating, imposition of retaliatory tariffs on important U.S. imports and exports or other industry-wide cost pressures have affected and can continue to affect consumer behavior in the industry and consequently could reduce the demand for our services.

Risks Related to Doing Business in Hong Kong

Hong Kong’s legal system is evolving and has inherent uncertainties that could limit the legal protection available to you.

For the fiscal years ended March 31, 2025 and 2024, our revenue was derived from IT solutions service projects in Hong Kong. The Hong Kong legal system embodies uncertainties which could limit the legal protections available to you and us.

As one of the conditions for the handover of the sovereignty of Hong Kong to the PRC, the PRC had to accept some conditions such as Hong Kong’s Basic Law before its return. The Basic Law ensured Hong Kong will retain its own currency (the Hong Kong Dollar), legal system, parliamentary system and people’s rights and freedom for 50 years from 1997. This agreement gave Hong Kong the freedom to function in a high degree of autonomy. The Special Administrative Region of Hong Kong is responsible for its own domestic affairs including, but not limited to, the judiciary and courts of last resort, immigration and customs, public finance, currencies and extradition. Hong Kong continues using the English common law system.

Some international observers and human rights organizations have expressed doubts about the future of the relative political freedoms enjoyed in Hong Kong and the PRC’s pledge to allow a high degree of autonomy in Hong Kong. On July 14, 2020, the U.S. signed an executive order to end the special status enjoyed by Hong Kong post-1997. As the autonomy currently enjoyed may be compromised, it could potentially impact Hong Kong’s common law legal system and may, in turn, bring about uncertainty in, for example, the enforcement of our contractual rights. If the PRC were to, in fact, renege on its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our business and operations. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the U.S. or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Operating Subsidiary in Hong Kong.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offences — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, the then U.S. President Donald Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities which are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020 the U.S. government imposed HKAA — authorized sanctions on eleven individuals, including former HKSAR chief executive Carrie Lam. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect the foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our Operating Subsidiary in Hong Kong are determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations, financial position and results of operations could be materially and adversely affected.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our Offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the HFCAA requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCAA. On December 18, 2020, the HFCAA was signed into law. Additionally, in July 2020, the U.S. President’s Working Group on Financial Markets issued recommendations for actions that can be taken by the executive branch, the SEC, the PCAOB or other federal agencies and department with respect to Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S.. In response, on November 23, 2020, the SEC issued guidance highlighting certain risks, and their implications to U.S. investors, associated with investments in China-based issuers and summarizing enhanced disclosures the SEC recommends China-based issuers make regarding such risks.

On December 2, 2021, the SEC adopted final amendments to its rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA, which took effect on January 10, 2022. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year, as defined in the rules, under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. Under the HFCAA, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in our shares being delisted. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years, shortening the timeline for the application of the HPCAA’s delisting and trading prohibition from three years to two, and thus, would reduce the time before securities may be prohibited from trading or delisted. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 16, 2021, the PCAOB issued a determination report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC; and (2) Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions, which determinations were vacated on December 15, 2022. Our current auditor, SRCO Professional Corporation Chartered Professional Accountants, is not headquartered in mainland China or Hong Kong and was not identified by the PCAOB in its report on December 16, 2021 as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022.

On August 26, 2022, the PCAOB signed a Statement of Protocol, or SOP, Agreement with the CSRC and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigation, establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in the second half of 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the companies audited by those auditors would be subject to a trading prohibition on U.S. markets pursuant to the HFCAA.

If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the lack of access to the PCAOB inspection in China would prevent the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors could be deprived of the benefits of such PCAOB inspections, if the PCAOB again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong. The inability of the PCAOB to conduct inspections of auditors in China would make it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements. Although our auditor was not identified by the PCAOB in its report as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022, should the PCAOB be unable to fully conduct inspection of our auditor’s work papers in China, this could adversely affect us and our securities for the reasons noted above.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in Richmond Hill, Canada, and has been inspected by the PCAOB on a regular basis with the last inspection in 2023. However, the recent developments would add uncertainties to our Offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within the territory of the PRC, including Hong Kong.

Shareholder claims or regulatory investigations that are common in the United States generally are difficult to pursue as a matter of law or practicality in the PRC, including Hong Kong. For example, in Mainland China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside Mainland China. Although the authorities in Mainland China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the Mainland China. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigations or evidence collection activities within Mainland China may further increase difficulties faced by you in protecting your interests.

Our principal business operation is conducted in Hong Kong. In the event that the U.S. regulators carry out an investigation on us and there is a need to conduct such investigation, or collect evidence within, the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. The U.S. regulators may, in the future, consider cross-border cooperation with a securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC. Additionally, the Securities and Futures Commission of Hong Kong (“SFC”) is a signatory to the International Organization of Securities Commissions Multilateral Memorandum of Understanding (“MMOU”), which provides for mutual investigatory and other assistance and exchange of information between securities regulators around the world, including the SEC. This is also reflected in section 186 of the Securities and Futures Ordinance (“SFO”) which empowers the SFC to exercise its investigatory powers to obtain information and documents requested by non-Hong Kong regulators, and section 378 of the SFO which allows the SFC to share confidential information and documents in its possession with such regulators. However, there is no assurance that such cooperation will materialize, or if it does, whether it will adequately address any efforts to investigate or collect evidence to the extent that may be sought by U.S. regulators.

Risks Related to Our Initial Public Offering and Ownership of Our Class A Ordinary Shares

We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity.

Upon completion of this Offering, we will become a public company in the U.S.. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, Sarbanes-Oxley and rules and regulations implemented by the SEC and the Nasdaq require significantly heightened corporate governance practices for public companies. As a result, we expect these rules and regulations to increase our legal, accounting and financial compliance costs and make many corporate activities more time-consuming and costly.

We do not expect to incur materially greater costs as a result of becoming a public company than those incurred by similarly sized U.S. public companies. If we fail to comply with these rules and regulations, we could become the subject of a governmental enforcement action, investors may lose confidence in us and the market price of our Class A Ordinary Shares could decline.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC and the Nasdaq impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.235 billion in net revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other generally applicable requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the Securities and Exchange Commission. We also expect that operating as a public company will make it more difficult and expensive for us to obtain director and officer liability insurance. We may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. We are subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this Offering, we will be a publicly listed company in the U.S.. As a publicly listed company, we will be required to file periodic reports with the SEC upon the occurrence of matters that are material to our company and shareholders. In some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our Company. Similarly, as a U.S.-listed public company, we will be governed by U.S. laws that our competitors, mostly private companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could affect our results of operations.

Nasdaq may apply additional and more stringent criteria for our continued listing.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where a company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that an offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. In respect of any of the aforementioned concerns, we may be subject to additional and more stringent criteria of Nasdaq for our continued listing, which might cause delay or even denial of our listing application for Purchaser Common Stock.

If we fail to meet applicable listing requirements, Nasdaq may not approve our listing application, or may delist our Class A Ordinary Shares from trading, in which case the liquidity and market price of our Class A Ordinary Shares could decline.

We will seek to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this Offering. The closing of the Offering is conditional upon Nasdaq’s final approval of our listing application. We cannot assure you that our application will be approved; if it is not approved, we will not complete the Offering.

We cannot assure you that we will be able to meet Nasdaq’s initial listing standards, or that we will be able to meet the continued listing standards of Nasdaq in the future. If we fail to comply with the applicable listing standards and Nasdaq delists our Class A Ordinary Shares, we and our shareholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our Class A Ordinary Shares;

●	reduced liquidity for our Class A Ordinary Shares;

●	a determination that our Class A Ordinary Shares are “penny stock”, which would require brokers trading in our Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

●	a limited amount of news about us and analyst coverage of us; and

●	a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. In addition, we will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short swing profit disclosure and recovery regime.

As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

The information we are required to file with or furnish to the SEC will be less extensive and less timely as compared to that required to be filed with the SEC by U.S. domestic issuers.

As a Cayman Islands company listed on the Nasdaq Capital Market, we are subject to the Nasdaq Capital Market corporate governance listing standards. However, Nasdaq Capital Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq Capital Market corporate governance listing standards. We may in the future rely on home country practice with respect to any corporate governance matters. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under the Nasdaq Capital Market corporate governance listing standards applicable to U.S. domestic issuers.

Our significant shareholder has considerable influence over our corporate matters.

Our authorized and issued ordinary shares are divided into Class A Ordinary Shares and Class B Ordinary Shares. Each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of our Company, and each Class B Ordinary Share shall entitle the holder thereof to twenty (20) votes on all matters subject to vote at general meetings of our Company. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. In no event shall Class B Ordinary Shares be convertible into Class A Ordinary Shares. Provided that such transfer complies with applicable Nasdaq Listing Rules, our shareholders may freely transfer shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Nasdaq Listing Rules or in any other form approved by our directors, executed where she Shares are fully paid, by or on behalf of that shareholder; and where the Shares are partly paid, by or on behalf of that shareholder and the transferee. Where the shares of any class in question are not listed on any stock exchange or subject to the rules of any stock exchange, our directors may in their absolute discretion decline to register any transfer of such shares which are not fully paid up or on which our Company has a lien.

Mr. Kwok Wai BOW, our Chairman and Mr. Kei Ho Kevin LAM, our Chief Executive Officer, through Altech Digital Holding Limited, beneficially owns and controls 17,969,850 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares that correspond to 90.03% of the aggregate voting power on a pre-Offering basis and 88.27% of the aggregate voting power on a post-Offering basis of our issued and outstanding Ordinary Shares. As a result of the dual-class share structure and the concentration of ownership, Mr. Lam and Mr. Bow will hold considerable influence over corporate matters requiring shareholder approval and will independently control the operations of our Company, including without limitation, electing directors and approving material mergers, acquisitions or other business combination transactions. This concentrated control will limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our Class A Ordinary Shares of the opportunity to sell their shares at a premium over the prevailing market price.

Our significant shareholder may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

Because our significant shareholder has, considerable influence over our corporate matters, its interests may differ from the interests of our Company as a whole. The shareholder could, for example, appoint directors and management without the requisite experience, relations or knowledge to steer our Company properly because of their affiliations or loyalty, and such actions may materially and adversely affect our business and financial condition. Currently, we do not have any arrangements to address potential conflicts of interest between our shareholders and our Company. If we cannot resolve any conflict of interest or dispute between us and our shareholders, we would have to rely on legal proceedings, which could disrupt our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

The dual-class share structure may adversely affect the trading market for the Class A Ordinary Shares.

Certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual-class share structure may prevent the inclusion of the Class A Ordinary Shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A Ordinary Shares. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the Class A Ordinary Shares.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Class A Ordinary Shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). We elected to avail ourselves of the extended transition period for implementing new or revised financial accounting standards. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner (1) if our revenue exceed US$1.235 billion, (2) if we issue more than US$1 billion in non-convertible debt in a three-year period, or (3) if the market value of our shares held by non-affiliates exceeds US$700 million as of any March 31 before that time, in which case we would no longer be an emerging growth company as of the following March 31. We cannot predict if investors will find our Class A Ordinary Shares less attractive because we may rely on these exemptions. If some investors find our shares less attractive as a result, there may be a less active trading market for our shares and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests and our financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company.

We are a “controlled company” defined under the Nasdaq Stock Market Rules. We may elect to rely on the “controlled company” exemption under the Nasdaq listing rules in the future and you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We expect that our Chairman Mr. Kwok Wai BOW and our Chief Executive Officer, Mr. Kei Ho Kevin LAM, through Altech Digital Holding Limited, to own a majority of our Class A Ordinary Shares following the Offering and continue to be a controlled company pursuant to “controlled company” defined under the Nasdaq Stock Market Rules. Accordingly, we will be a controlled company under the applicable Nasdaq listing standards. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We may in the future rely on the “controlled company” exemption under the Nasdaq listing rules. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors upon closing of the Offering. Our status as a controlled company could cause our Class A Ordinary Shares to look less attractive to certain investors or otherwise harm our trading price. As a result, the investors will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Please refer to the paragraph titled “Risk Factors — Our significant shareholder has considerable influence over our corporate matters.”

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Class A Ordinary Shares.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting. Prior to filing the registration statement of which this prospectus is a part, we were a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. Our independent registered public accounting firm did not conduct an audit of our internal control over financial reporting. However, in connection with the audits of our financial statements as of March 31, 2025 and 2024, we and our independent registered public accounting firm identified a few material weaknesses in our internal control over financial reporting PCAOB of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified related to (1) our lack of sufficient full-time personnel with appropriate levels of accounting knowledge and experience to monitor the daily recording of transactions, address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP; and (2) our lack of a functional internal audit department or personnel that monitors the consistencies of the preventive internal control procedures as well as adequate policies and procedures in internal audit function to ensure that our policies and procedures have been carried out as planned.

We intend to implement measures designed to improve our internal control over financial reporting to address the underlying causes of these material weaknesses, including (1) hiring more qualified staff to fill up the key roles in the operations; and (2) appointing independent directors, establishing an audit committee and strengthening corporate governance.

We will be subject to the requirement that we maintain internal controls and that management perform periodic evaluation of the effectiveness of the internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, our business, financial condition, results of operations and prospects, as well as the market for and trading price of our Class A Ordinary Shares, may be materially and adversely affected if we do not have effective internal controls. Before this Offering, we were a private company with limited resources. As a result, we may not discover any problems in a timely manner and current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Class A Ordinary Shares. The absence of internal controls over financial reporting may inhibit investors from purchasing our Class A Ordinary Shares and may make it more difficult for us to raise funds in a debt or equity financing.

Additional material weaknesses or significant deficiencies may be identified in the future. If we identify such issues or if we are unable to produce accurate and timely financial statements, our Class A Ordinary Share price may decline and we may be unable to maintain compliance with the NASDAQ Listing Rules.

Class A Ordinary Shares eligible for future sale may adversely affect the market price of our Class A Ordinary Shares, as the future sale of a substantial amount of outstanding Class A Ordinary Shares in the public marketplace could reduce the price of our Class A Ordinary Shares.

The market price of our Class A Ordinary Shares could decline as a result of sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Class A Ordinary Shares. An aggregate of 25,500,000 Class A Ordinary Shares are outstanding before the consummation of this Offering and 27,000,000 Class A Ordinary Shares will be outstanding immediately after this Offering. All of the Class A Ordinary Shares sold in the Offering will be freely transferable without restriction or further registration under the Securities Act. The remaining Class A Ordinary Shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

Future sales, or the perception of future sales, by us or our shareholder in the public market following this Offering could cause the market price for our Class A Ordinary Shares to decline.

The sale of substantial amounts of Class A Ordinary Shares in the public market, or the perception that such sales could occur could harm the prevailing market price of our Class A Ordinary Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Upon completion of this Offering we will have a total of 27,000,000 Class A Ordinary Shares outstanding. Of the outstanding Class A Ordinary Shares, the 1,500,000 Class A Ordinary Shares sold or issued in this Offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or Securities Act, except that any Class A Ordinary Shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described in “Ordinary Shares Eligible for Future Sale.” All remaining Class A Ordinary Shares, which are currently held by our shareholder, may be sold in the public market in the future subject to the lock-up agreements and the restrictions contained in Rule 144 under the Securities Act. If our shareholders sell a substantial amount of Class A Ordinary Shares, the prevailing market price for our Class A Ordinary Shares could be adversely affected. Our executive officers, directors and shareholders will sign lock-up agreements with the underwriters that will, subject to certain customary exceptions, restrict the sale of our Class A Ordinary Shares and certain other securities held by them for a period of no less than six months following the date of this prospectus. The underwriters may, in their sole discretion and at any time without notice, release all or any portion of the Class A Ordinary Shares subject to any such lock-up agreements. As restrictions on resale end, the market price of our Class A Ordinary Shares could drop significantly if the holders of our restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our Class A Ordinary Shares or other securities.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favour, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The IPO price for our Class A Ordinary Shares will be determined through negotiations between the underwriters and us and may vary from the market price of our Class A Ordinary Shares following our IPO. If you purchase our Class A Ordinary Shares in our IPO, you may not be able to resell those Class A Ordinary Shares at or above the IPO price. We cannot assure you that our Class A Ordinary Shares’ IPO price, or the market price following our IPO, will equal or exceed prices in privately negotiated transactions of our Class A Ordinary Shares that have occurred from time to time prior to our initial public offering. The market price of our Class A Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent IPOs, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional Class A Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the Class A Ordinary Shares they hold or may not be able to sell their Class A Ordinary Shares at all.

Future issuances or sales, or perceived issuances or sales, of substantial amounts of Class A Ordinary Shares in the public market could materially and adversely affect the prevailing market price of the Class A Ordinary Shares and our ability to raise capital in the future.

The market price of our Class A Ordinary Shares could decline as a result of future sales of substantial amounts of shares or other securities relating to the shares in the public market, including by our Company’s significant shareholder, or the issuance of new shares by our Company, or the perception that such sales or issuances may occur. Future sales, or perceived sales, of substantial amounts of the shares could also materially and adversely affect our ability to raise capital in the future at a time and at a price favorable to us, and our shareholders will experience dilution in their holdings upon our issuance or sale of additional securities in the future. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Class A Ordinary Shares. A few shareholders hold a significant portion of our Class A Ordinary Shares and these are “restricted securities” as defined in Rule 144. These Class A Ordinary Shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our IPO. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our IPO in a manner that does not produce income or that loses value.

Future financing may cause a dilution in your shareholding or place restrictions on our operations.

We may need to raise additional funds to finance further expansion of our capacity and business for our existing operations, acquisitions or strategic partnerships. If additional funds are raised through the issuance of new equity or equity-linked securities of our Company other than on a pro rata basis to existing shareholders, the percentage ownership of such shareholders in our Company may be reduced, and such new securities may confer rights and privileges that take priority over those conferred by the shares. Alternatively, if we meet such funding requirements by way of additional debt financing, we may have restrictions placed on us through such debt financing arrangements which may:

●	further limit our ability to pay dividends or require us to seek consents for the payment of dividends;

●	increase our vulnerability to general adverse economic and industry conditions;

●	require us to dedicate a substantial portion of our cash flows from operations to service our debt, thereby reducing the availability of our cash flow to fund capital expenditure, working capital requirements and other general corporate needs; and

●	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

There may not be an active, liquid trading market for our Class A Ordinary Shares, and we do not know if a more liquid market for our Class A Ordinary Shares will develop to provide you with adequate liquidity.

Prior to this Offering, there has not been a public trading market for our Class A Ordinary Shares. We cannot assure you that an active trading market for our Class A Ordinary Shares will develop following this Offering, or if it does develop, will be maintained. We will seek to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this Offering. The closing of the Offering is conditional upon Nasdaq’s final approval of our listing application. We cannot assure you that our application will be approved; if it is not approved, we will not complete the Offering. You may not be able to sell your securities quickly or at the market price if trading in our securities is not active. The public offering price for the Class A Ordinary Shares will be determined by negotiations between us and the representative of the underwriters and may not be indicative of prices that will prevail in the trading market. We intend to apply to list our Class A Ordinary Shares on Nasdaq but we provide no assurance that our ordinary shares will be approved for listing on Nasdaq in connection with this Offering. Further, if we are successful in listing the Class A Ordinary Shares on Nasdaq we cannot ensure that an active public market for our Class A Ordinary Shares will develop after this Offering, or that if it does develop, it will be sustained. In the absence of a public trading market:

●	you may not be able to liquidate your investment in our Class A Ordinary Shares;

●	you may not be able to resell your Class A Ordinary Shares at or above the public offering price;

●	the market price of our Class A Ordinary Shares may experience more price volatility; and

●	there may be less efficiency in carrying out your purchase and sale orders.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, not required to comply with all the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Class A Ordinary Shares are directly or indirectly held by residents of the U.S. and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq listing rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

You will experience immediate and substantial dilution.

The IPO price of our Class A Ordinary Shares is substantially higher than the pro forma net tangible book value per share of our Class A Ordinary Shares. Assuming the completion of the Offering, if you purchase Class A Ordinary Shares in this Offering, you will incur immediate dilution from the price per share that you pay for the shares. Accordingly, if you purchase shares in this Offering, you will incur immediate and substantial dilution of your investment. Please refer to the section titled “Dilution.”

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the Cayman Islands or Hong Kong based on U.S. or other foreign laws against us, our management or the experts named in the prospectus.

Although we are a Cayman Islands incorporated company, we conduct substantially all of our operations in Hong Kong and substantially all of our assets are located in Hong Kong. In addition, a majority of our directors and executive officers reside within Hong Kong, and most of the assets of these persons are located within Hong Kong. As a result, it may be difficult for you to effect service of process within the U.S. upon us or these individuals, or to bring an action against us or against these individuals in the U.S. in the event that you believe your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the Hong Kong may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

Hong Kong is a Special Administrative Region of the PRC. A foreign judgment can be registered and enforced in Hong Kong either under the Foreign Judgments (Reciprocal Enforcement) Ordinance (Cap. 319) (the “Ordinance”) or at common law. Registration of a foreign judgment under the Ordinance can be made by an ex parte application with the local court but this avenue is limited to judgments entered in designated jurisdictions, which currently include: Australia, Austria, Belgium, Bermuda, Brunei, France, Germany, India, Israel, Italy, Malaysia, The Netherlands, New Zealand, and Singapore and Sri Lanka. An action to enforce a foreign judgment at common law is a comparatively cumbersome process. It is in essence an independent suit in Hong Kong and the judgment creditor must follow normally applicable service procedures. Judgments entered in the U.S. and the United Kingdom can be enforced in Hong Kong only at common law. To be eligible for common-law recognition, the judgment must (1) be for a definite sum of money; (2) be final and conclusive; and (3) have been entered by a court with competent jurisdiction over the defendant. With respect to finality, a Hong Kong court will generally refrain from enforcing a judgment during the pendency of an appeal. This raises the possibility of undue delay and asset dissipation. With respect to the requirement of competent jurisdiction of the foreign judgment seeking to be enforced in Hong Kong, it is governed by private international law as interpreted in Hong Kong, not the law of the foreign forum. Jurisdiction can generally be asserted on the basis of the defendant’s physical presence in the foreign forum, appearance in the underlying legal proceeding or prior contractual consent to jurisdiction. Under the common law and the Ordinance, only limited defenses on the grounds such as fraud, due process and Hong Kong public policy can be raised against a duly registered foreign judgment. There is no mechanism for reconsideration of the merits of the underlying foreign litigation.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands and conduct substantially all of our operations in Hong Kong through our wholly-owned Hong Kong Operating Subsidiary. Most of our directors and substantially all of our executive officers reside outside the U.S. and a substantial portion of their assets are located outside of the U.S.. As a result, it may be difficult for our shareholders to effect service on these persons or bring an action against us or against these individuals in the Cayman Islands or in Hong Kong in the event that they believe that their rights have been infringed under the securities laws of the U.S. or otherwise. Even if shareholders are successful in bringing an action of this kind, the laws of the Cayman Islands and Hong Kong may render them unable to enforce a judgment against our assets or the assets of our directors and officers.

Our corporate affairs are governed by our Memorandum and Articles, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take legal action against our directors, actions by our minority shareholders and the fiduciary duties of our directors under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgage and charges of such companies) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our Memorandum and Articles to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, please refer to the section titled “Description of Share Capital and Memorandum and Articles of Association — Differences in Corporate Law”.

It may be difficult to enforce a judgment of U.S. courts for civil liabilities under U.S. federal securities laws against us, our directors or officers in the Cayman Islands and Hong Kong.

As of the date of this prospectus, our Chairman, Mr. Kwok Wai BOW, our Chief Executive Officer, Mr. Kei Ho Kevin LAM, our Chief Financial Officer, Mr. Sai Hang KWONG, and all members of our Board of Directors, including Mr. Jian HUANG, Mr. Sze Ho CHAN and Mr. Keung Wa Steven, TSANG, are based in Hong Kong. We have been advised by our Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would:

●	recognize or enforce against us judgments of courts of the U.S. based on certain civil liability provisions of U.S. securities laws; and

●	entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the U.S. or any state in the U.S..

There is no statutory enforcement in the Cayman Islands of judgments obtained in the U.S., however, the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

●	is given by a foreign court of competent jurisdiction;

●	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

●	is final;

●	is not in respect of taxes, a fine or a penalty;

●	was not obtained by fraud; and

●	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

David Fong & Co., our counsel to Hong Kong law, have advised us that there is uncertainty as to whether the courts of the Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Our Hong Kong counsel also advised us that in Hong Kong, foreign judgments can be enforced under statute under the Foreign Judgments (Reciprocal Enforcement) Ordinance or under common law. The Foreign Judgments (Reciprocal Enforcement) Ordinance is a registration scheme for the recognition and enforcement of foreign judgments based on reciprocity but the United States is not a designated country under the Foreign Judgments (Reciprocal Enforcement) Ordinance. As a result, a judgment rendered by a court in the United States, including as a result of administrative actions brought by regulatory authorities, such as the SEC, and other actions, will not be enforced by the Hong Kong courts under the statutory regime. In addition, the Supreme People’s Court of the PRC and the Government of Hong Kong have entered into the “Arrangement on Reciprocal Recognition and Enforcement of Judgments in Civil and Commercial Matters by the Courts of the Mainland and of the Hong Kong Special Administrative Region pursuant to Choice of Court Agreements between Parties Concerned,” or the Arrangement. The Mainland Judgements (Reciprocal Enforcement) Ordinance gave effect to the Arrangement and is a registration scheme for recognition and enforcement of PRC judgements based on reciprocity. Other than the Arrangement, Hong Kong has not entered into any multilateral convention or bilateral treaty regarding the recognition and enforcement of foreign judgments. Accordingly, any judgments rendered by a court in the United States will need to be enforced under common law. In order to enforce a foreign judgment under common law in Hong Kong, the judgment must meet certain criteria before it can be enforced, such as the judgment being final and conclusive.

We employ a mail forwarding service, which may delay or disrupt our ability to receive mail in a timely manner.

Mail addressed to our Company and received at its registered office will be forwarded unopened to the forwarding address supplied by Company to be dealt with. None of our Company, our directors, officers, advisors or service providers (including the organization which provides registered office services in the Cayman Islands) will bear any responsibility for any delay howsoever caused in mail reaching the forwarding address. If such mail is delayed, it may impair your ability to communicate with us.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Class A Ordinary Shares.

In general, we will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the Section of this prospectus captioned “Material U.S. Federal Income Tax Considerations”) of our securities, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Our actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules in light of their individual circumstances.

We do not expect to pay dividends in the foreseeable future after this Offering. You must rely on price appreciation of the Class A Ordinary Shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this Offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Please refer to the section titled “Dividend Policy.” Therefore, you should not rely on an investment in the Class A Ordinary Shares as a source for any future dividend income.

Our Board of Directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the Class A Ordinary Shares will likely depend entirely upon any future price appreciation of the Class A Ordinary Shares. There is no guarantee that the Class A Ordinary Shares will appreciate in value after this Offering or even maintain the price at which you purchased the Class A Ordinary Shares. You may not realize a return on your investment in the Class A Ordinary Shares and you may even lose your entire investment in the Class A Ordinary Shares.

We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of non-compliance.

We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law, including the laws of the Cayman Islands. Our efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including, among others, those listed under the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulations,” and other sections in this prospectus, that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “potential,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

●	changes in political, social and economic conditions, the regulatory environment, laws and regulations and interpretation thereof in the jurisdictions where we conduct business or expect to conduct business;

●	the risk that we may be unable to realize our anticipated growth strategies and expected internal growth;

●	changes in the availability and cost of professional staff which we require to operate our business;

●	changes in customers’ preferences and needs;

●	changes in competitive conditions and our ability to compete under such conditions;

●	changes in our future capital needs and the availability of financing and capital to fund such needs;

●	changes in currency exchange rates or interest rates;

●	projections of revenue, profits, earnings, capital structure and other financial items;

●	changes in our plan to enter into certain new business sectors; and

●	other factors beyond our control.

You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this Offering of approximately US$4.4 million, or approximately US$5.2 million if the underwriters exercise their option to purchase additional Class A Ordinary Shares in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. These estimates are based upon an assumed initial Offer Price of US$4.00 per Class A Ordinary Share.

We plan to use the net proceeds of this Offering in the following order of priority:

●	approximately 60% for expanding operating scale and hiring additional staff.

We intend to hire more industry talents to support our existing compact team of solutions architects, system analysts, engineers and programmers. While our compact team allows us to provide more dedicated attention to our customers, thereby creating a strong sense of responsibility and engagement, strengthening relationships and increasing customer satisfaction, we believe that to expand our operating scale to cope with increasing customer demands and business opportunities and reduce our reliance on outsourcing, we need to constantly look for industry talents to join us. Leveraging our in-depth industry know-how and customer network, we will continue expand our operating scale while maintaining dedicated and tailored services to our customers.

●	approximately 20% for enhancing our brand;

We have demonstrated our ability to build our brand and reputation among established customers in the financial services industry. Riding on such success and a strong reputation, we intend to further promote our brand and gain customer confidence across different industries. We plan to further improve our brand image by increasing marketing activities such as hosting and sponsoring technical training sessions and seminars among students, industry players and potential customers. We will further promote our services through different media channels using targeted campaigns to increase audience coverage. With our enhanced brand image, we believe we will be able to capture new business prospects and expand our sources of revenue.

●	Approximately 20% for working capital and other general corporate purposes.

To the extent that our actual net proceeds is not sufficient to fund all of the proposed purposes, we will decrease our allocation of the net proceeds for the purposes set out above on a pro rata basis. We would anticipate raising additional capital through equity or debt financing sufficient to fund our proposed uses above.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this Offering. Our management will have significant flexibility in applying and discretion to apply the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this prospectus.

Pending deployment of the net proceeds for the uses described above, the funds may be placed in short-term deposits with financial institutions or used to invest in short-term money market instruments.

DIVIDEND POLICY

We do not have a formal dividend policy. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay any indebtedness and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our Shares is limited by various factors such as our future financial performance and bank covenants. Any future determination to pay dividends will be at the discretion of our board of directors, subject to compliance with covenants in current and future agreements governing our and our subsidiaries’ indebtedness, and will depend on our results of operations, financial condition, capital requirements and other factors that our board of directors may deem relevant. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium, provided that in no circumstances may a dividend be paid if following such payment our Company would be unable to pay its debts as they fall due in the ordinary course of business.

CAPITALIZATION

The following tables set forth our capitalization as of March 31, 2025:

●	on an actual basis; and

●	on an as adjusted basis to give effect to the issuance and sale of 1,500,000 Class A Ordinary shares at an assumed initial public Offer Price of US$4.00 per Class A Ordinary Shares (assuming no exercise of the over-allotment option and assuming full exercise of the over-allotment option of 225,000 Class A Ordinary Shares) after deducting the underwriting discounts and commissions and estimated Offering expenses payable by us.

You should read this table together with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes included elsewhere in this prospectus.

	As of March 31, 2025
	Actual	As Adjusted, assuming no exercise of the over-allotment option	As adjusted, assuming full exercise of the over-allotment option
	(in US$)
Indebtedness:
Operating lease liabilities, current portion	2,615	2,615	2,615
Due to directors	2,708	2,708	2,708
Subtotal	5,323	5,323	5,323

Equity:
Ordinary Shares, 450,000,000 shares authorized, par value US$0.0001 each, 25,500,000 Class A ordinary shares issued and outstanding as of March 31, 2025 and 2024; 27,000,000 Class A Ordinary Shares outstanding on an as adjusted basis (assuming no exercise of the over-allotment option) and 27,225,000 Class A Ordinary Shares outstanding on an as adjusted basis (assuming full exercise of the over-allotment option)*	2,550	2,700	2,972
Ordinary Shares, 50,000,000 shares authorized, par value US$0.0001 each, 2,500,000 Class B Ordinary Shares issued and outstanding as of March 31, 2025 and 2024; 2,500,000 Class B Ordinary Shares outstanding on an as adjusted basis*	250	250	250
Additional paid-in capital	-	4,385,017	5,212,995
Retained earnings*	950,058	950,058	950,058
Accumulated comprehensive income	2,122	2,122	2,122
Total Shareholders’ Equity	954,980	5,340,147	6,168,147
Total capitalization	960,303	5,345,470	6,173,470

*	Retrospectively restated to reflect the corporate structure of the Company disclosed in the section titled “Our Corporate Structure and History” as of the date of the prospectus.

DILUTION

If you invest in our Class A Ordinary Shares, your interest will be diluted to the extent of the difference between the initial public Offer Price per share and our net tangible book value per share after this Offering. Dilution results from the fact that the initial public Offer Price per share is substantially in excess of the book value per ordinary share attributable to the existing Shareholders for our presently outstanding shares.

Net tangible book value represents the amount of our total assets, excluding goodwill and other intangible assets, less our total liabilities. Our net tangible book value as of March 31, 2025 was US$954,980 or US$0.03 per share based upon the net tangible book value of Altech Hong Kong Limited as of March 31, 2025 and total shares issued and outstanding of the Company as of the date of the prospectus (25,500,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares).

The dilution in net tangible book value per share to new investors, represents the difference between the amount per share paid by purchasers of shares in this Offering and the pro forma net tangible book value per share immediately after completion of this Offering. After giving effect to the sale of the 1,500,000 Class A Ordinary Shares being sold pursuant to the offering price of $4.00 per Class A Ordinary Share, and after deducting underwriters’ discount, the accountable expense allowance and the non-accountable expense allowance payable by us in the amount of $730,000 and estimated offering expenses in the amount of $884,833, our as adjusted net tangible book value would be approximately $5,340,147 or $0.18 per share of Ordinary Shares. This represents an immediate increase in net tangible book value of $0.15 per share to existing shareholders and an immediate decrease in net tangible book value of $3.82 per share to new investors purchasing the Class A Ordinary Shares in this Offering.

The following table illustrates this per share dilution:

As of March 31, 2025
Public offering price per Class A Ordinary Share	$4.00
Net tangible book value per share as of March 31, 2025	$0.03
Increase in net tangible book value per share attributable to existing shareholders	$0.15
As adjusted net tangible book value per share after this Offering	$0.18
Dilution per share to new investors	$3.82

Our as adjusted net tangible book value after the Offering, and the decrease to new investors in the Offering, will change from the amounts shown above if the underwriters’ over-allotment option is exercised. If the underwriters’ over-allotment option is fully exercised, our as adjusted net tangible book value would be approximately $6,168,147 or $0.21 per share of Ordinary Shares. This represents an immediate increase in net tangible book value of $0.18 per share to existing shareholders and an immediate decrease in net tangible book value of $3.79 per share to new investors purchasing the Class A Ordinary Shares in this Offering.

A US$1.00 increase (decrease) in the assumed offering price of US$4.00 will increase (decrease) the as adjusted net tangible book value by 1,380,000, the as adjusted net tangible book value per Class A Ordinary Share after this Offering by US$0.05, and the dilution per Class A Ordinary Share to new investors by US$0.95, Assuming that the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriters’ discount, accountable expense, non-accountable expense allowance and estimated offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option.

The following table sets forth, on a as adjusted basis as of March 31, 2025, the difference between the number of Ordinary Shares purchased from us, the total cash consideration paid, and the average price per share paid by our existing shareholders and by new public investors before deducting estimated underwriters’ discounts, the accountable expense allowance, the non-accountable expense allowance and estimated offering expenses payable by us, using an assumed public offering price of $4.00 per Ordinary Share:

	Shares Purchased		Total Cash Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
Existing shareholders	28,000,000	94.92%	$2,800	0.05%	$0.0001
New investors from public offering	1,500,000	5.08%	$6,000,000	99.95%	$4.00
Total	29,500,000	100.00%	$6,002,800	100.00%	$0.20

The as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this Offering is subject to adjustment based on the actual initial public offering price of our Class A Ordinary Shares and other terms of this offering determined at pricing.

MANANGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements of Altech Hong Kong Limited and the related notes thereto and other financial information, which are included elsewhere in this prospectus. This discussion contains forward-looking statements. These forward-looking statements are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Further, a result of these factors, risks and uncertainties, the forward-looking events may not occur. Relevant factors, risks and uncertainties include, but are not limited to, those discussed in the section entitled “Business”, “Risk Factors” and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s beliefs and opinions as of the date of this registration statement. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Our Company is an exempted company with limited liability incorporated under the laws of Cayman Islands on May 2, 2025, as a holding company. We are an IT solutions service provider and we operate our business in Hong Kong through our indirect wholly-owned Operating Subsidiary, Altech Hong Kong Limited. We focus on providing comprehensive and innovative solutions designed to optimize business performance of our customers, meet various industry-specific operational challenges and create new business opportunities for them.

We offer services to customers from a variety of industries including multinational financial services, property development and business solutions services. Our IT solutions services can be categorized into (i) system development services; and (ii) system maintenance and consultancy services. For the fiscal years ended March 31, 2025 and 2024, our system development services contributed a total revenue of approximately US$1,539,334 and US$433,919 while our system maintenance and consultancy services contributed a total revenue of approximately US$1,951,466 and US$1,192,010, respectively.

 We develop web-based systems and mobile applications to cater to the operational and business needs of our customers. Despite numerous off-the-shelf business management software products the implementation of which may be less costly than developing systems and platforms from scratch, we pride ourselves in our ability to develop customized systems tailored to our customers’ business and operational needs. It is also essential that our systems can be integrated with our customers’ corporate network infrastructure as well as web applications for smartphones and tablets. Built on a foundation of innovation and operation excellence, we thrive by delivering customized IT systems that addresses complex financial and operational challenges while creating tangible and competitive advantages. While our comprehensive suite of services is capable of spanning a broad spectrum of IT disciplines, we excel in developing IT systems and applications for multinational financial institutions and property developers, who are our major customers.

 We provide system maintenance and consultancy services mainly for customers who have engaged us in providing system development services to ensure that our customers’ personnel become familiar with the system we have developed for them and that sufficient on-site technical support is available during the initial transition period. During the initial transition period, we ensure that we deploy sufficient personnel to provide on-site technical support and addresses defects identified and reported during the maintenance period.

Basis of Presentation

Our financial statements of Altech Hong Kong Limited were prepared in accordance with U.S. GAAP and pursuant to the regulations of SEC.

Please also refer to the crucial accounting policies, judgments and estimates adopted by Altech Hong Kong Limited discussed in Note 2 to the financial statements.

Critical Accounting Policies and Estimates

Our financial statements of Altech Hong Kong Limited and accompanying notes were prepared in accordance with U.S. GAAP. The preparation of these financial statements and accompanying notes requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. While our significant accounting policies are more fully described in Note 2 to the financial statements included elsewhere in this prospectus, we believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

We are an “emerging growth company” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act. As a result of our election, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Revenue Recognition

Revenue is recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation.

The Company enters into agreements with customers that create enforceable rights and obligations and for which it is probable that the Company will collect the consideration to which it will be entitled as services transfer to the customer. It is customary practice for the Company to have the agreements with its customers in writing, orally, or in accordance with other customary business practices. The Company recognizes revenue when (or as) a performance obligation is satisfied, i.e. when “control” of the goods or services underlying the particular performance obligation is transferred to customers.

Control of the good or service may be transferred over time or at a point in time. Control of the good or service is transferred over time if one of the following criteria is met:

●	the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the Company performs;

●	the Company’s performance creates and enhances an asset that the customer controls as the Company performs; or

●	the Company’s performance does not create an asset with an alternative use to the Company and the Company has an enforceable right to payment for performance completed to date.

If the control of the good or service transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of the relevant performance obligation. Otherwise, revenue is recognized at a point in time when customer obtains control of the distinct good or service.

Revenue is measured based on the consideration specified in a contract with a customer. The Company recognizes revenue when it transfers control of service to a customer.

The service offerings by the Company mainly comprise the following:

(a)	System development services

The Company is engaged to provide a wide range of customized IT software including web-based systems and mobile applications development services. The contract is typically fixed priced with no variable consideration. The Company’s contracts are generally non-cancellable and non-refundable in the event of cancellation. The Company designs software and system based on clients’ specific needs which require the Company to perform services including design, development, and integration. These services also require significant customization. A series of promises are identified in a contract. But these promises are interrelated and not distinct. These promises are inputs used to complete the service. The customers cannot benefit from any standalone promise. Thus only one performance obligation with standard quality guarantee is identified in a contract. Revenue is recognized at the point when the system or platform are completed and accepted by the customers. Upon delivery of services, project completion inspection and customer acceptance notice are required as proof of the completion of performance obligations, which is a confirmation of customer to its ability to direct the use of and obtain substantially all of the benefits from, the design and development service. In instances where substantive completion inspection and customer acceptance provisions are specified in contracts, revenues are deferred until all inspection and acceptance criteria have been met. The duration of the development period is short, usually less than one year. The contracts contain negotiated billing terms which generally include multiple payment phases throughout the contract term and a portion of contract amount usually is billed upon the completion of the related projects. Contract liabilities will be recognized when payment was received and charged to statements of operations once customized software delivered.

(b)	System maintenance and consultancy services

System consultancy services include training, design assistance, and consulting. These services are generally performed on a time and materials basis, and are recognized over time, as the customer simultaneously receives and consumes the benefit provided. Revenue from these contracts is recognized over time as the services are performed, when the development is specific to the customer’s needs and we have enforceable rights to payment for performance completed. Inputs such as costs incurred and hours expended are used in order to measure progress of performance. Payments for services are generally due upon consumption of the hourly resources.

The Company also offers system maintenance services to certain customers, including rights to technical support, hardware repairs and software updates. The transaction price allocated to maintenance is recognized as revenue that is ratable over the maintenance term.

Summary of Results of Operations

The following discussion is based on Altech Hong Kong Limited’s historical results of operations and may not be indicative of our Group’s future operating performance.

Comparison of Years Ended March 31, 2025 and 2024

The following table sets forth key components of our results of operations for the years ended March 31, 2025 and 2024. The historical results presented below are not necessarily indicative of the results that may be expected for any future period.

			Changes
	2025	2024	Amount	%
	US$	US$	US$
Revenue	3,490,800	1,625,929	1,864,871	114.7
Cost of revenue	(2,075,138)	(870,830)	(1,204,308)	138.3
Gross profit	1,415,662	755,099	660,563	87.5

Operating expenses
Selling and distribution expenses	(76,698)	(90,167)	13,469	(14.9)
General and administrative expenses	(213,027)	(185,509)	(27,518)	14.8
Allowance for credit losses	(7,049)	383	(7,432)	(1,940.5)
Total operating expenses	(296,774)	(275,293)	(21,481)	7.8

Income from operations	1,118,888	479,806	639,082	133.2

Other income (expense)
Unrealized gain on investment	7,305	—	7,305	100.0
Other income	161,192	11,066	150,126	1,356.6
Total other income (expense), net	168,497	11,066	157,431	1,422.7

Income before income taxes	1,287,385	490,872	796,513	162.3
Income tax expense	(172,407)	(79,459)	(92,948)	117.0
Net income	1,114,978	411,413	703,565	171.0

Other comprehensive income (loss)
Foreign currency translation adjustment	2,559	(931)	3,490	(374.9)
Comprehensive income	1,117,537	410,482	707,055	172.2

Revenue

As set forth in the following table, during the years ended March 31, 2025 and 2024, our revenue was derived from the following services:

	2025		2024
	US$	%	US$	%
Revenue
System development services	$1,539,334	44.1	$433,919	26.7
System maintenance and consultancy services	1,951,466	55.9	1,192,010	73.3
Total	$3,490,800	100.0	$1,625,929	100.0

System development services

For the years ended March 31, 2025 and 2024, revenue generated from our provision of system development services accounted for approximately 44.1% and 26.7% of our total revenues, respectively. We provide a wide range of customized IT software including web-based systems and mobile applications development services. The significant increase in the revenues from system development services by US$1,105,415 or 254.8% from US$433,919 for the year ended March 31, 2024 to US$1,539,334 for the year ended March 31, 2025 was principally contributed to the completion of a system development services project of a credit card mobile application and the corresponding administration system for a Hong Kong loan services provider, with a contract sum of HK$8 million (approximately US$1,025,240).

System maintenance and consultancy services

For the years ended March 31, 2025 and 2024, revenue generated from our provision of system maintenance and consultancy services accounted for approximately 55.9% and 73.3% of our total revenues, respectively. We provide (i) system consultancy services including training, design assistance, and consulting; and (ii) system maintenance services to certain customers, including rights to technical support, hardware repairs and software updates. The significant increase in the revenues from system maintenance and consultancy services by US$759,456 or 63.7% from US$1,192,010 for the year ended March 31, 2024 to US$1,951,466 for the year ended March 31, 2025 was principally contributed to the significant increase in our on-site technical support, software maintenance and functional enhancement provided to our key customers after our completion of system development projects.

For the years ended March 31, 2025 and 2024, all of the revenue was from customers in Hong Kong.

Cost of revenue

The following table sets forth the breakdown of our cost of revenue for the years ended March 31, 2025 and 2024:

	2025		2024
	US$	%	US$	%
Cost of revenue
Subcontracting costs	$1,535,569	74.0	$870,830	100.0
Staff costs	539,569	26.0	—	—
Total	$2,075,138	100.0	$870,830	100.0

During the years ended March 31, 2025 and 2024, our cost of revenue was mainly comprised of subcontracting costs for customized software solution and staff cost. Staff costs represent the salaries and wages of engineers and IT staff incurred in connection with the provision of customized software solutions. We incurred cost of revenue of US$2,075,138 for the year ended March 31, 2025, compared to US$870,830 for the year ended March 31, 2024, an increase of US$1,204,308, or 138.3%. The increase was generally in line with the significant increase in revenue.

During the year ended March 31, 2025, driven by strong demand across both public and private sectors, we capitalized on the rapid expansion of our business and the IT solutions services market in Hong Kong by strategically building our in-house team. To support this growth, we initiated the recruitment of highly skilled professionals, including system engineers, programmers, solutions architects, and system analysts. Our staff costs contributed 26.0% of our total cost of revenue and we intend to hire more industry talents to support our existing compact team.

Gross profit and profit margin

Our total gross profit was US$1,415,662 and US$755,099 for the years ended March 31, 2025 and 2024, respectively. Our gross profit margins were 40.6% and 46.4% for the years ended March 31, 2025 and 2024, respectively. Our total gross profit decreased by 5.8% during the year ended March 31, 2025. As part of our strategic initiative to support business growth and meet increasing market demand, we expanded our workforce by hiring highly skilled professionals, including system engineers, programmers, solutions architects, and system analysts. This investment in talent, while essential for strengthening our service delivery capabilities and ensuring long-term growth, resulted in higher personnel expenses, which impacted our gross profit margins during the year ended March 31, 2025.

Selling and distribution expenses

The following table sets forth the breakdown of our selling and distribution expenses for the years ended March 31, 2025 and 2024:

	2025		2024
	US$	%	US$	%
Commission expense	$76,698	100.0	$90,167	100.0

Selling and distribution expenses mainly consist of commission expense paid to external sales and marketing support. Our selling and distribution expenses was US$76,698 and US$90,167 for the years ended March 31, 2025 and 2024, respectively, or 2.2% and 5.5% of our total revenue for the corresponding years. The decrease was mainly due to the recruitment of our own sales manager during the yead ended March 31, 2025, which reduced our reliance from the external sales and marketing support.

General and administrative expenses

The following table sets forth the breakdown of our general and administrative expenses for the years ended March 31, 2025 and 2024:

	2025		2024
	US$	%	US$	%
Legal and professional fee	$3,089	1.5	$18,396	9.9
Talent acquisition cost	61,097	28.7	44,253	23.9
Office expense	49,212	23.1	20,414	11.0
Travelling expense	29,185	13.7	22,297	12.0
IT expense	25,588	12.0	16,221	8.7
Staff costs	17,573	8.3	24,549	13.2
Depreciation	4,102	1.9	3,709	2.0
Lease expense	6,010	2.8	2,903	1.6
Miscellaneous expenses	17,171	8.0	32,767	17.7
Total	$213,027	100.0	$185,509	100.0

General and administrative expenses mainly consist of legal and professional fee, office expense, travelling expense, IT expense, staff costs, depreciation and other miscellaneous administrative expenses. Our general and administrative expenses was US$213,027 and US$185,509 for the years ended March 31, 2025 and 2024, respectively, or 6.1% and 11.4% of our total revenue for the corresponding years. The increase was mainly due to the increase in our office expense, IT expense and travelling expense. The increase of these expenses was generally in line with the increase of the business scale and the increase of staff during the years ended March 31, 2025.

Expected credit losses

Our expected credit losses were allowance of US$7,049 and reversal of allowance of US$383 for the years ended March 31, 2025 and 2024, respectively.

An increase in current expected credit losses by US$7,432 or 1,940.5%, for the year ended March 31, 2025, compared to the year ended March 31, 2024, was primarily attributable to the increase of accounts receivable from third parties and a related party as at March 31, 2025.

Other Income (Expense), Net

The following table sets forth the breakdown of our other income (expense) for the years ended March 31, 2025 and 2024:

	2025		2024
	US$	%	US$	%
Government subsidies	$93,252	55.4	$—	—
Platform management fee	52,990	31.5	791	7.1
Bank interest income	19,925	11.8	9,302	84.1
Fair value changes in investments	7,305	4.3	—	—
Exchange difference	(4,975)	(3.0)	973	8.8
Total	$168,497	100.0	$11,066	100.0

Our other income (expense), net was US$168,497and US$11,066 for the years ended March 31, 2025 and 2024, respectively.

An increase in other income (expense) by US$157,431 or 1,422.7%, for the year ended March 31, 2025, compared to the year ended March 31, 2024, was primarily attributable to the (i) increase of US$93,252 of government subsidies from Innovation and Technology Commission regarding the funding programme of “Research Talent Hub” Programme for Incubatees and Innovation and Technology Tenants of the Hong Kong Science & Technology Parks Corporation and Hong Kong Cyberport Management Company Limited, which provides funding support for the recruitment of research talents to conduct research and development (R&D) work; and (ii) increase of US$52,199 of platform management fee. We receive our platform management fee for our customer by operating and managing a fully integrated credit card transaction gateway that we developed and provided ongoing system enhancement, maintenance, and operational support. As of September 2025, the platform management services are stopped.

Income Tax Expenses

The Company was incorporated in the Cayman Islands. Pursuant to the current rules and regulations, the Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. Therefore, the Company is not subject to any income tax in the Cayman Islands.

Altech Hong Kong Limited is subject to income tax within Hong Kong at the applicable tax rate on taxable income. Hong Kong profit tax rates are 8.25% on assessable profits up to HK$2,000,000 (US$257,074), and 16.5% on any part of assessable profits over HK$2,000,000 (US$257,074). For the years ended March 31, 2025 and 2024, we had assessable profits in Hong Kong and a provision for paying the Hong Kong profits tax has been made accordingly.

We incurred income tax expenses of US$172,407 for the year ended March 31, 2025, compared to US$79,459 for the year ended March 31, 2024, an increase of US$92,948, or 117.0%, mainly due to the significant increase of assessment profits during the year ended March 31, 2025. The assessable profit is subject to a 2-tier tax rate (i.e. 8.25% on assessable profits up to HK$2,000,000 and 16.5% on any part of assessable profits over HK$2,000,000), which resulted in a decrease of income tax expense. Our effective tax rate was approximately 13.5% for the year ended March 31, 2025 and approximately 16.2% for the year ended March 31, 2024.

Net profit

As a result of the foregoing, our net profit for the years ended March 31, 2025 and 2024 was US$1,114,978 and US$411,413, respectively.

Discussion of Certain Balance Sheet Items

	As of March 31, 2025	As of March 31, 2024
	(Audited)	(Audited)
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	825,015	554,868
Restricted cash	283,681	87,486
Accounts receivable, net	181,901	163,773
Prepayments and other receivables	106,906	—
Operating lease right-of-use assets, net	2,615	2,423
Due from related companies	349,051	280,930
Total current assets	1,749,169	1,089,480

Non-current assets:
Long-term investments	7,327	—
Property and equipment, net	4,036	8,103
Deferred tax assets	946	16,181
Total current assets	12,309	24,284
TOTAL ASSETS	1,761,478	1,113,764

LIABILITIES
Current liabilities:
Operating lease liabilities, current portion	2,615	2,423
Accrued expenses and other current liabilities	643,585	174,731
Due to directors	2,708	43,582
Contract liabilities	—	988,944
Income tax payable	157,590	—
TOTAL LIABILITIES	806,498	1,209,680

Cash and cash equivalents

Our cash and cash equivalents increased from US$554,868 as of March 31, 2024 to US$825,015 as of March 31, 2025. The increase mainly resulted from the significant increase in net profit during the year ended March 31, 2025.

Restricted cash

Our restricted cash increased from US$87,486 as of March 31, 2024 to US$283,681 as of March 31, 2025. The increase mainly resulted from the significant increase of funds collected on behalf of a customer for our platform management services provided during the year ended March 31, 2025.

Accounts receivable, net

Our accounts receivable, net slightly increased from US$163,773 as of March 31, 2024 to US$181,901 as of March 31, 2025, which was mainly due to increase of number of customers as at March 31, 2025 compared to March 31, 2024.

Due from related companies

Our due from related companies increased from US$280,930 as of March 31, 2024 to US$349,051 as of March 31, 2025, mainly because of our increase of prepayments of subcontracting costs to a related company during the year ended March 31, 2025, which is generally in line with the increase of our subcontracting costs during the year ended March 31, 2025.

Accrued expenses and other current liabilities

Our accrued expenses and other current liabilities are mainly comprised of funds collected on behalf of a customer and our accruals for operating expenses. Our accrued expenses and other current liabilities increased from US$174,731 as of March 31, 2024 to US$643,585 as of March 31, 2025, primarily due to the significant increase of funds collected on behalf of a customer for our platform management services provided during the year ended March 31, 2025, which is consistent to the increase of restricted cash as at March 31, 2025.

Contract liabilities

Our contract liabilities is mainly comprised of our billings of system development services in advance of performance obligation under contracts. Our contract liabilities decreased from US$988,944 as of March 31, 2024 to nil as of March 31, 2025, primarily due to the completion of our system development services during the year ended March 31, 2025, which utilized all of the contract liabilities.

Liquidity and Capital Resources

We have financed our operations primarily through cash flows from operations.

As of March 31, 2025, we had US$825,015 in cash and cash equivalents. We remain debt-free, with no outstanding bank borrowings, positioning us well to fund our ongoing operations and support future growth initiatives without leverage. As of March 31, 2025, our current assets were approximately US$1,749,169, and our current liabilities were approximately US$806,498. As of March 31, 2024, our current assets were US$1,089,480, and our current liabilities were US$1,209,680. Current ratio increased from approximately 0.9 in 2024 to 2.2 in 2025.

In view of the current cash and bank balances and funds generated by operating activities, we believe our Company has sufficient resources to meet the working capital needs in the next 12 months from the date the audited financial statements are issued. However, our ability to meet the liquidity and capital requirement will be subject to future economic conditions and other factors which are beyond our control.

We may declare or pay dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

As of March 31, 2025 and 2024 and up to the date of this prospectus, we had no outstanding bank borrowings.

Cash flows

The following tables set forth a summary of our cash flows information for the periods/years indicated:

	For the years ended March 31,
	2025	2024
	US$	US$
Cash and cash equivalents and restricted cash at beginning of the year	$642,354	$676,246
Net cash provided by (used in) operating activities	463,890	(30,829)
Net cash used in investing activities	—	(1,931)
Net cash provided by financing activities	—	—
Effect of foreign exchange rate changes	2,452	(1,132)
Cash and cash equivalents and restricted cash as at end of the year	$1,108,696	$642,354

Cash flows from operating activities

Cash provided by operating activities was US$463,890 for the year ended March 31, 2025, mainly derived from (i) net income of US$1,114,978 for the year ended March 31, 2025; (ii) the increase in Accrued expenses and other current liabilities by US$468,854; and (iii) the increase in income tax payables by US$157,590, partially net off by (i) increase in prepayments and other receivables by US$106,906; (ii) the decrease in due to directors by US$107,515; and (iii) the decrease in contract liabilities by US$988,944.

Cash used in operating activities was US$30,829 for the year ended March 31, 2024, mainly derived from (i) the increase in accounts receivable, net by US$81,021; (ii) the increase in due from related companies by US$280,930; and (iii) the decrease in due to related companies by US$728,208, partially net off by (i) net income of US$411,413 for the year ended March 31, 2024; (ii) the increase in accrued expenses and other current liabilities by US$161,754; and (iii) the increase in contract liabilities by US$377,480.

Cash flows from investing activities

There was no cash from investing activities for the year ended March 31, 2025.

Cash used in investing activities was US$1,931 for the year ended March 31, 2024, mainly from purchase of property and equipment of US$1,931.

Cash flows from financing activities

There was no cash from financing activities for the years ended March 31, 2025 and 2024.

Capital Expenditures

For the year ended March 31, 2024, we purchased property and equipment of US$1,931, mainly for use in our operations. We did not incur any capital expenditure for the year ended March 31, 2025.

Commitments and Contingencies

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies”, we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

The following table summarizes our contractual obligations as of March 31, 2025:

Contractual obligations	Payments due by period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
	US$	US$	US$	US$	US$
Operating lease(1)	$2,647	$2,647	$	$—	$—

(1)	We lease offices which are classified as operating leases in accordance with Topic 842. As of March 31, 2025, our future lease payments totalled US$2,647.

Off-Balance Sheet Transactions

For the periods presented, we did not have, and we do not currently have, any off-balance sheet financing arrangements or any relationships with entities which are not combined or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or for some other contractually narrow or limited purpose.

Recent Accounting Pronouncements

See the discussion of the recent accounting pronouncements contained in Note 2 to the financial statements, “Summary of Significant Accounting Policies”.

Quantitative and Qualitative Disclosures about Market Risk

Credit Risk

For the credit risk related to accounts receivable, we perform periodic credit evaluations of our customers’ financial condition and generally does not require collateral. We establish an allowance for credit losses based upon estimates, factors surrounding the credit risk of specific customers and other information. Allowance for credit losses was US$9,750 and US$2,683 as at March 31, 2025 and March 31, 2024, respectively. Our management believes its contract acceptance, billing, and collection policies are adequate to minimize credit risk. Application for progress payment of contract works is made on a regular basis. We seek to maintain strict control over its outstanding receivables. Overdue balances are reviewed regularly by the management.

Liquidity Risk

We are also exposed to liquidity risk, which is risk we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

Based on the above considerations, management is of the opinion we have sufficient funds to meet our working capital requirements and debt obligations, for at least the next 12 months. There are several factors that could potentially arise that could undermine our plans, such as changes in the demand for its services, economic conditions, its operating results continuing to deteriorate and its shareholders unable to provide continued financial support.

We maintain sufficient cash and bank balances, and internally generated cash flows to finance the activities and management is satisfied that funds are available to finance the operations.

Foreign Exchange Risk

Our reporting currency is the U.S. dollar, and all of our revenues and costs and expenses are denominated in Hong Kong Dollars (“HKD”). Our assets are denominated primarily in HKD. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between the US$ and HKD. If the HKD depreciates against the US$, the value of our HKD revenues, earnings and assets as expressed in our US$ financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

OUR CORPORATE STRUCTURE AND HISTORY

Corporate Structure

Our Company is a holding company with no material operations of its own. We conduct our operations through our wholly-owned Operating Subsidiary. This is an offering of the Class A Ordinary Shares of our Company, a Cayman Islands exempted company with limited liability, instead of the shares in our primary subsidiaries.

Because we are incorporated under the laws of Cayman Islands, you may encounter difficulty protecting your interests as a shareholder, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections titled “Risk Factors” and “Enforcement of Civil Liabilities” for more information.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands on May 2, 2025, as a holding company. We operate our business primarily through our indirectly wholly-owned Operating Subsidiary, Altech Hong Kong Limited.

Altech Hong Kong Limited was incorporated in Hong Kong on January 18, 2022. Each of Mr. Kwok Wai BOW and Mr. Kei Ho Kevin LAM has been a shareholder and director of Altech Hong Kong Limited since its incorporation.

Altech Digital (BVI) Limited was incorporated on May 12, 2025 under the laws of the British Virgin Islands, as an intermediate holding company.

On May 21, 2025, Altech Digital (BVI) Limited acquired 5,000 shares and 5,000 shares, being the entire issued share capital, of Altech Hong Kong Limited from each of Mr. Kei Ho Kevin LAM and Mr. Kwok Wai BOW at the consideration of HK$1 and HK$1, respectively. Subsequent to the transfers, Altech Hong Kong Limited became an indirect wholly-owned subsidiary of our Company.

On May 29, 2025, Altech Digital Holding Limited entered into Sale and Purchase Agreements with Core Spot Group Limited, Ocean Satellite Limited, Horizon Success Limited, Vica Moon Holdings Limited, Peak Wise Group Limited and Top Success (BVI) Limited, respectively. Pursuant to the Sales and Purchase Agreements, Altech Digital Holding Limited is to sell, and Core Spot Group Limited, Ocean Satellite Limited, Horizon Success Limited, Vica Moon Holdings Limited, Peak Wise Group Limited and Top Success (BVI) Limited are to acquire, 4.98%, 4.95%, 4.93%, 4.90%, 4.89% and 4.88% of the issued Class A equity interests in Altech Digital Co., Ltd., at the consideration of US$22,410, US$22,275, US$22,185, US$22,050, US$22,050 and US$21,960, respectively. On the same date, Altech Digital Holding Limited executed the instrument of transfers whereby Altech Digital Holding Limited have transferred 1,269,900, 1,262,250, 1,257,150, 1,249,500, 1,246,950 and 1,244,400 Class A Ordinary Shares, out of its 25,500,000 Class A Ordinary Shares, to Core Spot Group Limited, Ocean Satellite Limited, Horizon Success Limited, Vica Moon Holdings Limited, Peak Wise Group Limited and Top Success (BVI) Limited, respectively. Subsequent to the transfers, Altech Digital Co., Ltd. is owned as to (i) 17,969,850 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares by Altech Digital Holding Limited; and (ii) 1,269,900, 1,262,250, 1,257,150, 1,249,500, 1,246,950 and 1,244,400 Class A Ordinary Shares Core Spot Group Limited, Ocean Satellite Limited, Horizon Success Limited, Vica Moon Holdings Limited, Peak Wise Group Limited and Top Success (BVI) Limited, respectively.

The chart below illustrates our corporate structure and identifies our subsidiaries prior to and after our Group’s initial public offering:

(1)	As of the date of this prospectus, there are six (6) shareholders on record that have shareholding less than 5%

INDUSTRY OVERVIEW

The information contained in this section and elsewhere in the prospectus have been derived from various official government and other publications generally believed to be reliable and the market research report prepared by GIH and commissioned by our Company. All information and data presented in this section is derived from GIH’s industry report, unless otherwise noted. The following discussion includes projections for future growth, which may not occur at the rates that are projected or at all.

OVERVIEW OF MARCOECONOMIC ENVIRONMENT IN HONG KONG

Gross Domestic Product (“GDP”) Growth in Hong Kong

According to Census and Statistics Department of Hong Kong (“C&SD”), the Gross Domestic Product (GDP) has recorded a steady growth from approximately US$365 billion in 2019 to approximately US$407 billion in 2024, representing a CAGR of 2.2%. This growth was primarily driven by a strong rebound in domestic demand in 2023, following the removal of anti-epidemic measures and supported by improved labor market conditions and the Government’s various support initiatives. For 2024 as a whole, the GDP grew by 6.5% compared to the previous year. Looking ahead, the government projects a growth of 2.0% to 3.0% in real terms for 2025.

Source: C&SD, GIH

Market Size of Information and Technology (IT) Solution Services Market in Hong Kong

The IT solutions services market in Hong Kong has been expanding rapidly, driven by strong demand across both public and private sectors. As part of efforts to reinforce Hong Kong’s status as a global financial hub, the government has been actively promoting the adoption of advanced information technologies across various industries, which boosts the demand for IT solutions services. A key pillar is the government’s initiatives in fintech development, which provide support to start-ups, major e-commerce and technology firms, as well as established financial institutions. These efforts have played a significant role in shaping the industry’s expansion.

Between 2019 and 2024, the total market revenue for IT solutions services increased from US$2,140 million to US$3,450 million, reflecting a CAGR of 10.0%. This upward trend is expected to continue, with the market projected to grow at a CAGR of 8.3% from 2025 to 2029, reaching approximately US$5,190 million by 2029.

Source: GIH

IT SOLUTIONS SERVICES MARKET IN HONG KONG

Definition and Segmentation of IT Solutions Services

The IT solutions services market is a dynamic sector that encompasses a wide range of services aimed at providing businesses with the necessary tools and expertise to drive digital transformation and enhance operational efficiency. This market can be broadly segmented into three categories, including IT consulting services, IT infrastructure services and IT applications services.

●	IT consulting services offer strategic guidance and expert advice to help businesses navigate technological decisions effectively. IT consultants assess current IT ecosystems, identify optimisation opportunities, and drive digital transformation initiatives. By aligning technology strategies with business objectives, organisations can enhance efficiency, scalability, and innovation.

●	IT infrastructure services encompass the deployment, management, and maintenance of foundational technology components crucial for business operations. These include IT hardware (such as servers and storage systems), networking solutions, cloud computing platforms, data centres, and cybersecurity frameworks. Robust IT infrastructure services ensure operational reliability and secure data management, enabling businesses to function efficiently in a digital-first environment

●	IT applications services focus on the development, implementation, and maintenance of software applications tailored to business needs. From web-based platforms to mobile applications, this segment enables enterprises to optimise workflows, integrate innovative technologies, and enhance user experience. IT applications services also cover system integration and ongoing technical support, ensuring seamless functionality and business continuity.

Driving Sectors of the IT Solutions Services Market in Hong Kong

The public sector

The public sector in Hong Kong is undergoing a digital transformation to enhance management efficiency and foster macroeconomic development. As part of this initiative, the government introduced the Smart City Blueprint for Hong Kong in December 2017, followed by Smart City Blueprint 2.0 in December 2020. These blueprints outline over 200 initiatives aimed at improving public services and integrating innovation and technology into daily life. Many of these initiatives have already been completed or are ongoing. For instance, the Faster Payment System (FPS) was launched in 2018, enabling users to perform instant money transfers and merchant payments. Additionally, the government introduced “iAM Smart” in 2020, a one-stop digital services platform aimed at streamlining government operations and improving service accessibility. The full adoption of “iAM Smart” across all government departments is expected by the end of 2025.

With the government’s commitment to technological innovation, demand for IT solutions services is expected to grow. According to data from Digital Policy Office, government expenditure on information and communication technology grew from US$1,098 million in 2017/18 to US$2,028 million in 2023/24, representing a CAGR of 10.8%. It is estimated that the spending will reach US$2,481 billion on in 2024/25, marking a year-on-year increase of 22.3%.

In the 2025-26 Budget, the government further reinforces its dedication in fostering innovation and technology, with a strong emphasis on artificial intelligence (AI), digital transformation, and research & development (R&D), these initiatives present substantial opportunities for IT solution service providers to expand their capabilities and enhance competitiveness. Notably, the government has allocated HK$1 billion (around US$128 million) to establish the Hong Kong AI Research and Development Institute, which aims to facilitate upstream R&D and accelerate the transformation of AI-driven solutions. Additionally, the AI Supercomputing Centre at Cyberport has commenced operations, with plans to ramp up computing power to 3000 petaflops, enabling advanced AI applications. These developments create great opportunities for IT solutions services providers to integrate AI-driven services into their offerings, catering to businesses seeking digital transformation. Furthermore, the government emphasis international collaboration, including the hosting of International Young Scientist Forum on AI to attract global talent. This initiative will help IT solutions companies access a broader talent pool, enabling them to develop cutting-edge solutions and strengthen their workforce with skilled professionals.

The private sector

Private enterprises, aiming to enhance efficiency and competitiveness, are increasingly investing in technology infrastructure and digital tools. This shift fuels demand for IT solutions services providers who offer software integration, custom solutions, and technical support to ensure seamless adoption.

In particular, the financial services sector remains one of its most important pillars over the years. Hong Kong has established itself as a premier fintech hub, with over 1,100 fintech companies covering a wide range of sub-sectors, including “Digital assets and cryptocurrency”, “Blockchain Application / Software”; “WealthTech”; and “Payment and Remittance”. Hong Kong has also nurtured more than ten fintech unicorns, positioning it as one of the most productive markets for fintech startups. Notable fintech unicorns in Hong Kong include Airwallex, HashKey Group, Micro Connect, WeLab and ZA Group. According to the Startup Survey2024 conducted by Invest Hong Kong, start-ups in Hong Kong continued to flourish, with the number of start-ups reaching a record high of 4,694, marking a 10% increase from last year. The top three industry was “Fintech”, “Information, Computer and Technology” and “E-commence”, which accounted for 33%, in aggregate, of all start-ups. With the rise in fintech industry, demand for cutting-edge IT solutions, including fintech innovations, AI-driven analytics, cloud computing, and cybersecurity is inevitable, creating substantial opportunities for IT solutions services providers.

Apart from the financial services sector, other industries in the private sector are also driving innovation by adopting artificial intelligence and automation to streamline operations. Businesses require specialised IT solutions for machine learning applications, process automation, and predictive analytics, driving demand for IT solutions that optimise business processes, enhance customer experiences, and improve decision-making.

The private sector’s commitment to digital transformation, fintech innovation and AI adoption is continuously sustaining growth in the IT solutions services market. Market players that align their offerings with these evolving demands stand to gain a competitive edge, driving technological advancements and market expansion.

Key Success Drivers

●	Reputation and industry recognition - A strong reputation and industry recognition are critical competitive advantages for IT firms, enabling them to retain existing customers while attracting new ones. Established firms with a proven track record can differentiate themselves from competitors through credibility and trustworthiness. Furthermore, long-term strategic partnerships with business partners enhance brand recognition, allowing IT firms to capitalie on referrals and unlock a broader range of business opportunities.

●	Favourable and supportive government policies - The Hong Kong government actively promotes innovation and technology through various initiatives outlined in the 2025-26 Budget. For example, HK$1 billion (around US$128 million) has been allocated to establish the Hong Kong AI Research and Development Institute, aiming to advance AI applications and industry collaboration. The Cyberport AI Supercomputing Centre has also commenced operations, providing high-performance computing resources to support AI-driven industries. Moreover, the government continues to expand funding programs, such as the New Industrialisation Funding Scheme, which supports enterprises in adopting automation and AI-driven production lines. These policies foster a conducive environment for IT firms to thrive, strengthening growth and competitiveness within the sector.

●	Emerging fintech development - Hong Kong’s rapidly evolving FinTech sector is a significant driver of growth in the IT solutions services market. As one of the world’s leading financial hubs, Hong Kong has seen significant advancements in digital banking, blockchain applications, and AI-driven financial services. The launch of the Generative AI Sandbox by the Hong Kong Monetary Authority provides a favorable environment for businesses to test and deploy innovative financial technologies, further fueling the demand for IT solution service. As fintech continues to expand, IT service providers play a crucial role in supporting financial institutions with secure, scalable, and efficient technology solutions.

Challenges and Threats

●	Talent Shortages - A major challenge facing the IT solutions services industry is the shortage of skilled professionals. As technology continues to evolve, the demand for IT professionals in fields such as cybersecurity, AI development, and software engineering has outpaced the supply. IT firms struggle to fill critical roles, leading to intense competition in recruitment. The scarcity of expertise results in increased salaries and hiring costs, making it financially challenging for smaller firms to attract top-tier professionals.

●	Cybersecurity Risks – With the rising sophistication of cyber threats, IT service providers must prioritise security to protect their systems and client data. Cyberattacks are becoming more frequent and more complex, necessitating substantial investment in security infrastructure, threat detection mechanisms, and incident response protocols. Failure to maintain robust cybersecurity measures can lead to data breaches, financial losses, and reputational damage, ultimately affecting business continuity. Additionally, compliance with regulatory frameworks, such as Hong Kong’s Personal Data (Privacy) Ordinance and international security standards, imposes further operational costs. Companies must consistently update security technologies and train staff to mitigate risks, but the evolving nature of cyber threats makes defense strategies an ongoing challenge.

Entry Barriers

●	Talent Acquisition - Recruiting IT talent is a significant hurdle for new entrants in the industry. Given the talent shortage, experienced IT professionals often seek employment with established companies that offer competitive salaries and strong industry reputations., leaving new entrants with fewer options for building a skilled workforce. New entrants may need to explore alternative hiring strategies such as training fresh graduates or upskilling employees from related fields. However, building a competent workforce takes time and requires significant investment in training programs.

●·	Reputation and brand recognition – Establishing credibility and a strong industry reputation is a crucial competitive factor in the IT industry. Without a proven track record, new entrants often find it challenging to secure clients, as businesses typically prefer service providers with established expertise and reliability. Gaining trust in the market requires sustained effort in delivering quality solutions, fostering client relationships, and accumulating positive testimonials. In a competitive industry, firms must actively differentiate themselves through thought strategic partnerships and consistent service excellence. New entrants often struggle to compete with well-known companies that have built long-standing.

BUSINESS

Overview

Our Company is an exempted company with limited liability incorporated under the laws of Cayman Islands on May 2, 2025, as a holding company. We are an IT solutions service provider and we operate our business in Hong Kong through our indirect wholly-owned Operating Subsidiary, Altech Hong Kong Limited. We focus on providing comprehensive and innovative solutions designed to optimize business performance of our customers, meet various industry-specific operational challenges and create new business opportunities for them.

We offer services to customers from a variety of industries including multinational financial services, property development and business solutions services. Our IT solutions services can be categorized into (i) system development services; and (ii) system maintenance and consultancy services.

The following table sets forth the breakdown of our revenue by service category for the fiscal years ended March 31, 2025 and 2024:

	For the fiscal years ended March 31
	2025		2024
	Revenue US$	% of Total Revenue	Revenue US$	% of Total Revenue
System development services	1,539,334	44.1	433,919	26.7
System maintenance and consultancy services	1,951,466	55.9	1,192,010	73.3
Total	3,490,800	100.0	1,625,929	100.0

System development services

We develop web-based systems and mobile applications to cater to the operational and business needs of our customers. Despite numerous off-the-shelf business management software products the implementation of which may be less costly than developing systems and platforms from scratch, we pride ourselves in our ability to develop customized systems tailored to our customers’ business and operational needs. It is also essential that our systems can be integrated with our customers’ corporate network infrastructure as well as web applications for smartphones and tablets. Built on a foundation of innovation and operation excellence, we thrive by delivering customized IT systems that addresses complex financial and operational challenges while creating tangible and competitive advantages.

While our comprehensive suite of services is capable of spanning a broad spectrum of IT disciplines, we excel in developing IT systems and applications for multinational financial institutions and property developers, who are our major customers.

For the fiscal years ended March 31, 2025 and 2024, we had developed and integrated a credit card mobile application and the corresponding administration system for a Hong Kong loan services provider to provide credit card and personal loan services to its customers. The scope of service included (i) setting up and training a chatbot that supports English, Traditional Chinese and Simplified Chinese dialogue flow; (ii) customizing application programming interface (API) for chatbot incoming and outgoing messages with text message, image message and quick reply features; and (iii) live chat integration. We also extensively improved and refined our customer’s mobile application by introducing and developing additional features and functions to enhance user experience.

For the fiscal years ended March 31, 2024 and 2025, we had developed a residential property sales system for a property development conglomerate to digitalize the first-hand property sales procedures. The sales system features (i) user authentication; (ii) sales management; (iii) reporting; (iv) property management; and (v) audit trail functions.

The sales system we developed allows a user to register an account on the customer web portal and allows the system to verify the ownership of email addresses and/or mobile numbers provided. It supports a user to register for an intent to purchase residential property, pay deposit with credit cards via web redirection and provides status updates and notifications via text messages and emails. Sales of first-hand residential property in Hong Kong generally involves a balloting process where interested purchasers are randomly drawn to select properties they favor. Our system fully digitalizes and integrates such process and allows interested purchasers to substantially complete the purchase process online from being notified the balloting results to select their favored properties, digital signing of the preliminary agreement for sales and purchase, to credit card payments for the deposit. The system is also capable of providing a full audit trail to track user activity and record traffic log in a centralized database.

The table below sets forth the salient terms of the system development agreements we enter into with our customers:

Project scope	The agreement will generally set out the scope of work including the specifications, requirements, documentation and project deliverables.
System development test	We are required to perform system tests based on the technical specifications of the customer and produce unit test evidence. Where necessary, we will investigate and resolve reported defects.
User acceptance test (UAT)

UAT is performed by our customer upon delivery of the system. We are required to investigate and resolve defects identified during the UAT process.

The UAT is classified into 4 defect severity levels where Severity Level 1 poses critical and high severity problems including problems that prevent the system from going live while Severity Level 4 poses only cosmetic problems that have no impact on the functionality of the system.

Source code

The full source code will be delivered to the customer and the customer may only use, modify and prepare derivative works based on the source code, but may not make, distribute, sell or offer to sell products to other parties incorporating the source code or derivative works of the source code.

Knowledge transfer

The development of the system shall be owned by our customer exclusively and our customer shall have the right to take part in all aspects of the development to the intent that the practical knowledge, skills, techniques, expertise and background technology are disclosed to our customer throughout the whole development process.

Project schedule	We generally agree on a fixed project schedule ranging from 1 to 24 months depending on the complexity of the project, after which we provide a product enhancement support period of up to 12 months.
Project personnel	We generally agree on the minimum number of personnel we will deploy in carrying out the project based on the complexity of the project.
Payment terms	Fixed project sum to be paid based on billing milestones set out in the agreement.

System maintenance and consultancy services

We provide system maintenance and consultancy services mainly for customers who have engaged us in providing system development services to ensure that our customers’ personnel become familiar with the system we have developed for them and that sufficient on-site technical support is available during the initial transition period. During the initial transition period, we ensure that we deploy sufficient personnel to provide on-site technical support and addresses defects identified and reported during the maintenance period.

The table below sets forth the salient terms of the system maintenance and consultancy agreements we enter into with our customers:

Engagement

We will deploy sufficient number of personnel to provide on-site technical support during the term of the agreement. Our customer shall not employ the personnel deployed by us without out express consent within a period one year after termination of the engagement.

Payment terms

We charge our customer a monthly fee based on an agreed market daily rate of the seniority and technical qualifications of the personnel deployed by us and the number of workdays completed in which on-site technical support is provided by the personnel. Such monthly fee is payable monthly in arrears within 30 days of the invoice.

Relationship

The deployment of personnel by us will not create an employment relationship between the personnel and our customer and we continue to be responsible for the fringe benefits provided to the personnel deployed including Mandatory Provident Fund (MPF) contribution, medical insurance and other allowances.

The full source code will be delivered to the customer and the customer may only use, modify and prepare derivative works based on the source code, but may not make, distribute, sell or offer to sell products to other parties incorporating the source code or derivative works of the source code.

Termination	The agreement may be terminated by notice in writing by a party:

(i)

with immediate effect if the defaulting party is in breach of any of its obligations under the agreement and such breach shall remain uncured for at least thirty (30) days after receiving the written notice served on by the non-defaulting party; or

(ii) with or without cause, upon giving the other party not less than one (1) month’s prior written notice.

Intellectual property rights	All intellectual properties (including without limitation, the work, method, invention, discovery, design or idea) produced by us and the personnel deployed by us for our customer and all other materials supplied by our customer to us and the personnel deployed by us for performing the system maintenance and consultancy services shall belong to our customer.

Operational workflow

Although the system development services provided to our customers may be different in terms of technical specifications as the requirements of our customers vary across industries, the operational workflow can be broadly categorized into four main stages: (i) quotation and confirmation; (ii) system development and testing; (iii) enhancement and completion; and (iv) system maintenance and consultancy.

The diagram below illustrates the general operational workflow of our operations:

Quotation and confirmation

● Receiving quotation invitation from customers

● Reviewing service agreement including technical specifications by senior management

● Executing service agreement

● Issuing invoice for first milestone payment

System development and testing

● Assigning project personnel based on the agreed scope of work

● Ongoing discussions, system development and internal testing

● Project delivery and issuing invoice by milestones

● Customer conducting UAT

Enhancement and completion	● Investigating and curing defects reported by customer ● Customer accepting UAT ● Issuing final invoice

System maintenance and consultancy	● Providing on-site technical support ● Investigating and curing defects reported by customer ● Issuing monthly invoice based on number of personnel deployed and workdays completed

Key projects

The following table highlights some of the key projects completed by us for the fiscal years ended March 31, 2025 and 2024.

Customer background	Project summary	Contract sum/ maintenance fees
Hong Kong loan service provider, being our largest customer for the fiscal years ended March 31, 2025 and 2024 which accounted for approximately 56.2% and 53.3% of our revenue in the corresponding periods, respectively.

Development and integration of credit card mobile application and the corresponding administration system. The scope of service included (i) setting up and training a chatbot that supports English, Traditional Chinese and Simplified Chinese dialogue flow; (ii) customizing application programming interface (API) for chatbot incoming and outgoing messages with text message, image message and quick reply features; and (iii) live chat integration.

HK$8.0 million (equivalent to approximately US$1.03 million)
	On-site technical support during the initial transition period after system development.	Over HK$13.0 million (equivalent to approximately US$1.7 million)
Hong Kong property developer

Development of a residential property sales system for digitalizing the first-hand property sales procedures. The sales system features (i) user authentication; (ii) sales management; (iii) reporting; (iv) property management; and (v) audit trail functions.

The sales system we developed fully digitalizes and integrates the first-hand residential property purchasing process and allows interested purchasers to substantially complete the purchase process online from being notified the balloting results to selecting their favored properties, digital signing of the preliminary agreement for sales and purchase and credit card payments for the deposit.

HK$5.3 million (equivalent to approximately US$674,000)
	On-site technical support during the initial transition period after system development.	Over HK$1.0 million (equivalent to approximately US$128,000)
Global payment service provider specializing in providing digital wallet infrastructure and online merchant payment services	On-site technical support, software maintenance and functional enhancement in relation to digital and membership platform.	Over HK$3.9 million (equivalent to approximately US$500,000)

Pricing strategy

Accurately estimating the cost of a project is essential to our overall profitability. Our price quotation is generally determined by adding certain mark-ups over our estimated costs. Pricing of our services is determined on a case-by-case basis and is dependent on various factors, which generally include (i) the scope of services; (ii) the complexity the project; (iv) the technological know-how and expertise required; (v) the completion time requested by our customers; and (vi) the availability of human and financial resources.

In consideration of the percentage of mark-up for each system development project, we generally consider (i) the size, complexity and duration of the project; (ii) our business relationship with the customer; (iii) the customer’s payment history and financial background; (iv) the prospect of obtaining future projects from the customer; (v) the possibility of establishing our reputation in the industry; and (vi) the prevailing market conditions.

In relation to system maintenance and consultancy services we provide, on-site technical support for the first 12 months after the system has been launched are generally included in the contract sum under the system development services agreement. Subsequent system maintenance and consultancy services fees are then charged on a monthly basis depending on the seniority and technical qualifications of personnel deployed by us.

Marketing

Sales and marketing are performed by our sales manager in reliance on networks of our Chairman, Mr. Kwok Wai BOW and our Chief Executive Officer Mr. Kei Ho Kevin Lam. Our projects generally originate from their networks, referrals from existing customers and direct invitations by customers leveraging our market reputation and previous business relationships.

We also maintain a company website which provides an introduction of our company, showcases our completed projects and customers’ positive feedback on our project capabilities.

Customers

We offer services to customers from a variety of industries including multinational financial services, property development and business solutions services. The number of customers who contributed revenue to us was 14 for the fiscal year ended March 31, 2025 and 7 for the fiscal year ended March 31, 2024.

Our five largest customers for the fiscal years ended March 31, 2025 and 2024 accounted for approximately 91.6% and 98.8% of our revenue in the corresponding periods, respectively. In the fiscal year ended March 31, 2025, 2 of our customers accounted for more than 10% of our revenue, namely 56.2% and 12.5%. In the fiscal year ended March 31, 2024, 3 of our customers accounted for more than 10% of our revenue, namely 53.3%, 23.4% and 12.9%.

Our largest customer for the fiscal years ended March 31, 2025 and 2024 is a Hong Kong loan service provider which accounted for approximately 56.2% and 53.3% of our revenue in the corresponding periods, respectively.

The table below sets forth the salient terms of the system development agreement we entered into with such customer effective during the corresponding periods:

Project scope

We shall develop and integrate a credit card mobile application and the corresponding administration system. The scope of service shall include (i) setting up and training a chatbot that supports English, Traditional Chinese and Simplified Chinese dialogue flow; (ii) customizing application programming interface (API) for chatbot incoming and outgoing messages with text message, image message and quick reply features; and (iii) live chat integration.

System development test

The scope of the system development test shall include (i) preparing technical specification document; (ii) program coding and perform unit test based on technical specification and produce unit test evidence; (iii) prepare system test cases and test data; (iv) execute test cases in accordance with the test plan and document test results; (v) investigate and resolve reported defects; and (vi) support system deployment.

User acceptance test (UAT)

The scope of the UAT shall include (i) support the UAT by monitoring the ticket system; (ii) investigate and resolve defects found during the testing and reported by the customer; (iii) for Severity Level 1 and 2 defects, we shall attend to the issue immediately, resolve and fix a no cost to the customer; (iv) for Severity Level 3 and 4 defects, we shall attend to the issue immediately, resolve and fix at no cost to the customer in mutually agreed schedule.

Source code	We shall deliver full source code of the credit card mobile application as well as associated documentation to the customer upon project completion and the receipt of full payment of the project.

Knowledge transfer

The customer shall have the right to take part in all aspects to the intent that the practical knowledge, skills, techniques, expertise and background technology of the deliverables shall be disclosed to the customer in the course of carrying out the project scope. We shall take all necessary steps and fully cooperate with the customer to ensure that the practical knowledge, skills, techniques, expertise and background technology of the deliverables are transferred and conveyed to the customer to the intent that the staff of the customer shall be able to independently operate all aspects of the deliverables, the credit card mobile application and the corresponding administration system.

Project schedule	20 months.
Project personnel	We shall deploy available appropriate, competent and adequate personnel for the performance of our obligations under the agreement to be stated at the business premises of the customer.
Payment terms	HK$8.0 million, on all inclusive, fixed price and lump sum basis covering all items and scope of work specified in the agreement. The customer shall make an initial payment of 30% upon signing the agreement. The remaining payments are due 15 days after the billing schedule of each milestone as stated in the agreement.

Term and termination	The agreement shall commence from the effective date and shall continue in full force and effect thereafter until the earlier of (i) all services under the agreement have been completed and delivered to the customer; (ii) the project has been delivered and confirmed by the customer; and (iii) the agreement is terminated in the event of any material breach of the agreement by either party, where the non-breaching party may terminate the agreement immediately by providing written notice to the other party. Termination or expiration of the agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a party prior to such termination or expiration. Such termination, relinquishment, or expiration shall not relieve a party from obligations that are expressly indicated to survive the termination or expiration of the agreement. If the customer elects to terminate the agreement for reason(s) other than us committing a material breach of the agreement, the customer shall pay all costs incurred by us up to the date of our receipt of the notice of termination on quantum meruit basis.

The table below sets forth the system maintenance consultancy agreement we entered into with such customer effective during corresponding periods:

Engagement

We shall deploy sufficient number of personnel to provide on-site technical support during the term of the agreement. The customer shall not employ the personnel deployed by us without out express consent within a period one year after termination of the engagement.

Payment terms	The customer shall pay a monthly fee based on an agreed market daily rate of the seniority and technical qualifications of the personnel deployed by us and the number of workdays completed in which on-site technical support is provided by the personnel. Such monthly fee is payable monthly in arrears within 30 days of the invoice.

Termination	The agreement may be terminated by notice in writing by a party:

(i) with immediate effect if the defaulting party is in breach of any of its obligations under the agreement and such breach shall remain uncured for at least thirty (30) days after receiving the written notice served on by the non-defaulting party; or

(ii) with or without cause, upon giving the other party not less than one (1) month’s prior written notice.

Intellectual property rights	All intellectual properties (including without limitation, the work, method, invention, discovery, design or idea) produced by us and the personnel deployed by us for the customer and all other materials supplied by the customer to us and the personnel deployed by us for performing the system maintenance and consultancy services shall belong to the customer.

Suppliers

As an IT solutions service provider, we often have to outsource part or all of our works to fill our skills gap and cater customers’ needs. Customers may also demand us to complete a project within a short timeframe, and we may need additional human resources from some service providers to satisfy unexpected customer demands. Our five largest suppliers for the fiscal years ended March 31, 2025 and 2024 accounted for approximately 72.4% and 99.9% of our total cost of revenue, respectively.

In particular, we materially rely on Alliance Technology Global Limited, our related party, to provide external IT solutions services to us as we may occasionally lack the human resources and/or specific technical skills and knowledge to perform all the services we provide to our customers. For the fiscal years ended March 31, 2025 and 2024, our subcontracting costs to Alliance Technology Global Limited were approximately US$1.3 million and approximately US$0.8 million, representing 68.3% and 95.3% of our total cost of revenue, respectively.

The table below sets forth the service agreement we entered into with Alliance Technology Global Limited effective during corresponding periods:

Scope of work

Alliance Technology Global Limited shall function as a dedicated resource of us, providing comprehensive support and development services tailored to meet our operational needs. Alliance Technology Global Limited shall handle all aspects of software development, including the design, development and implementation of custom applications that align with our business objectives. Alliance Technology Global Limited shall be responsible for regular updates, bug fixes and performance optimizations to ensure that all software solutions remain effective and efficient. Alliance Technology Global Limited shall offer extensive technical support services including 24/7 assistance via multiple channels such as phone and email to resolve any technical issues that may arise. Alliance Technology Global Limited shall act as an integral extension of our team, ensuring that all development work and technical support needs are met efficiently and effectively.

Payment terms

We shall pay Alliance Technology Global Limited a monthly fee based on an agreed market daily rate of the seniority and technical qualifications of the personnel deployed and the number of workdays completed. Such monthly fee is payable monthly in advance. The parties agree that the account shall be reconciled on a monthly basis, and additional funds shall be called upon when the advance payment is fully utilized.

Term and termination

The agreement shall commence on January 18, 2022 and shall continue for a period of one year. The agreement shall automatically extend on an annual basis until further notice, unless written notice of termination is provided by either party at least 30 days prior to the end of the current term.

In the event of any material breach of the agreement by either party, the non-breaching party may terminate this agreement immediately by providing written notice to the other party.

Such arrangement with Alliance Technology Global Limited exposes us to unique risks. If our business relationship with Alliance Technology Global Limited is interrupted or terminated, or if for any reason there is a material interruption of our operation or suspensions in our ability to meet our customers’ demands, our business operation and financial results may be materially and adversely affected.

We intend to hire more experienced talents to satisfy the increasing demand from our customers and reduce our reliance on Alliance Technology Global Limited.

Market and competition

According GIH, the IT solutions services market in Hong Kong has been expanding rapidly, driven by strong demand across both public and private sectors. As part of efforts to reinforce Hong Kong’s status as a global financial hub, the government has been actively promoting the adoption of advanced information technologies across various industries, which boosts the demand for IT solutions services. A key pillar is the government’s initiatives in fintech development, which provide support to start-ups, major e-commerce and technology firms, as well as established financial institutions. These efforts have played a significant role in shaping the industry’s expansion.

Between 2019 and 2024, the total market revenue for IT solutions services increased from US$2,140 million to US$3,450 million, reflecting a CAGR of 10.0%. This upward trend is expected to continue, with the market projected to grow at a CAGR of 8.3% from 2025 to 2029, reaching approximately US$5,190 million by 2029.

According to GIH, a major challenge facing the IT solutions services industry is the shortage of skilled professionals. As technology continues to evolve, the demand for IT professionals in fields such as cybersecurity, AI development, and software engineering has outpaced the supply. IT firms struggle to fill critical roles, leading to intense competition in recruitment. The scarcity of expertise results in increased salaries and hiring costs, making it financially challenging for smaller firms to attract top-tier professionals.

Further, with the rising sophistication of cyber threats, IT service providers must prioritize security to protect their systems and client data. Cyberattacks are becoming more frequent and more complex, necessitating substantial investment in security infrastructure, threat detection mechanisms, and incident response protocols. Failure to maintain robust cybersecurity measures can lead to data breaches, financial losses, and reputational damage, ultimately affecting business continuity. Additionally, compliance with regulatory frameworks, such as Hong Kong’s Personal Data (Privacy) Ordinance and international security standards, imposes further operational costs. Companies must consistently update security technologies and train staff to mitigate risks, but the evolving nature of cyber threats makes defense strategies an ongoing challenge.

Seasonality

We do not experience any seasonality in our business.

Our competitive strengths

We believe the following competitive strengths differentiate us from our competitors:

We focus on customer needs with an aim to develop long-term stable relationships

We pride ourselves in our ability to develop customized systems tailored to our customers’ business and operational needs. Our maintenance and consultancy services come hand in hand with our system development services as we put a strong emphasis on ongoing on-site support to create continuing relationships with our customers. For the fiscal years ended March 31, 2025 and 2024, our system maintenance and consultancy services contributed to 55.9% and 73.3% of our total revenue, respectively. Built on a foundation of innovation and operation excellence, we thrive by delivering customized IT systems that addresses complex financial and operational challenges while creating tangible and competitive advantages. Throughout their years of experience delivering IT solutions to customers across industries, our senior management team understands close interaction with customers is the key to stable business relationships. By deploying technical personnel to provide on-site technical support after a new system has been developed, we are able to identify system defects and resolve technical issues immediately and create a strong bonding with our customers. We believe such emphasis on customer needs reinforces their confidence increases the chance of further business opportunities whether through returning customers and business referrals.

We operate in a compact team with growth potential

As of March 31, 2025, we employed a total of eight (8) employees (excluding our management members) comprising a strong team of talents including solutions architects, system analysts, engineers and programmers. With a compact team and few layers of management, our internal communication is direct and we are able to pivot quickly when adapting to new trends and challenges and provide more dedicated attention to our customers, thereby creating a strong sense of responsibility and engagement, strengthening relationships and increasing customer satisfaction. Our compact team also allows us to reduce unnecessary overhead expenses and increase our profitability while still allowing for specialized expertise. Where necessary, our compact team provides growth potential for us to increase our operating scale in response to customer demands and market trends.

We have an experienced management team supported by industry talents

The success of our business draws on the knowledge and industry experience of our senior management team to deliver superior solutions and services to meet our customers’ needs and objectives. In an era marked by increasing digitalization and heightened security risks, our services stands out by combining strategic insight with technological expertise. Our management team is led by Mr. Kwok Wai BOW, Chairman of our Board and Mr. Kei Ho Kevin LAM, our Chief Executive Officer, both have years of experience in offering technology-based solutions to customers in various industries. For details of the biography of Mr. Kwok Wai BOW and Mr. Kei Ho Kevin LAM, see “Management” in this prospectus. Our team of seasoned professionals is not only well-versed in traditional IT infrastructures but is also adept at designing agile, future-proof architectures that are responsible to market fluctuations. We have competent system engineers and architects which comprises our strong and talented team of experts in the IT solution service industry. Leveraging their respective experience in various industries, we have enhanced our operational efficiency and customer loyalty, and increased employee motivation, which, in totality, enables us to provide quality service to our customers and capture business opportunities.

Our growth strategies

We intend to pursue the following strategies to further expand our business:

Enhance our team of industry talents and expand our operating scale

We intend to hire more industry talents to support our existing compact team of solutions architects, system analysts, engineers and programmers. While our compact team allows us to provide more dedicated attention to our customers, thereby creating a strong sense of responsibility and engagement, strengthening relationships and increasing customer satisfaction, we believe that to expand our operating scale to cope with increasing customer demands and business opportunities and reduce our reliance on outsourcing, we need to constantly look for industry talents to join us. Leveraging our in-depth industry know-how and customer network, we will continue to expand our operating scale while maintaining dedicated and tailored services to our customers.

Continue to optimize our technology infrastructure

In an era marked by increasing digitalization, technology is ever-changing. We believe we need to keep abreast of the latest technologies in the market to cope with complex technical requirements from our customers. Maintaining up-to-date technological infrastructure and providing a wide variety of service offerings is critical in solidifying our competitive advantages. Hiring more specialized industry talents allows us to maintain up-to-date technological infrastructure to cope with a wide variety of technical service offerings and cater for customers from a plethora of industries. Where our in-house team of system engineers and solutions architect is unable to cope with the latest technical requirements from customers and industries, we intend to establish closer strategic cooperation with external technology solution providers to continue to optimize our technology infrastructure to cater for evolving customer needs.

Enhance our brand in the IT solutions services industry

We have demonstrated our ability to build our brand and reputation among established customers in the financial services industry. Riding on such success and a strong reputation, we intend to further promote our brand and gain customer confidence across different industries. We plan to further improve our brand image by increasing marketing activities such as hosting and sponsoring technical training sessions and seminars among students, industry players and potential customers. We will further promote our services through different media channels using targeted campaigns to increase audience coverage. With our enhanced brand image, we believe we will be able to capture new business prospects and expand our sources of revenue.

To cope with our expansion plan, we plan to hire more industry talents to serve our staffing needs and to maintain up-to-date technological infrastructure commencing from mid-2026 through direct hires or recruitment agents. Where our in-house team of system engineers and solutions architect is unable to cope with the latest technical requirements from customers and industries, we intend to establish closer strategic cooperation with external technology solution providers to cater for evolving customer needs. Commencing from mid-2026, we also plan to actively host and sponsor technical training sessions and seminars among students, industry players and potential customers to enhance our brand image. We expect the associated additional staff costs and outsourcing costs will be approximately US$1.2 million and the associated marketing costs for enhancing our brand image will be approximately US$400,000 for the first year. We will continue to monitor our expansion rate and adjust our pace and associated costs incurred where necessary.

We expect the proceeds from this Offering will be sufficient in supporting our expansion plan for the coming three years. Should we require additional funds, we may consider taking out additional bank borrowings to serve our needs where appropriate.

Employees

As of March 31, 2025, we employed a total of eight (8) employees (excluding our management members) located in Hong Kong. The following table sets forth a breakdown of our employees by title:

Title	Number of Employees
Senior Solution Architect	1
Solution Architect	1
System Analyst	1
Analyst Programmer	2
IT Consultant	1
Sales Manager	1
System Engineer	1
Total	8

It is essential to recruit and retain experienced talents for our business development and growth. Our human capital resources objectives include identifying, recruiting, retaining and incentivizing our existing and new employees.

We assess the available human resources on a continuous basis to determine whether additional personnel are required to cope with our business operations and developments. Our employees’ remuneration packages generally include salary and benefits in compliance with applicable laws and regulations of Hong Kong. The salaries of our employees are generally determined by the employee’s seniority, position, qualification, working experience and performance. Bonuses may be paid from time to time under our discretion to incentivize our staff. We regularly assess our employees’ performance and remuneration package to attract and retain our employees. During the fiscal years ended March 31, 2025 and 2024, we had not experienced any significant difficulties in recruiting employees and had not experienced any material labor dispute.

Properties

As of the date of this prospectus, we entered into the following workspace license agreement for our office:

Location	Term	Usage
Unit 608-613, Level 6, Core C, Cyberport 3, 100 Cyberport Road, Hong Kong	November 1, 2024 to October 31, 2025	Office

Intellectual property

As of the date of this prospectus, we have not registered any patent or trademark. We have registered our domain name and website. You can find our website at https://www.altech.hk/.

Insurance

We consider our insurance policies to be adequate and in line with the industry standard. As of the date of this prospectus, we have maintained employees’ compensation and office insurance for our employees that include work injury under the regulatory requirements in Hong Kong. As of the date of this prospectus, we had not made any material claims on insurance.

Legal proceedings

During the fiscal years ended March 31, 2025 and 2024 and as of the date of this prospectus, neither we nor any of our subsidiaries have been involved in any litigation, claim, administrative action or arbitration which in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or results of operations.

REGULATIONS

This section sets forth a summary of the material laws and regulations applicable to our business operations in Hong Kong.

Business registration

The Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) (“BRO”) requires that every person carrying on any business shall make application to the Commissioner of Inland Revenue in the prescribed manner for the registration of that business. The Commissioner of Inland Revenue must register each business for which a business registration application is made or is deemed to be made under the BRO as soon as practicable after the prescribed business registration fee and levy are paid and issue a business registration certificate or branch registration certificate for the relevant business or the relevant branch as the case may be.

Supply of services

The Supply of Services (Implied Terms) Ordinance (Chapter 457 of the Laws of Hong Kong) (“SOSO”) which aims to consolidate and amend the law with respect to the terms to be implied in contracts for the supply of services (including a contract for the supply of a service whether or not goods are also transferred or to be transferred, or bailed or to be bailed by way of hire under the contract) provides that:

(a)	where the supplier is acting in the course of a business, there is an implied term that the supplier will carry out the service with reasonable care and skill; and

(b)	where the supplier is acting in the course of a business, the time for service to be carried out is not fixed by the contract, is not left to be fixed in a manner agreed by the contract or is not determined by the course of dealing between the parties, there is an implied term that the supplier will carry out the service within a reasonable time.

Where a supplier is dealing with a party to a contract for supply of service who deals as a consumer, the supplier cannot, by reference to any contract term, exclude or restrict any liability of his arising under the contract by virtue of the SOSO. Otherwise, where any right, duty or liability would arise under a contract for the supply of a service by virtue of the SOSO, it may (subject to the Control of Exemption Clauses Ordinance (Chapter 71 of the Laws of Hong Kong)) be negatived or varied by express agreement, or by the course of dealing between the parties, or by such usage as binds both parties to the contract.

Control of exemption clauses

The Control of Exemption Clauses Ordinance (Chapter 71 of the Laws of Hong Kong) (“CECO”), which aims to limit the extent to which civil liability for breach of contract, or for negligence or other breach of duty, can be avoided by means of contract terms and otherwise, among others, provides that:

(a)	under section 7, a person cannot by reference to any contract term or to a notice given to persons generally or to particular persons exclude or restrict his liability for death or personal injury resulting from negligence and in the case of other loss or damage, a person cannot exclude or restrict his liability for negligence except in so far as the term or notice satisfies the requirement of reasonableness;

(b)	under section 8, as between contracting parties where one of them deals as consumer or on the other’s written standard terms of business, as against that party, the other cannot by reference to any contract term (i) when himself in breach of contract, exclude or restrict any liability of his in respect of the breach, or (ii) claim to be entitled to render a contractual performance substantially different from that which was reasonably expected of him, or (iii) claim to be entitled in respect of the whole or any part of his contractual obligation, to render no performance at all, except in so far as the contract term satisfies the requirement of reasonableness;

(c)	under section 9, a person dealing as a consumer cannot by reference to any contract term be made to indemnify another person (whether a party to the contract or not) in respect of liability that may be incurred by the other for negligence or breach of contract, except in so far as the contract term satisfies the requirement of reasonableness; and

(d)	under section 11, as against a person dealing as consumer, the liability for breach of the obligations arising under sections 15, 16 and 17 of the Sales of Goods Ordinance (Chapter 26 of the Laws of Hong Kong) cannot be excluded or restricted by reference to any contract term, and as against person dealing otherwise than as consumer, the liability arising under sections 15, 16 and 17 of the Sales of Goods Ordinance can be excluded or restricted by reference to a contract term, but only in so far as the terms satisfy the requirement of reasonableness.

Sections 7, 8 and 9 of the CECO do not apply to, among others, any contract so far as it relates to the creation or transfer of a right or interest in any patent, trade mark, copyright, registered design, technical or commercial information or other intellectual property, or relates to the termination of any such right or interest.

In relation to a contract term, the requirement of reasonableness for the purpose of the CECO is satisfied only if the court or arbitrator determines that the term was a fair and reasonable one to be included having regarded to the circumstances which were, or ought reasonably to have been, known to or in the contemplation of the parties when the contract was made.

Laws and regulations relating to employment

Pursuant to the Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (“EO”), which came into full effect in Hong Kong on September 27, 1968, all employees covered by the EO are entitled to basic protection under the EO including but not limited to payment of wages, restrictions on wages deductions and the granting of statutory holidays.

Pursuant to the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (“MPFSO”), which came into full effect in Hong Kong on December 1, 2000, every employer of an employee covered by the MPFSO must take all practicable steps to ensure that the employee becomes a member of a registered Mandatory Provident Fund (“MPF”) scheme. An employer who, without reasonable excuse, fails to comply with such a requirement may face a fine and imprisonment. The MPFSO provides that an employer who is employing a relevant employee must, for each contribution period, from the employer’s own funds, contribute to the relevant MPF scheme the amount determined in accordance with the MPFSO.

Pursuant to the Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) (“ECO”), which came into full effect in Hong Kong on December 1, 1953, all applicable employers are required to take out insurance policies to cover their liabilities under the ECO and at common law for injuries at work in respect of all of their employees. An employer failing to do so may be liable to a fine and imprisonment.

Pursuant to the Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong) (“MWO”), which came into full effect in Hong Kong on May 1, 2011, an employee covered by the MWO is entitled to be paid wages no less than the statutory minimum wage rate during the wage period. With effect from May 1, 2025, the statutory minimum hourly wage rate is HK$42.1 (approximately US$5.3). Failure to comply with the MWO constitutes an offence under the EO. Regulations on personal data

The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (‘‘PDPO’’), as amended, supplemented or otherwise modified from time to time places a statutory duty on data users to comply with the requirements of the six data protection principles contained in Schedule 1 to this ordinance. The PDPO provides that a data user shall not do an act, or engage in a practice, that contravenes a data protection principle unless the act or practice, as the case may be, is required or permitted under the PDPO. The six data protection principles are:

●	Principle 1 — purpose and manner of collection of personal data;

●	Principle 2 — accuracy and duration of retention of personal data;

●	Principle 3 — use of personal data;

●	Principle 4 — security of personal data;

●	Principle 5 — information to be generally available; and

●	Principle 6 — access to personal data.

The PDPO also gives data subjects certain rights, inter alia:

●	the right to be informed of whether it is obligatory or voluntary for him/her to supply the data and the purpose for which the data is to be used;

●	the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject; and

●	the right to request access to and to request correction of his/her personal data.

Non-compliance with a data protection principle may lead to a complaint to the Privacy Commissioner for Personal Data. A claim for compensation may also be made by a data subject who suffers damage by reason of a contravention of a requirement under the PDPO.

We are aware that in the conduct of our ordinary course of business, we may have to collect personal information and data of our customers and/or their customers and users. We take reasonable and appropriate measures to protect this information and data from being accessed by unauthorized third parties. We adopt internal data privacy measures to minimize the risk in processing and handling such data, and comply with applicable laws and regulations.

We may receive personal information from users and may disclose such information to our service providers, designers, marketplaces, cloud infrastructure and analytics in order to facilitate the provision of services requested by our customers. These parties function as our agents and acts in accordance with our instruction pursuant to written contracts signed between us. We expect our service providers to adopt the same privacy protection standard as is required by our privacy policy and will ensure contractual protection in future collaborations. We may be required to disclose personal information for law enforcement authorities, court orders or subpoenas, including for the purpose of meeting national security or law enforcement requirements and we or other third parties may be compelled to do so when such demand arrives.

More importantly, it is our internal control policy that we generally do not store any personal information and/or data of our customers and their customers or users in our system unless the storage is on an as-needed basis. The personal information or data obtained by us would be erased instantly once the services are provided.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information concerning our directors and executive officers, including their ages as of the date of this prospectus:

Name	Age	Position
Kwok Wai, BOW	40	Director and Chairman of the Board
Kei Ho Kevin, LAM	40	Director and Chief Executive Officer
Sai Hang, KWONG	41	Chief Financial Officer
Jian, HUANG	46	Independent Director Nominee(1)
Sze Ho, CHAN	38	Independent Director Nominee(1)
Keung Wa Steven, TSANG	53	Independent Director Nominee(1)

(1)	The nominee of independent director will become effective upon the effectiveness of the registration statement of which this prospectus forms a part.

Kwok Wai, BOW is a Director and Chairman of our Board and is responsible for the general corporate strategy, overall management of our operations and business expansion. He has over ten years of experience in RegTech (technology-based solutions for compliance with anti-money laundering and counter-financing of terrorism requirements) and AML (anti-money laundering) compliance. From 2008 to 2011, he was an associate, and subsequently a senior associate at Macquarie Group where he was responsible for supporting the development and implementation of cash equity and derivative products trading and driving new business development and product launch initiatives in areas of finance, operation, legal and compliance to support overall business strategies development. From 2011 to 2014, he was an analyst and subsequently a senior analyst at The Boston Consulting Group where he developed solutions on corporate strategy, due diligence and cross-border growth for clients. From 2014 to 2016, he was a manager (strategy consulting) at PricewaterhouseCoopers where he managed day-to-day operational aspects of project and scope and led in-depth research and analysis on industry, regulatory market, customers, competitors and target companies. He also drove business development activities across the region. From 2016 to 2017, he was the strategic project manager of International Gaming Technology PLC (IGT), a multinational gambling company where he was responsible for strategic planning, regulatory evaluation and corporate initiatives on lottery games and video lottery terminals (VLTs) for the Greater China region. Since 2018, he became the strategic consultant of Musketeers Investment Company Limited, an investment company and acted as the main point of contact and relationship manager for a portfolio of clients. In 2022, he co-founded Altech Hong Kong Limited, our Operating Subsidiary, with Mr. Kei Ho Kevin LAM. He obtained a bachelor’s degree in business administration (finance and marketing) from the Hong Kong University of Science and Technology in 2008 and a master’s degree in science (investment management) in 2020.

Kei Ho Kevin, LAM is a Director and our Chief Executive Officer and is responsible for shaping corporate strategy, overseeing our operations and driving business expansion. He has over 15 years of entrepreneurial experience across various sectors, including fashion and e-commerce, with over seven years of experience in the IT solutions services industry. He began his career as an analyst of distressed products at Deutsche Bank from 2009 to 2011. In 2011, he founded DTX Limited, an apparel sourcing company of high-end designer brands. In 2013, he founded Ifashion International Limited, an apparel and fashion company and developed an e-commerce platform for a successful women’s denim line. From 2017 to 2020, he was the director of Wansion Group Holding (HK) Limited, an IT solutions service company, where he contributed to the development of technology solutions for asset management. Since 2018, he became the project manager of Alliance Technology Global Limited, where he was responsible for leading on-site backend development for IT solutions projects. In 2022, he co-founded Altech Hong Kong Limited, our Operating Subsidiary, with Mr. Kwok Wai, BOW. He obtained a bachelor’s degree in arts (economics) from University of Durham in 2007 and a master’s degree in finance from Australian National University in 2009.

Sai Hang, KWONG is the Chief Financial Officer of our Company. He has over 19 years of extensive professional experience in the accounting, financing and auditing industry and has expertise in corporate and fund accounting in U.S. GAAP and IFRS, treasury and finance management, global investor relationships, risk management and tax advisory. From 2005 to 2015, he was an audit associate and subsequently a senior audit manager at Deloitte Touche Tohmatsu in Hong Kong concentrating on corporate audits, initial public offerings and other corporate compliance transactions for his clients. From 2015 to 2018, he was the associate director of Gemini Investments, a property investment company listed on The Stock Exchange of Hong Kong Limited, with focuses on mergers and acquisitions, financial reporting and projects’ valuation and projections. From 2019 to 2024, he was the deputy chief financial officer and board member of Gemini Rosemont Realty a real estate investment fund platform based on Los Angeles, U.S. He was responsible for financial accounting, treasury and budgeting, tax compliance, accounting system implementation and enhancement, investor relationship and fund raising on the commercial real estate and senior housing care projects. He obtained a bachelor of business administration in professional accountancy from the Chinese University of Hong Kong in 2005. He is a Certified Public Accountant registered with the Hong Kong Institute of Certified Public Accountants.

Jian, HUANG is a director nominee who will be appointed as one of our independent directors prior to the closing of our initial public offering. He has since 2023 served as the partner and head of the Hong Kong and Greater Bay Area practice of Control Risks Group, a global specialist risks consultancy, where he regularly advises clients across various sectors including hedge funds, banks, fintechs, technology firms, manufacturers as well as non-governmental organizations on strategic intelligence, regulatory and compliance and enterprise resilience. From 2018 to 2023, he was the senior director and head of credit solutions (APAC) of S&P Global Market Intelligence, Hong Kong, where he led the China growth initiative for the company, encompassing product innovation, go-to-market, local partnerships and venture investments. From 2013 to 2017, he was an executive director, RiskMetrics Analytics of MSCI Inc., London and Hong Kong where he was the global product head, responsible for market risk and securitized product analytics and advising tier-1 banks on model implementation and regulatory alignment. From 2010 to 2013, he was a senior investment risk manager of Man Group – GLG Partners, London, a global investment management firm where he managed risks for the company’s global macro strategy, emerging markets strategy and systematic fixed income strategy. From 2007 to 2010, he was a risk consultant at RiskMetrics Group, London. From 2001 to 2002, he was a financial analyst at CITIC Southern Group, Guangzhou. He obtained an executive master of business administration from The Chinese University of Hong Kong in 2025, a doctor of philosophy in finance from Cranfield School of Management in 2007, a master of science in finance from Lancaster University Management School in 2003 and a bachelor of science in international finance from Sun Yat-sen University in 2001. He obtained the certificate in quantitative finance (CQF) certification in 2019.

Sze Ho, CHAN is a director nominee who will be appointed as one of our independent directors prior to the closing of our initial public offering. He is currently the chief executive officer and a director of Garden Stage Limited (NASDAQ: GSIW), since December 2020 he has been a director of its subsidiary, I Win Securities Limited. He has more than 12 years of experience in the financial services industry, covering the area of margin financing, securities trading, asset management, and wealth management. Prior to joining I Win Securities in December 2020, he worked in the Wealth Management division of CMBC Securities Company Limited, as its senior manager, from January 2018 to July 2020. Prior to joining CMBC Securities Company Limited, he served as the manager of the Wealth Management division of CITICS Securities International, from July 2011 to July 2017. He obtained a bachelor of construction engineering and management from the City University of Hong Kong in 2010 and a high diploma in building technology and management from the Hong Kong Polytechnic University in 2007.

Keung Wa Steven, TSANG is a director nominee who will be appointed as one of our independent directors prior to the closing of our initial public offering. He has over 30 years of experience in IT strategy, enterprise architecture, cybersecurity and regulatory compliance, including more than 20 years of experience in senior leadership roles within the financial services sector . He has since 2022 been serving as the chief architect and technology consultant of IBM Taiwan Limited, on secondment in Taipei, where he was responsible for leading digital transformation for core banking, credit card and investment systems, driving cloud adoption and agile methodologies. From 2020 to 2021, he was an executive vice president and head of IT of RD Wallet Technologies Ltd., where he was responsible for establishing IT governance and cybersecurity frameworks in compliance with the requirements of the Hong Kong Monetary Authority (HKMA). From 2018 to 2020, he was the chief architect and head of project management office of Livi VB Limited, a virtual bank, where he managed the virtual bank license application and implemented a full-scale IT system, achieving an operational launch within 18 months. From 2016 to 2018, he was an industry consultant, financial markets, of IBM China/Hong Kong Limited, where he led digital transformation initiatives, including AI-driven anti-money laundering and open banking solutions for tier-1 banks. From 2015 to 2016, he was the head of IT architecture and governance of Hong Kong Interbank Clearing Limited, where he was responsible for defining IT strategy and regulatory compliance frameworks in accordance with HKMA standards. From 2009 to 2015, he was a director of HSBC Private Bank (Suisse) SA, where he was responsible for transforming private banking systems to future-state architecture. He obtained a bachelor of engineering in computer science from the Hong Kong University of Science and Technology in 1994 and a certificate in information quality from the Massachusetts Institute of Technology in 2008.

Family Relationships

As of the date of this prospectus, There are no family relationships among our directors and executive officers.

Corporate Governance Practices

Foreign Private Issuer

After the consummation of this Offering, we will qualify as a “foreign private issuer” under the SEC rules and Nasdaq rules. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Also, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we will submit to the SEC from time to time, on Form 6-K, reports of information that would likely be material to an investment decision in our Class A Ordinary Shares.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), except that we must comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640), and that we have an audit committee that satisfies Rule 5605(c)(3), including having committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). The exemptions are subject to our disclosure of which requirements we are not following and the equivalent Cayman Islands requirements. Below are some of the exemptions afforded to foreign private issuers under the Nasdaq rules:

●	Exemption from the requirement that we disclose within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers.

●	Exemption from the requirement that our board of directors be composed of independent directors.

●	Exemption from the requirement that our audit committee have a minimum of three members.

●	Exemption from the requirement that we hold annual shareholders’ meetings.

●	Exemption from the requirement that our board of directors have a remuneration committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●	Exemption from the requirement that director nominees are selected, or recommended for selection by our board of directors, either by (i) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors and governed by a formal written charter or board resolution, as applicable, addressing the nomination process as adopted.

We may in the future decide to use the foreign private issuer exemption with respect to some or all of the other Nasdaq corporate governance rules. We also intend to comply with Cayman Islands corporate governance requirements under the Companies Act applicable to us at the same time. If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

In connection with this Offering, we have adopted a code of business conduct and ethics, which is applicable to all of our directors, executive officers and employees and is publicly available.

Board of Directors

Our Board of Directors will consist of five (5) directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director who is, directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company shall declare the nature of his or her interest at a meeting of our directors. Subject to the Nasdaq Listing Rules and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he or she may be interested therein provided the director discloses to his fellow directors the nature and extent of any material interests in respect of any contract or transaction or proposed contract or transaction and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of our directors at which any such contract or transaction or proposed contract or transaction is considered. Our directors may exercise all the powers of our Company to issue debentures, debenture stock, bonds, and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party. None of our non-executive directors have a service contract with us that provides for benefits upon termination of service.

We recognize the importance and benefit of having a board of directors composed of highly talented and experienced individuals having regard to the need to foster and promote diversity among board members with respect to attributes such as gender, ethnicity and other factors. In support of this goal, we will consider criteria that promote diversity, including with regard to gender, ethnicity, and other dimensions; and consider the level of representation of women on our board of directors along with other markers of diversity.

Committees of the Board of Directors

A company of which more than 50% of the voting power held by a single entity is considered a “controlled company” under the Nasdaq rules. A controlled company is not required to comply with the Nasdaq corporate governance rules requiring a board of directors to have a majority of independent directors to have independent audit, compensation, and nominating and corporate governance committees. Following the completion of this Offering, we will be a “controlled company” as defined under the Nasdaq rules.

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee, and a nominating and corporate governance committee. We expect to adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Jian, HUANG, Sze Ho, CHAN, and Keung Wa Steven, TSANG. Jian HUANG will be the chairperson of our audit committee. We have determined that each of our audit committee members satisfies the “independence” requirements of Rule 5605(c)(2) of the Nasdaq rules and meets the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Jian, HUANG as a person who has the following attributes: understanding of GAAP and financial statements, ability to assess the application of GAAP for accounting estimates, accruals and reserves, experience with financial statements, understanding of internal controls and knowledge of audit committee functions that qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Nasdaq rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related-party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Sze Ho, CHAN, Jian, HUANG, and Keung Wa Steven, TSANG. Sze Ho, CHAN will be the chairman of our compensation committee. We have determined that each of our compensation committee members satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq rules. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officers may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officers and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs, or similar arrangements; and

●	selecting compensation consultant, legal counsel, or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Keung Wa Steven, TSANG, Jian, HUANG, and Sze Ho, CHAN. Keung Wa Steven, TSANG will be the chairman of our nominating and corporate governance committee. We have determined that each of our nominating and corporate governance committee members satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq rules. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board in regard to characteristics such as independence, knowledge, skills, experience, and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically in regard to significant developments in the law and practice of corporate governance, as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our Company. These include, among others (i) duty to act in good faith in what the director believes to be in the best interests of the company as a whole; (ii) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not improperly fetter the exercise of future discretion; (iv) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and (v) duty to exercise independent judgment. In addition to the above, our directors also owe a duty to act with skill, care and diligence. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our Memorandum and Articles, as amended from time to time. Our Company has the right to seek damages if a duty owed by any of our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

As set out above, our directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Memorandum and Articles, as amended from time to time or alternatively by shareholder approval at general meetings.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares (including Class A Ordinary Shares) in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

Our directors may be elected by a resolution of our board of directors or by an ordinary resolution of our shareholders. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of our shareholders, unless the director is appointed on such express terms that he or she shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period. A director will cease to be a director automatically if, among other things, the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors generally, (ii) dies or is found by our company to be or becomes of unsound mind, (iii) resigns his or her office by notice in writing to our company, or (iv)is removed from office pursuant to our articles of association.

Our officers are selected by and serve at the discretion of our board of directors.

Employment Agreements with Executive Officers

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specific time period. We may terminate employment for cause for certain acts of executive officers, such as commission of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. We may also terminate an executive officer’s employment without cause upon a three-month advance written notice. An executive officer may resign anytime with a three-month advance written notice.

Each executive officer has agreed to hold, during his or her employment and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our customers or prospective customers, or the confidential or proprietary information of any third-party received by us and for which we have confidential obligations.

We will also enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such person in connection with claims made by reason of their being a director or officer of our company.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board Diversity

We seek to achieve board diversity through the consideration of a number of factors when selecting the candidates to our Board, including but not limited to gender, skills, age, professional experience, knowledge, cultural, education background, ethnicity and length of service. The ultimate decision of the appointment will be based on merit and the contribution which the selected candidates will bring to our board.

Our directors have a balanced mix of knowledge and skills. We have three independent directors with different industry backgrounds, representing a majority of the members of our board. Our board is well balanced and diversified in alignment with the business development and strategy of the Company.

Compensation of Directors and Executive Officers

For so long as we qualify as a foreign private issuer, we are not required to comply with the proxy rules applicable to U.S. domestic companies, including the requirement applicable to emerging growth companies to disclose the compensation of our executive officers on an individual, rather than an aggregate, basis. For the years ended March 31, 2025 and 2024, we paid an aggregate compensation of HK$48,000 (approximately US$6,151) and nil respectively, to our executive officers and directors. We have not set aside any amount to provide pension, retirement or other similar benefits to our executive officers and directors. We have also not made any agreements with our directors or executive officers to provide benefits upon termination of employment.

Equity Incentive Plans

We have not adopted any equity compensation plans.

Outstanding Equity Awards at Fiscal Year-End

As of March 31, 2025 and 2024, we had no outstanding equity awards.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Shares as of the date of this prospectus by our officers, Directors, Director nominees and 5% or greater beneficial owners of our Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Shares. The following table assumes that none of our officers, Directors, Director nominees or 5% or greater beneficial owners of our Shares will purchase shares in this Offering. In addition, the following table assumes that the underwriter’s over-allotment option has not been exercised.

Holders of our Class A Ordinary Shares are entitled to one (1) vote per share and holders of our Class B Ordinary Shares are entitled to twenty (20) votes per share. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. In no event shall Class B Ordinary Shares be convertible into Class A Ordinary Shares.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

	Class A Ordinary Shares Beneficially Owned Prior to This Offering(2)		Class B Ordinary Shares Beneficially Owned Prior to This Offering(2)		Class A Ordinary Shares Beneficially Owned After This Offering(3)		Class B Ordinary Shares Beneficially Owned After This Offering(3)
Name of Beneficial Owners(1)	Number	%	Number	%	Number	%	Number	%
Directors and Executive Officers:
Kei Ho Kevin, LAM(1)	17,969,850	70.47	2,500,000	100	17,969,850	66.56	2,500,000	100
Kwok Wai, BOW	17,969,850	70.47	2,500,000	100	17,969,850	66.56	2,500,000	100
Jian, HUANG	—	—	—	—	—	—	—	—
Sze Ho, CHAN	—	—	—	—	—	—	—	—
Keung Wa Steven, TSANG	—	—	—	—	—	—	—	—
All directors and executive officers as a group	17,969,850	70.47	2,500,000	100	17,969,850	66.56	2,500,000	100

5% shareholders:
Altech Digital Holding Limited(1)	17,969,850	70.47	2,500,000	100	17,969,850	66.56	2,500,000	100

(1)	Altech Digital Holding Limited is wholly owned and beneficially owned by Mr. Kwok Wai BOW, Chairman of our Board and Mr. Kei Ho Kevn LAM, our Chief Executive Officer, as to 50% and 50%, respectively. Mr. Kwok Wai BOW and Mr. Kei Ho Kevin LAM are directors of Altech Digital Holding Limited. Therefore, Mr. Kwok Wai BOW and Mr. Kei Ho Kevin LAM have the voting and dispositive control over the shares held by Altech Digital Holding Limited. The business address of Altech Digital Holding Limited is Units 608-61, Level 6, Core C, Cyberport 3, 100 Cyberport Road, Pok Fu Lam, Hong Kong.

RELATED PARTY TRANSACTIONS

The following is a summary of transactions for the three years ended March 31, 2025 to which we have been a party and in which any members of our Board of Directors, any executive officers, or controlling shareholders had, has or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this prospectus captioned “Management”.

The following is a list of related parties which our Company has transactions with:

(a)	Mr. Kwok Wai BOW, a Director of our Company.

(b)	Mr. Kei Ho Kevin LAM, a Director of our Company.

(c)	Bow Consulting Limited, a company owned by Mr. Kwok Wai BOW.

(d)	L33T Limited, a company owned by Mr. Kei Ho Kevin LAM.

(e)	Alliance Technology Global Limited, a company owned by Mr. Kwok Wai BOW.

(f)	Emerald Business Solutions Group Limited, a company that Mr. Kwok Wai BOW is a director. Altech HK holds 4% equity interest of the Company.

a. Due from related companies

As of March 31, 2025, 2024 and 2023, the balances due from related companies were as follows:

	2025	2024	2023
Due from related companies
Alliance Technology Global Limited(1) (e)	$327,457	280,930	-
Emerald Business Solutions Group Limited (2) (f)	21,594	—	-
	$349,051	$280,930	-

____________
(1)	The balance represented the prepayments made to a related company for subcontracting services to be provided in the normal course of business. The amounts were unsecured, and non-interest bearing. While the prepayment is intended to be settled through the delivery of services, the agreement provides that, in the event of non-performance, the related company is obligated to return the unutilized portion in cash upon demand. Accordingly, our Company continues to classify the balance as a non-financial asset, as settlement is expected through service delivery. Subsequent to the year ended March 31, 2025, the entire amount has been fully utilized.

(2)	The balance represented the receivables from a related company. The amounts were unsecured, interest-free and repayable on demand. Allowance for credit losses recognized for account receivables from related company was approximately US$6,665 and nil as of March 31, 2025 and 2024, respectively.

b. Due to directors

As of March 31, 2025, 2024 and 2023, the balances due to directors were as follows:

	2025	2024	2023
Due to directors
Mr. Kwok Wai BOW (1) (a)	$1,424	138	432
Mr. Kei Ho Kevin LAM (1) (b)	1,284	43,444	17,252
	$2,708	$43,582	17,684

____________
(1)	The balance represented the advances from directors. The amounts were unsecured, interest-free and repayable on demand. Subsequent to the year end, the entire amount has been fully repaid.

c. Transactions with a related company

	2025	2024	2023
Revenue from Emerald Business Solutions Group Limited	$70,485	$—	$—
Subcontracting costs to Alliance Technology Global Limited	1,305,424	830,230	728,928
Subcontracting costs to Bow Consulting Limited	96,116	—	127,514
Subcontracting costs to L33T Limited	52,544	—	127,514

Policies and Procedures for Related Party Transactions

Our Board of Directors will establish an audit committee in connection with the consummation of this Offering, which will be tasked with review and approval of all related party transactions.

DESCRIPTION OF SHARE CAPITAL AND MEMORANDUM AND ARTICLES OF ASSOCIATION

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands and our affairs are governed by our Memorandum and Articles, as amended from time to time, the Companies Act and the common law of the Cayman Islands.

The share capital of our Company consists of Ordinary Shares. As of the date hereof, our authorized share capital is US$50,000 divided into 500,000,000 Ordinary Shares of par value US$0.0001 each, comprising of (i) 450,000,000 Class A Ordinary Shares of par value of US$0.0001 each, and (ii) 50,000,000 Class B Ordinary Shares of par value US$0.0001 each. As of the date of this prospectus, 25,500,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares were issued and outstanding. We will issue 1,500,000 Class A Ordinary Shares in this Offering.

The following are summaries of material provisions of our Memorandum and Articles and the Companies Act insofar as they relate to the material terms of our Ordinary Shares.

Our Memorandum and Articles

Objects of our Company. Under our Memorandum and Articles, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Ordinary Shares. Upon the completion of this Offering, our authorized share capital is US$50,000 divided into 500,000,000 Ordinary Shares of par value US$0.0001 each, comprising of (i) 450,000,000 Class A Ordinary Shares of par value of US$0.0001 each, and (ii) 50,000,000 Class B Ordinary Shares of par value US$0.0001 each. All of our outstanding Ordinary Shares are fully paid and non-assessable. Certificates representing the Ordinary Shares are issued in registered form.

Conversion. Class B Ordinary Shares cannot be converted into Class A Ordinary Shares under any circumstances and Class A Ordinary Shares cannot be converted into Class B Ordinary Shares under any circumstances.

Dividends. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors out of our funds which are lawfully available for that purpose. In addition, our Shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or the credit standing in our Company’s share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.

Voting Rights. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of our Company.

Holders of our Ordinary Shares may vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Subject to any rights or restrictions as to voting attached to any shares, on a poll every shareholder present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall have one (1) vote for each Class A Ordinary Share and twenty (20) votes for each Class B Ordinary Share of which he or the person represented by proxy is the holder.

Voting at any meeting of shareholders is by a poll. A poll shall be taken in such manner as the chairman of the meeting directs. He may appoint scrutineers (who need not be shareholders) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held as a virtual meeting or in more than one place, the chairman may appoint scrutineers virtually and in more than one place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Any ordinary resolution is a resolution passed by a simple majority of the votes by the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of our Company and includes a written resolution signed by the required majority of shareholders according to the Memorandum and Articles. Any special resolution is a resolution of a general meeting or a resolution of a meeting of the holders of any class of Ordinary Shares in a class meeting duly constituted in accordance with the Memorandum and Articles in each case passed by a majority of not less than two-thirds of the votes by the shareholders as being entitled to do so vote in person or by proxy at that meeting. The expression includes a unanimous written resolution signed by all of the shareholders entitled to vote at such meeting.

A special resolution will be required for important matters such as amending our memorandum and articles of association or changing the name of our Company.

There are no limitations on non-residents or foreign shareholders to hold or exercise voting rights on the Ordinary Shares imposed by foreign law or by the Memorandum and Articles or other constituent document of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the Ordinary Shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of Ordinary Shares in our Company have been paid.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Memorandum and Articles provide that we may (but are not obliged to, unless required by the Nasdaq Listing Rules), in each year hold a general meeting as an annual general meeting, which, if held, shall be convened by the board of directors, in accordance with the Memorandum and Articles. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting.

Advance notice of at least five clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our Shareholders. A quorum required for a meeting of shareholders consists of at least one holder of Ordinary Shares holding not less than an aggregate of one-third of the outstanding Ordinary Shares carrying the right to vote at such general meeting.

A majority of our directors may call general meetings and they shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of our Company. A shareholders’ requisition is a request of one or more shareholders holding as at the date of deposit of the request in aggregate not less than ten percent of the rights to vote at such general meeting. The requisition must state the objects of the meeting and must be signed by or on behalf of each requisitioner and delivered in accordance with the notice provisions of our Memorandum and Articles. If our directors do not within 21 clear days from the receipt of the requisition duly proceed to convene a general meeting, the requisitioners, or any of them may themselves convene a general meeting, but any meeting so convened must be called no later than three months after the expiration of the said 21 clear day period.

Winding Up; Liquidation. If we are wound up the shareholders may, subject to the Memorandum and Articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of the assets of our Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and/or

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Subject to the terms of the allotment, our directors may from time to time make calls upon our shareholders in respect of any moneys unpaid on their shares in a notice served to such shareholders at least 14 clear days in advance specifying the time and place for payment. Any Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. Subject to the terms of the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may by our directors: (i) issue shares that are to be redeemed or liable to be redeemed, at the option of us or the shareholders holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares; (ii) with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at the option of us on the terms and in the manner which the directors determine at the time of such variation; and (iii) purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding or (c) if our Company has commenced liquidation. In addition, our Company may accept the surrender of any fully paid share for no consideration.

Transfer of Ordinary Shares.

Provided that such transfer complies with applicable Nasdaq Listing Rules, our shareholders may freely transfer shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Nasdaq Listing Rules or in any other form approved by our directors, executed where the shares are fully paid, by or on behalf of that shareholder; and where the shares are partly paid, by or on behalf of that shareholder and the transferee.

Where the shares of any class in question are not listed on any stock exchange or subject to the rules of any stock exchange, our directors may in their absolute discretion decline to register any transfer of such shares which are not fully paid up or on which our Company has a lien.

Our board of directors may also decline to register any transfer of any share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	the shares transferred are fully paid up and free of any lien in favor of our Company;

●	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the Nasdaq Capital Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of Nasdaq and on 14 clear days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 clear days in any year.

Variations of Rights of Shares. If at any time our share capital is divided into different classes of shares, unless the terms on which a class of shares was issued state otherwise, the rights attached to any such class may only be varied with: (a) the consent in writing of the holders of two-thirds of the issued shares of that class or (b) with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with them.

Inspection of Books and Records. Holders of our Ordinary Shares have no general right under our Memorandum and Articles to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information.”

Issuance of Additional Shares. Our Memorandum and Articles authorize our Board of Directors to issue additional Ordinary Shares from time to time as our Board of Directors shall determine, to the extent of available authorized but unissued shares.

Issuance of additional Ordinary Shares may dilute the voting power of holders of Ordinary Shares.

Anti-Takeover Provisions. Some provisions of our Memorandum and Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable. Our authorized, but unissued Ordinary Shares are available for future issuance without shareholders’ approval and could be utilized for a variety of corporate purposes, including future offerings to raise addition capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Ordinary Shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may not issue negotiable or bearer shares, but may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Nomination and Removal of Directors and Filling Vacancies on Board. At any time or from time to time, the Board shall have the power to appoint any person as a Director either to fill a casual vacancy on the Board or as an additional Director to the existing Board subject to any maximum number of Directors, if any, as may be determined by the members in general meeting.

Each Director shall hold office for the term, if any, fixed by the terms of his appointment or until his office is vacated pursuant to the Memorandum and Articles.

A Director is not required to hold any shares in our Company by way of qualification nor is there any specified upper or lower age limit for Directors either for accession to or retirement from the Board.

A Director may be removed by an ordinary resolution of our company before the expiration of his term of office (if any).

The office of a Director shall be vacated if he:

(i)	is prohibited by the law of the Cayman Islands from acting as a director; or

(ii)	is made bankrupt or makes an arrangement or composition with his creditors generally; or

(iii)	resigns his office by notice to our Company; or

(iv)	only held office as a director for a fixed term and such term expires; or

(v)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or

(vi)	is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); or

(vii)	is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(viii)	without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months.

From time to time the Board may appoint one or more of its body to be managing director, joint managing director or deputy managing director or to hold any other employment or executive office with the company for such period and upon such terms as the Board may determine, and the Board may revoke or terminate any of such appointments. The Board may also delegate any of its powers to committees consisting of such Director(s) or other person(s) as the Board thinks fit, so long as the majority of those persons are Directors, and from time to time it may also revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to persons or purposes, but every committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may from time to time be imposed upon it by the Board.

Anti-Money Laundering — Cayman Islands

If any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to the Financial Reporting Authority or a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

By subscribing for shares, the subscriber consents to the disclosure of any information about them to regulators and others upon request in connection with money laundering and similar matters both in the Cayman Islands and in other jurisdictions.

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”) or any other applicable law. Depending on the circumstances of each application, a detailed verification of identity might not be required where:

(a)	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

(b)	the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

(c)	the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any payment to a shareholder if our Directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority (“FRA”) of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which the Company collects, processes and maintains personal data about investors of the company pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (“DPA”).

The Company is committed to processing personal data in accordance with the DPA. In its use of personal data, the Company will be characterized under the DPA as a “data controller”, while certain of the Company’s service providers, affiliates and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to the Company.

This privacy notice puts our shareholders on notice that, by virtue of making an investment in the company, the Company and certain of the Company’s service providers may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for the Company to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which the Company is subject or (c) where the processing is for the purposes of legitimate interests pursued by the Company or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with the Company’s service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

The Company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfills the Company’s obligation in this respect); (b) the right to obtain a copy of your personal data; (c) the right to require us to stop direct marketing; (d) the right to have inaccurate or incomplete personal data corrected; (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data; (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial); (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data; (h) the right to complain to the Office of the Ombudsman of the Cayman Islands; and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with the Company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by accessing their website here: ombudsman.ky.

Differences in Corporate Law

The Companies Act is modeled, to a large extent, after the older Companies Acts of England but does not follow recent English statutory enactments and, accordingly, there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Act permits merger and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company, and such other authorization, if any, as may be specified in such constituent company’s articles of association. A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures under the Companies Act subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures. The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest person of that class acting in respect of his or her interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition that may facilitate the “squeeze out” of dissentient minority shareholders upon a takeover offer. When a takeover offer is made and accepted by holders of not less than 90.0% of the shares within four months after the making of the offer, the offeror may, within a two-month period commencing on the expiration of such four month period, give notice to require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands by a dissenting shareholder within one month from the date on which the notice was given, but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our Memorandum and Articles provide that to the extent permitted by law, we shall indemnify each existing or former director (including alternate director), secretary and other officer of us (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of the Company in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or officer for those legal costs. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Memorandum and Articles provide that our Shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Under Cayman Islands law, the fiduciary duties owed by a director and officer include (a) a duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole, (b) a duty to exercise their powers for the purposes for which they were conferred and not for a collateral purpose, (c) a duty to avoid improperly fettering the exercise of future discretion, (d) a duty to avoid any conflict of interest between the director’s duty to the company and the director’s personal interests, and (e) a duty to exercise independent judgment. In addition to the above, directors also owe a duty of care which is not fiduciary in nature. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person carrying out the same functions as are carried out by that director in relation to the company. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our Memorandum and Articles provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. An extraordinary general meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling extraordinary general meetings.

The Companies Act does not provide shareholders with any rights to requisition a general meeting, or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles allow our Shareholders holding in aggregate not less than ten percent of all votes attaching to the issued and outstanding shares of our Company entitled to vote at general meetings to requisition an extraordinary general meeting of our Shareholders, in which case our Board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Memorandum and Articles do not provide our Shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we may but are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Companies Act but our Memorandum and Articles do not provide for cumulative voting. As a result, our Shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles, directors may be removed with or without cause, by an ordinary resolution of our Shareholders. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his or her office by notice in writing to the company; (iv) without special leave of absence from our board, is absent from meetings of our board for a continuous period of six months; or (v) is removed from office pursuant to any other provisions of our Memorandum and Articles.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands, by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our Memorandum and Articles, our Company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Memorandum and Articles, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with them.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by the Companies Act, our Memorandum and Articles may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Memorandum and Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles governing the ownership threshold above which shareholder ownership must be disclosed.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this Offering, we will have 27,000,000 Class A Ordinary Shares (or 27,225,000 Class A Ordinary Shares if the underwriters exercise their over-allotment option in full) and 2,500,000 Class B Ordinary Shares outstanding. All of the Class A Ordinary Shares sold in this Offering will be freely transferable by persons other than our “affiliates”, as that term is defined in Rule 144 promulgated under the Securities Act, without restriction or further registration under the Securities Act.

Prior to this Offering, there has been no public market for our Class A Ordinary Shares, and while we plan to apply to list our Class A Ordinary Shares on Nasdaq, we cannot assure you that a regular trading market for our Class A Ordinary Shares will develop or be sustained after this Offering. Future sales of substantial amounts of Class A Ordinary Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Class A Ordinary Shares. Further, since a large number of our Class A Ordinary Shares will not be available for sale shortly after this Offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our Class A Ordinary Shares in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Lock-Up Agreements

We, together with each and any of our successors, have agreed not to, for a period of six (6) months after the closing of this Offering, directly or indirectly offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, except in this Offering, any of our Class A Ordinary Shares or securities that are substantially similar to our Class A Ordinary Shares, including but not limited to any options or warrants to purchase our Class A Ordinary Shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our Class A Ordinary Shares or any such substantially similar securities (other than upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the underwriters.

Furthermore, each of our directors and executive officers and shareholders holding 5% or more of the issued and outstanding Class A Ordinary Shares has also entered into a similar lock-up agreement for a period of six (6) months after the closing of this Offering, with respect to our Class A Ordinary Shares and securities that are substantially similar to our Class A Ordinary Shares. Pursuant to such lock-up agreements, each of our directors and executive officers has agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Class A Ordinary Shares or any securities convertible into or exercisable or exchangeable for Class A Ordinary Shares, that transfers, in whole or in part, any of the economic consequences of ownership of our Class A Ordinary Shares or such other securities for a period of six (6) months after the closing of this Offering, without the prior written consent of the underwriters.

Other than this Offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our Class A Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Class A Ordinary Shares may dispose of significant numbers of our Ordinary Shares in the future. We cannot predict what effect, if any, future sales of our Class A Ordinary Shares, or the availability of Class A Ordinary Shares for future sale, will have on the trading price of our Class A Ordinary Shares from time to time. Sales of substantial amounts of our Class A Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Class A Ordinary Shares.

Rule 144

All of our Class A Ordinary Shares outstanding prior to this Offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, persons who became the beneficial owner of shares of our Class A Ordinary Shares prior to the completion of this Offering may sell such shares upon the earlier of (1) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act for at least 90 days prior to the date of the sale and have filed all reports required thereunder, or (2) the expiration of a one-year holding period.

At the expiration of the six-month holding period, assuming we have been subject to the Exchange Act reporting requirements for at least 90 days and have filed all reports required thereunder, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of Shares acquired prior to the completion of this Offering, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell upon expiration of the Lock-Up Agreements described above, within any three-month period, a number of Shares acquired prior to the completion of this Offering in the amount does not exceed the greater of the following:

●	1% of the then outstanding Shares of the same class, which will equal approximately 270,000 Class A Ordinary Shares or 25,000 Class B Ordinary Shares immediately after this Offering, assuming the over-allotment option is not exercised, and 272,250 Class A Ordinary Shares or 25,000 Class B Ordinary Shares, assuming the over-allotment option is exercised in full; or

●	the average weekly trading volume of our Shares on Nasdaq, where we have applied to list our Shares, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of Shares acquired prior to the completion of this Offering without restriction. A person who was one of our affiliates at any time during the three months preceding a sale, upon expiration of the Lock-up Agreements described above, would remain subject to the volume restrictions described above.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following are material Cayman Islands tax, Hong Kong tax and U.S. federal income tax considerations relevant to an investment in our Class A Ordinary Shares. This discussion does not address all of the tax consequences that may be relevant in light of the investor’s particular circumstances. Potential investors should consult their tax advisers regarding Hong Kong, U.S. federal, state and local, and non-U.S. tax consequences of owning and disposing of our Class A Ordinary Shares in their particular circumstances.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Ordinary Shares, nor will gains derived from the disposal of our Class A Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in the Cayman Islands in respect of the issue of our Class A Ordinary Shares or on an instrument of transfer in respect of our Class A Ordinary Shares so long as the instrument of transfer is not executed in, brought to, or produced before a court of the Cayman Islands.

Hong Kong Taxation

Profits Tax

No tax is imposed in Hong Kong in respect of capital gains from the sale of property, such as our Ordinary Shares. Generally, gains arising from disposal of the Class A Ordinary Shares which are held more than two years are considered capital in nature. However, trading gains from the sale of property by persons carrying on a trade, profession or business in Hong Kong where such gains are derived from or arise in Hong Kong from such trade, profession or business will be chargeable to Hong Kong profit tax. Liability for Hong Kong profits tax would therefore arise in respect of trading gains from the sale of Ordinary Shares realized by persons in the course of carrying on a business of trading or dealing in securities in Hong Kong where the purchase or sale contracts are effected (being negotiated, concluded and/or executed) in Hong Kong. Effective from April 1, 2018, profits tax is levied on a two-tiered profits tax rate basis, with the first HK$2 million of profits being taxed at 8.25% for corporations and 7.5% for unincorporated businesses, and profits exceeding the first HK$2 million being taxed at 16.5% for corporations and 15% for unincorporated businesses. In addition, Hong Kong does not impose withholding tax on gains derived from the sale of stock in Hong Kong companies and does not impose withholding tax on dividends paid outside of Hong Kong by Hong Kong companies. Accordingly, investors will not be subject to Hong Kong withholding tax with respect to a disposition of their Ordinary Shares or with respect to the receipt of dividends on their Ordinary Shares, if any. No income tax treaty relevant to the acquiring, withholding or dealing in the Class A Ordinary Shares exists between Hong Kong and the United States.

Stamp duty

Hong Kong stamp duty is generally payable on the transfer of “Hong Kong stocks”. The term “stocks” refers to shares in companies incorporated in Hong Kong, as widely defined under the Stamp Duty Ordinance (Cap. 117 of the laws of Hong Kong), or SDO, and includes shares. However, our Class A Ordinary Shares are not considered “Hong Kong stocks” under the SDO since the transfer of the Class A Ordinary Shares are not required to be registered in Hong Kong given that the books for the transfer of Class A Ordinary Shares are located in the United States. The transfer of Ordinary Shares is therefore not subject to stamp duty in Hong Kong. If Hong Kong stamp duty applies, both the purchaser and the seller are liable for the stamp duty charged on each of the sold note and bought note at the ad valorem rate of 0.1% on the higher of the consideration stated on the contract notes or the fair market value of the shares transferred. In addition, a fixed duty, currently of HK$5.00, is payable on an instrument of transfer.

Estate Duty

The Revenue (Abolition of Estate Duty) Ordinance 2005 came into effect on February 11, 2006 in Hong Kong. No Hong Kong estate duty is payable and no estate duty clearance papers are needed for an application for a grant of representation in respect of holders of Ordinary Shares whose death occurs on or after February 11, 2006.

Certain Mainland China Tax Laws and Regulations Consideration

The Arrangement between Mainland China and Hong Kong for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income (“Double Tax Avoidance Arrangement”)

The National People’s Congress of the PRC enacted the Enterprise Income Tax Law, which became effective on January 1, 2008 and last amended on December 29, 2018. According to Enterprise Income Tax Law and the Regulation on the Implementation of the Enterprise Income Tax Law, or the Implementing Rules, which became effective on January 1, 2008 and further amended on April 23, 2019, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in Mainland China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign enterprise investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a preferential withholding arrangement. According to the Notice of the State Administration of Taxation (“SAT”) on Negotiated Reduction of Dividends and Interest Rates issued on January 29, 2008, revised on February 29, 2008, and the Arrangement between Mainland China and Hong Kong for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income, or Double Tax Avoidance Arrangement, the withholding tax rate in respect of the payment of dividends by a Mainland China enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the Mainland China enterprise and certain other conditions are met, including: (i) the Hong Kong enterprise must directly own the required percentage of equity interests and voting rights in the Mainland China resident enterprise; and (ii) the Hong Kong enterprise must have directly owned such required percentage in the Mainland China resident enterprise throughout the 12 months prior to receiving the dividends. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such Mainland China tax authorities may adjust the preferential tax treatment; and based on the Announcement on Certain Issues with Respect to the “Beneficial Owner” in Tax Treaties issued by the SAT on February 3, 2018 and effective from April 1, 2018, if an applicant’s business activities do not constitute substantive business activities, it could result in the negative determination of the applicant’s status as a “beneficial owner”, and consequently, the applicant could be precluded from enjoying the above-mentioned reduced income tax rate of 5% under the Double Tax Avoidance Arrangement.

We are a holding company incorporated in the Cayman Islands with all our operations conducted and all revenue generated by our Operating Subsidiary in Hong Kong. We do not have, nor do we currently intend to establish, any subsidiary in Mainland China or set up any establishment in Mainland China. We do not plan to enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China, and none of our subsidiaries directly or indirectly holds any interests in any enterprises in Mainland China. We believe neither our Company, nor our subsidiaries, are subject to Enterprise Income Tax Law, Double Tax Avoidance Arrangement or any Mainland Chinese taxation law and regulations, nor these law and regulations have any impact on our business, operations or this Offering.

Enterprise Income Tax Law

The Enterprise Income Tax Law and the Implementing Rules impose a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises in Mainland China, except where tax incentives are granted to special industries and projects. Under the Enterprise Income Tax Law, an enterprise established outside PRC with “de facto management bodies” within Mainland China is considered a “resident enterprise” for Mainland China enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies promulgated by the SAT and last amended on December 29, 2017 and the Announcement of the State Administration of Taxation on Issues concerning the Determination of Resident Enterprises Based on the Standards of Actual Management Institutions promulgated by the SAT on January 29, 2014 set out the standards used to classify certain Chinese invested enterprises controlled by Mainland China enterprises or Mainland China enterprise groups and established outside of China as “resident enterprises”, which also clarified that dividends and other income paid by such Mainland China “resident enterprises” will be considered Mainland China source income and subject to Mainland China withholding tax, currently at a rate of 10%, when paid to non-Mainland China enterprise shareholders. This notice also subjects such Mainland China “resident enterprises” to various reporting requirements with the Mainland China tax authorities. Under the Implementing Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

On October 17, 2017, the SAT issued the Bulletin on Issues Concerning the Withholding of Non-PRC Resident Enterprise Income Tax at Source, or Bulletin 37, which replaced the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, issued by the SAT, on December 10, 2009, and partially replaced and supplemented by the rules under the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, issued by the SAT, on February 3, 2015. Under Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. In respect of an indirect offshore transfer of assets of a Mainland China establishment, the relevant gain is to be regarded as effectively connected with the Mainland China establishment and therefore included in its enterprise income tax filing, and would consequently be subject to enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties in China or to equity investments in a PRC resident enterprise, which is not effectively connected to a Mainland China establishment of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments bears the withholding obligation. Pursuant to Bulletin 37, the withholding party shall declare and pay the withheld tax to the competent tax authority in the place where such withholding party is located within 7 days from the date of occurrence of the withholding obligation. Both Bulletin 37 and Bulletin 7 do not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

We are a holding company incorporated in the Cayman Islands with all our operations conducted and all revenue generated by our Operating Subsidiary in Hong Kong. We do not have, nor do we currently intend to establish, any subsidiary in Mainland China or set up any establishment in Mainland China. We do not plan to enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China, and none of our subsidiaries directly or indirectly holds any interests in any enterprises in Mainland China. We believe neither our Company, nor our subsidiaries, are subject to Enterprise Income Tax Law, Double Tax Avoidance Arrangement or any Mainland Chinese taxation law and regulations, nor these law and regulations have any impact on our business, operations or this Offering.

Material U.S. Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our Class A Ordinary Shares. This summary applies only to U.S. Holders that hold our Class A Ordinary Shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the Internal Revenue Service (“IRS”) with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our Class A Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	financial institutions or financial services entities;

●	underwriters;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	grantor trusts;

●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;

●	governments or agencies or instrumentalities thereof;

●	certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

●	persons holding stock as part of a straddle, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	passive foreign investment companies;

●	controlled foreign corporations;

●	the Company’s officers or directors;

●	holders who are not U.S. Holders;

●	holders that actually, indirectly or constructively own 5% or more of (i) the total combined voting power of all classes of the Company’s shares that are entitled to vote; or (ii) the total value of all classes of the Company’s shares; or

●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Class A Ordinary Shares through such entities.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAXATION TO THEIR PARTICULAR CIRCUMSTANCES, AND THE STATE, LOCAL, NON-U.S., OR OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR CLASS A ORDINARY SHARES.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A Ordinary Shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding our Class A Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in our Class A Ordinary Shares.

Taxation of Dividends and Other Distributions on Our Class A Ordinary Shares

As discussed under “Dividend Policy” above, we do not anticipate that any dividends will be paid in the foreseeable future. Subject to the “Passive Foreign Investment Company Rules” discussed below, a U.S. holder generally will be required to include in gross income, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes, as dividends the amount of any distribution paid on the Class A Ordinary Shares to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by us will be taxable to a corporate U.S. Holder as dividend income and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. A non-corporate U.S. Holder will be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Secretary of Treasury determines is satisfactory for purposes of this provision and includes an exchange of information program, or (ii) with respect to any dividend it pays on stock that is readily tradable on an established securities market in the United States, including Nasdaq. It is unclear whether dividends that we pay on our Class A Ordinary Shares will meet the conditions required for the reduced tax rate. However, in the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our Class A Ordinary Shares would be eligible for the reduced rates of taxation described in this paragraph.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our Class A Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Taxation of Sale or Other Disposition of Class A Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of Class A Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such Class A Ordinary Shares. Any capital gain or loss will be long term if the Class A Ordinary Shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. In the event that gain from the disposition of the Class A Ordinary Shares is subject to tax in the PRC, such gain may be treated as PRC-source gain under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Class A Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our Company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and cash equivalents are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

No assurance can be given as to whether we may be or may become a PFIC, as this is a factual determination made annually that will depend, in part, upon the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our Shares, which could be volatile). Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this Offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our Class A Ordinary Shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our Class A Ordinary Shares even if we cease to be a PFIC in subsequent years, unless certain elections are made. Our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Class A Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Class A Ordinary Shares), and (ii) any gain realized on the sale or other disposition of Class A Ordinary Shares. Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares;

●	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

●	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our Class A Ordinary Shares, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable U.S. Treasury regulations. If our Class A Ordinary Shares qualify as being regularly traded, and an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Class A Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Class A Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Class A Ordinary Shares over the fair market value of such Class A Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Class A Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Furthermore, as an alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a “qualified electing fund” election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. However, we do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our Class A Ordinary Shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding how the PFIC rules apply to your investment in our Class A Ordinary Shares.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the Internal Revenue Service relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the Internal Revenue Service), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

In addition, dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual Shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR CLASS A ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below (collectively, the “underwriters”), where Pacific Century Securities, LLC is acting as the representative of the underwriters (the “Representative”) have severally agreed to purchase from us on a firm commitment basis the following respective number of the Class A Ordinary Shares at the public price less the underwriting discounts set forth on the cover page of this prospectus:

Name	Number of Ordinary Shares
Pacific Century Securities, LLC	[ ]
Revere Securities LLC	[ ]

Total	1,500,000

The underwriters are committed to purchase all the Class A Ordinary Shares offered by us if any Class A Ordinary Shares are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. The underwriters are offering Class A Ordinary Shares subject to their acceptance of the Class A Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Class A Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions.

All sales of the Class A Ordinary Shares in the United States will be made through United States registered broker-dealers. Sales of the Class A Ordinary Shares made outside the United States may be made by affiliates of the underwriters.

The address of the Representative is 60-20 Woodside Ave., Ste. 211, Queens, NY 11377.

Over-Allotment Option

If the underwriters sell more Class A Ordinary Shares than the total number set forth in the table above, the Company has granted to the underwriters a 45-day option following the effective date of this prospectus to purchase up to 225,000 additional Class A Ordinary Shares (15% of the total number of our Class A Ordinary Shares to be offered by us pursuant to this Offering) from us at the initial public offering price less the underwriting discounts and commissions, based on the assumed offering price of US$4.00 per Class A Ordinary Share. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this Offering. To the extent the option is exercised, each underwriter must purchase a number of additional Ordinary Shares approximately proportionate to that underwriter’s initial purchase commitment. Any Class A Ordinary Shares issued or sold under the option will be issued and sold on the same terms and conditions as the other Class A Ordinary Shares that are the subject of this Offering.

In connection with the offering, the underwriters may purchase and sell Class A Ordinary Shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Class A Ordinary Shares. They may also cause the price of the Class A Ordinary Shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Discounts, Commissions, and Expenses

Our Company has agreed to pay the underwriters a cash fee equal to seven percent (7.0%) of the aggregate gross proceeds raised in this Offering. The following table shows the price per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us.

		Per Share		Total Without Exercise of Over-Allotment Option		Total With Full Exercise of Over-Allotment Option
Initial public offering price	$	[ ]	$	[ ]	$	[ ]
Underwriting discounts to be paid by us
Proceeds, before expenses, to us	$	[ ]	$	[ ]	$	[ ]

Our Company has agreed to pay reasonable and documented the Representative’s accountable expenses of up to US$250,000, which includes, without limitation, travel, due diligence expenses, reasonable fees and expenses of the Representative’s legal counsel, roadshow and background check on the Company’s principals. We have also agreed to pay an advance of US$130,000 to the Representative. The Advance will be returned to our Company to the extent such out-of-pocket accountable expenses are not actually incurred, or are less than the advances in accordance with FINRA Rule 5110(g)(4).

Our Company has also agreed to pay the Representative a non-accountable expense, equal to one percent (1.0%) of the gross proceeds received by us from the sale of the Class A Ordinary Shares excluding shares sold pursuant to the exercise of the over-allotment option.

Right of First Refusal

Pacific Century Securities, LLC will receive a right of first refusal in connection with this Offering, which covers all investment banking services on an exclusive basis for twelve (12) months, including (a) acting as lead manager for any underwritten public offering; and (b) acting as exclusive placement agent or initial purchaser in connection with any private offering. In compliance with FINRA Rule 5110(g)(5)(B), the Right of First Refusal granted hereunder may be terminated by us for “Cause,” which shall mean a material breach by Pacific Century Securities, LLC of the underwriting agreement or a material failure by Pacific Century Securities, LLC to provide the services as contemplated by the underwriting agreement.

Tail Financing

During the period that is twelve (12) months following the later of (i) the closing of this Offering, or (ii) the period in which the Company has engaged the Representative ends, the Representative will be entitled to a commission of seven percent (7.0%) and non-accountable expenses of one percent (1.0%) of the gross proceeds raised with respect to any public or private offering or other financing or capital-raising transaction (“Tail Financing”) to the extent that such financing is provided to the Company by investors introduced by the Representative and not known to the Company before such introduction. The Company will also reimburse the Representative any out-of-pocket accountable expenses to the extent such total accountable expenses in this Offering and any Tail Financing do not exceed US$250,000. The Company has the right to terminate its engagement of the Representative for cause in compliance with FINRA Rule 5110(g)(5)(B)(i), which termination for cause eliminates the Company’s obligations with respect to the tail.

Electronic Offer, Sale and Distribution of Ordinary Share

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of Ordinary Shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations.

Lock-up Agreements

The Company (including any successors), each of its directors and officers and holders of five percent (5%) or more of the Company’s securities (including warrants, options, convertible securities and Class A Ordinary Shares) on a fully diluted basis immediately prior to the consummation of this Offering have agreed or are otherwise contractually restricted for a period of six (6) months from the closing of this Offering, without the prior written consent of the Representative not to directly or indirectly:

●	issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of the Class A Ordinary Share or other capital stock or any securities convertible into or exercisable or exchangeable for the Ordinary Share or other capital stock;

●	in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of Ordinary Share or other capital stock or any securities convertible into or exercisable or exchangeable for Ordinary Shares or other capital stock, filed with the SEC after the closing date of this Offering; or

●	enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of Ordinary Share or other capital stock or any securities convertible into or exercisable or exchangeable for Ordinary Share or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of the Class A Ordinary Share or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

There are no existing agreements between the underwriters and any person who will execute a lock-up agreement in connection with this Offering providing consent to the sale of shares prior to the expiration of the lock-up period. The lock up does not apply to the issuance of shares upon the exercise of rights to acquire Class A Ordinary Shares pursuant to any existing stock option or the converting any of preferred convertible stock.

The Representative may in its sole discretion and at any time without notice release some or all of the ordinary shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement and subscription agreement. A form of the underwriting agreement is included as an exhibit to the registration statement of which this prospectus forms a part.

Stabilization

Prior to this Offering, there has been no public market for the Class A Ordinary Shares. Consequently, the initial public offering price for the Class A Ordinary Shares will be determined by negotiations among us and the Representative. Among the factors to be considered in determining the initial public offering price are the Company’s results of operations, its current financial condition, its future prospects, its markets, the economic conditions in and future prospects for the industry in which the Company competes, its management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to the Company. Neither the Company nor the underwriters can assure investors that an active trading market will develop for the Class A Ordinary Shares, or that Class A Ordinary Shares will trade in the public market at or above the initial public offering price.

The Company plans to have the Class A Ordinary Shares approved for listing on the Nasdaq Capital Market under the symbol “ALD”.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of the Class A Ordinary Share in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

●	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of the Class A Ordinary Share available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Class A Ordinary Share originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	In passive market making, market makers in the shares who are the underwriters or prospective underwriter may, subject to limitations, make bids for or purchases of the Class A Ordinary Share until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Class A Ordinary Shares or preventing or retarding a decline in the market price of the Class A Ordinary Shares. As a result, the price of the Class A Ordinary Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq or otherwise, and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of the Class A Ordinary Shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of the Company or its affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to customers that they acquire, long and/or short positions in such securities and instruments.

The Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Investors

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, an offer of Ordinary Shares described in this prospectus may not be made to the public in that member state unless the prospectus has been approved by the competent authority in such member state or, where appropriate, approved in another member state and notified to the competent authority in that member state, all in accordance with the Prospectus Regulation, except that an offer to the public in that member state of any Class A Ordinary Shares may be made at any time under the following exemptions under the Prospectus Regulation:

●	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Ordinary Shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For purposes of this provision, the expression an “offer of securities to the public” in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Class A Ordinary Shares and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The sellers of the Class A Ordinary Shares have not authorized and do not authorize the making of any offer of the Class A Ordinary Shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the Class A Ordinary Shares as contemplated in this prospectus. Accordingly, no purchaser of the Class A Ordinary Shares, other than the underwriters, is authorized to make any further offer of the Class A Ordinary Shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors as defined in the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the Class A Ordinary Shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Class A Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Class A Ordinary Shares has been or will be:

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the Class A Ordinary Shares to the public in France.

Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Class A Ordinary Shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

This document, as well as any other offering or marketing material relating to the Class A Ordinary Shares which are the subject of the offering contemplated by this prospectus, neither constitutes a prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations nor a simplified prospectus as such term is understood pursuant to article 5 of the Swiss Federal Act on Collective Investment Schemes. Neither the Class A Ordinary Shares nor the shares underlying the Class A Ordinary Shares will be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Class A Ordinary Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the Class A Ordinary Shares.

The Class A Ordinary Shares are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This Offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for the Class A Ordinary Shares, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, the Class A Ordinary Shares shall be deemed to be made to such recipient and no applications for the Class A Ordinary Shares will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for the Class A Ordinary Shares you undertake to us that, for a period of 12 months from the date of issue of the Class A Ordinary Shares, you will not transfer any interest in the Class A Ordinary Shares to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

The Class A Ordinary Shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Class A Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Class A Ordinary Shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The Class A Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A Ordinary Shares may not be circulated or distributed, nor may the Class A Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Class A Ordinary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A Ordinary Shares pursuant to an offer made under Section 275 of the SFA except:

●	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than US$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

●	where no consideration is or will be given for the transfer; or

●	where the transfer is by operation of law.

Notice to Prospective Investors in Canada

The Class A Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this Offering.

Notice to Prospective Investors in the Cayman Islands

This prospectus does not constitute a public offer of the Class A Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. The Class A Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to Prospective Investors in the PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and the Class A Ordinary Shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan, Hong Kong or Macau.

Notice to Prospective Investors in Taiwan

The Class A Ordinary Shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Class A Ordinary Shares in Taiwan.

Notice to Prospective Investors in Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to Prospective Investors in Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Class A Ordinary Shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait. Investors in Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the Class A Ordinary Shares.

Notice to Prospective Investors in the United Arab Emirates

The Class A Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Notice to Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The Class A Ordinary Shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Class A Ordinary Shares offered should conduct their own due diligence on the Class A Ordinary Shares. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Notice to Prospective Investors in Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser.

EXPENSES OF THE OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and commissions and non-accountable expense allowance, which are expected to be incurred in connection with the sale of Class A Ordinary Shares in this Offering. With the exception of the registration fee payable to the SEC, the Nasdaq Capital Market listing fee and the filing fee payable to Financial Industry Regulatory Authority, Inc., or FINRA, all amounts are estimates.

SEC registration fee	$1,057
The Nasdaq Capital Market listing fee	75,000
FINRA filing fee	5,000
Printing and engraving expenses	18,000
Legal fees and expenses	470,000
Accounting fees and expenses	21,776
Miscellaneous	294,000
Total	$884,833

LEGAL MATTERS

The validity of the Class A Ordinary Shares offered in this Offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our Cayman Islands counsel. Certain legal matters as to Hong Kong law will be passed upon for us by David Fong & Co., our Hong Kong counsel. Certain other legal matters as to United States Federal and New York State law in connection with this Offering will be passed upon for us by Loeb & Loeb LLP. Certain legal matters as to U.S. federal securities law in connection with this Offering will be passed upon for the Representative of the underwriters by Sichenzia Ross Ference Carmel LLP.

EXPERTS

The financial statements of Altech Hong Kong Limited as of March 31, 2025 and 2024, and for the years then ended, have been audited by SRCO Professional Corporation Chartered Professional Accountants, located at Richmond Hill, Canada, Independent Registered Public Accounting Firm, as set forth in their report elsewhere herein. Such financial statements have been so included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands. Service of process upon us and upon our directors and officers, many of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may be difficult to collect within the United States.

We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this Offering or any purchase or sale of securities in connection with this Offering. The address of our agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

Ogier, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Ogier has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction may be recognized and enforced in the courts of the Cayman Islands in certain circumstances without any re-examination or re-litigation of matters adjudicated upon, provided such judgement: (i) is given by a foreign court of competent jurisdiction; (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (iii) is final; (iv) is not in respect of taxes, a fine or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Also, our principal executive offices and substantially all of our assets are located in Hong Kong. In addition, most of our directors and officers are nationals or residents of Hong Kong and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

An investor may or may not be able to commence an original action against us or our directors or officers, or any person, before the courts outside the United States to enforce liabilities under United States federal securities laws, depending on the nature of the action.

David Fong & Co., our counsel with respect to Hong Kong law, have advised us that judgment of United States courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form F-1 under the Securities Act, including amendments and relevant exhibits and schedules, covering the Class A Ordinary Shares to be sold in this Offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statement and its exhibits and schedules thereto for further information with respect to us and the Class A Ordinary Shares. For further information about us and the Class A Ordinary Shares that we propose to sell in this Offering, we refer you to the registration statement and the exhibits, schedules, financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the registration statement. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents.

Our SEC filings, including the Registration Statement on Form F-1, are also available to you on the SEC’s website at http://www.sec.gov.

As a result of this Offering, we will become subject to the reporting, proxy and information requirements of the Exchange Act, as applicable to foreign private issuers, and as a result will be required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to above, as well as on our website, without charge, at http://www.altech.hk/. You may access our annual reports on Form 20-F and other reports filed with the SEC, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our Class A Ordinary Shares.

ALTECH HONG KONG LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Altech Hong Kong Limited

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Altech Hong Kong Limited (the “Company”) as of March 31, 2025 and 2024, and the related statements of operations and comprehensive income, shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended March 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the United States Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ SRCO Professional Corporation

We have served as the Company’s auditor since 2025.	CHARTERED PROFESSIONAL ACCOUNTANTS
Richmond Hill, Canada	Authorized to practice public accounting by the
September 22, 2025	Chartered Professional Accountants of Ontario

ALTECH HONG KONG LIMITED
Balance Sheets
As of March 31, 2025 and 2024
(Expressed in United States Dollars (“US$”), unless otherwise stated)

	As of March 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	825,015	554,868
Restricted cash	283,681	87,486
Accounts receivable, net (Note 3)	181,901	163,773
Prepayments and other receivables (Note 4)	106,906	—
Operating lease right-of-use assets, net (Note 7)	2,615	2,423
Due from related companies (Note 11)	349,051	280,930
Total current assets	1,749,169	1,089,480

Non-current assets:
Long-term investment (Note 5)	7,327	—
Property and equipment, net (Note 6)	4,036	8,103
Deferred tax assets (Note 10)	946	16,181
Total non-current assets	12,309	24,284
TOTAL ASSETS	$1,761,478	$1,113,764

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Operating lease liabilities, current portion (Note 7)	2,615	2,423
Accrued expenses and other current liabilities (Note 8)	643,585	174,731
Due to directors (Note 11)	2,708	43,582
Contract liabilities (Note 9)	—	988,944
Income tax payable (Note 10)	157,590	—
TOTAL LIABILITIES	806,498	1,209,680

SHAREHOLDERS’ EQUITY (DEFICIT)
Ordinary shares, no par value, 10,000 ordinary shares issued and outstanding as of March 31, 2025 and 2024 (Note 12)	1,282	1,282
Retained earnings (Accumulated deficit)	951,576	(96,761)
Accumulated other comprehensive income (loss)	2,122	(437)
Total shareholders’ equity (deficit)	954,980	(95,916)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$1,761,478	$1,113,764

Commitments and contingencies (Note 14)
Subsequent Events (Note 16)

See accompanying notes to financial statements.

ALTECH HONG KONG LIMITED
Statements of Operations and Comprehensive Income
For the Years Ended March 31, 2025 and 2024
(Expressed in United States Dollars (“US$”), unless otherwise stated)

	Years Ended March 31,
	2025	2024
Revenues (Notes 11 (c) and 15)	$3,490,800	$1,625,929

Cost of revenue	(2,075,138)	(870,830)
Gross profit	1,415,662	755,099

Operating expenses:
Selling and distribution expenses (Notes 6 and 7)	(76,698)	(90,167)
General and administrative expenses	(213,027)	(185,509)
Allowance for credit losses (Notes 3 and 11)	(7,049)	383
Total operating expenses	(296,774)	(275,293)

Income from operations	1,118,888	479,806

Other income
Unrealized gain on investment (Note 2)	7,305	—
Other income, net (Note 2)	161,192	11,066
Total other income, net	168,497	11,066

Income before income taxes	1,287,385	490,872

Income tax expense (Note 10)	(172,407)	(79,459)
Net income	$1,114,978	$411,413
Other comprehensive income (loss)
Foreign currency translation adjustment	2,559	(931)
Comprehensive income	$1,117,537	$410,482

Earnings per share – Basic and Diluted	$111.498	$41.141
Weighted average shares outstanding – Basic and Diluted	10,000	10,000

See accompanying notes to financial statements.

ALTECH HONG KONG LIMITED
Statements of Shareholders’ Equity (Deficit)
For the Years Ended March 31, 2025 and 2024
(Expressed in United States Dollars (“US$”), unless otherwise stated)

	Ordinary Shares		Accumulated other	(Accumulated deficit)/
	No. of shares	Amount	comprehensive income (loss)	Retained earnings	Total
Balance as of April 1, 2023	10,000	$1,282	$494	$(508,174)	$(506,398)
Net income	—	—	—	411,413	411,413
Foreign currency translation adjustment	—	—	(931)	—	(931)
Balance as of March 31, 2024	10,000	1,282	(437)	(96,761)	(95,916)
Net income	—	—	—	1,114,978	1,114,978
Foreign currency translation adjustment	—	—	2,559	—	2,559
Dividend paid (Note 12)	—	—	—	(66,641)	(66,641)
Balance as of March 31, 2025	10,000	$1,282	$2,122	$951,576	$954,980

See accompanying notes to financial statements.

ALTECH HONG KONG LIMITED
Statements of Cash Flows
For the Years Ended March 31, 2025 and 2024
(Expressed in United States Dollars (“US$”), unless otherwise stated)

	Years Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	1,114,978	411,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation (Note 6)	4,102	3,709
Allowance for credit losses (Notes 3 and 11)	7,049	(383)
Fair value changes in investment (Note 2)	(7,305)	—
Deferred income taxes (Note 10)	15,285	79,459
Change in operating assets and liabilities:
Accounts receivable	(18,512)	(81,021)
Prepayments and other receivables	(106,906)	—
Due from related companies	(74,786)	(280,930)
Accrued expenses and other current liabilities	468,854	161,754
Due to directors	(107,515)	25,898
Due to related companies	—	(728,208)
Contract liabilities	(988,944)	377,480
Income tax payable	157,590	—
Net cash provided by (used in) operating activities	463,890	(30,829)

Cash flows from investing activity:
Purchase of property and equipment	—	(1,931)
Net cash used in investing activity	—	(1,931)

Foreign currency translation adjustment	2,452	(1,132)

Net change in cash and cash equivalents and restricted cash	466,342	(33,892)

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT THE BEGINNING OF THE YEAR	642,354	676,246

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT THE END OF THE YEAR	1,108,696	642,354

See accompanying notes to financial statements.

ALTECH HONG KONG LIMITED
Notes to Financial Statements
For the Years Ended March 31, 2025 and 2024
(Expressed in United States Dollars (“US$”), unless otherwise stated)

1. Organization and Business Description

Organization and Nature of Operations

These financial statements have been prepared solely for inclusion in the prospectus of Altech Digital Co., Ltd. (“Altech Digital”) in connection with its proposed initial public offering (“IPO”) of Altech Digital’s Class A Ordinary Shares of par value USD0.0001 each, on the Nasdaq Capital Market. It should not be relied upon for any purposes other than as stated.

Altech Hong Kong Limited (the “Company”) was a limited company incorporated in Hong Kong on January 18, 2022. The Company is an IT solutions service provider.

Reorganization and Share Issuance

The Company was incorporated in Hong Kong on January 18, 2022. Both of Mr. Kwok Wai BOW and Mr. Kei Ho Kevin LAM have been shareholders and directors of the Company since its incorporation.

Altech Digital was established as an exempted company with limited liability incorporated under the laws of the Cayman Islands on May 2, 2025, as a holding company of its proposed IPO.

Altech Digital (BVI) Limited (“Altech BVI”) was incorporated on May 12, 2025 under the laws of the British Virgin Islands, as an intermediate holding company.

On May 21, 2025, Altech BVI acquired 5,000 shares from each shareholder, being the entire issued share capital, of the Company from each of Mr. Kwok Wai BOW and Mr. Kei Ho Kevin LAM at the consideration of HK$1 and HK$1, respectively. Subsequent to the transfers, the Company became an indirect wholly-owned subsidiary of Altech Digital.

On May 29, 2025, Altech Digital Holding Limited entered into Sale and Purchase Agreements with Core Spot Group Limited, Ocean Satellite Limited, Horizon Success Limited, Vica Moon Holdings Limited, Peak Wise Group Limited and Top Success (BVI) Limited, respectively. Pursuant to the Sales and Purchase Agreements, Altech Digital Holding Limited is to sell, and Core Spot Group Limited, Ocean Satellite Limited, Horizon Success Limited, Vica Moon Holdings Limited, Peak Wise Group Limited and Top Success (BVI) Limited are to acquire, 4.98%, 4.95%, 4.93%, 4.90%, 4.89% and 4.88% of the issued Class A equity interests in Altech Digital Co., Ltd., at the consideration of US$22,410, US$22,275, US$22,185, US$22,050, US$22,050 and US$21,960, respectively. On the same date, Altech Digital Holding Limited executed the instrument of transfers whereby Altech Digital Holding Limited have transferred 1,269,900, 1,262,250, 1,257,150, 1,249,500, 1,246,950 and 1,244,400 Class A Ordinary Shares, out of its 25,500,000 Class A Ordinary Shares, to Core Spot Group Limited, Ocean Satellite Limited, Horizon Success Limited, Vica Moon Holdings Limited, Peak Wise Group Limited and Top Success (BVI) Limited, respectively. Subsequent to the transfers, Altech Digital Co., Ltd. is owned as to (i) 17,969,850 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares by Altech Digital Holding Limited; and (ii) 1,269,900, 1,262,250, 1,257,150, 1,249,500, 1,246,950 and 1,244,400 Class A Ordinary Shares Core Spot Group Limited, Ocean Satellite Limited, Horizon Success Limited, Vica Moon Holdings Limited, Peak Wise Group Limited and Top Success (BVI) Limited, respectively.

ALTECH HONG KONG LIMITED
Notes to Financial Statements
For the Years Ended March 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

Use of Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances. Significant estimates required to be made by management, include, but are not limited to, the expected credit loss provision, the determination of the useful lives of property and equipment, impairment of long-lived assets, right-of-use assets, net, operating lease liabilities, incremental borrowing rate for lease and contingencies. Actual results could differ from those estimates. The Company evaluates these estimates on an ongoing basis and revises estimates as circumstances change. The Company bases its estimates on historical experience, anticipated results, trends, and other various assumptions that it believes are reasonable.

Foreign Currency Translation and transaction

The Company’s principal country of operations is Hong Kong. The financial position and results of its operations are determined using Hong Kong Dollars (“HK$”), the local currency, as the functional currency of Altech Digital and Altech HK. The Company’s financial statements are reported using the U.S. Dollars (“US$” or “$”). The results of operations and the statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in statements of shareholders’ equity (deficit). Gains and losses from foreign currency transactions are included in the Company’s statements of operations and comprehensive income (loss).

ALTECH HONG KONG LIMITED
Notes to Financial Statements
For the Years Ended March 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

The following table outlines the currency exchange rates that were used in preparing the financial statements:

	2025	2024
Year-end spot rate	$1 = HK$7.7799	$1 = HK$7.8259
Average rate	$1 = HK$7.8031	$1 = HK$7.8379

Fair Value of Financial Instruments

The fair value of a financial instrument is defined as the exchange price that would be received from an asset or paid to transfer a liability (as exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable, other receivables, receivables from a related company, due to directors and accrued expenses and other current liabilities, approximate their fair values because of the short maturity of these instruments and market rates of interest.

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1	—	Quoted prices in active markets for identical assets and liabilities.
Level 2	—	Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3	—	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The carrying amounts of the Company’s as cash and cash equivalents, accounts receivable, other receivables, receivables from a related company, due to directors, operating lease liabilities, current portion and accrued expenses and other current liabilities approximated their fair values as of March 31, 2025 and 2024 due to their short-term nature.

Cash and cash equivalents and Restricted cash

Cash and cash equivalents consist of cash held in banks, licensed money service operator and time deposits, which are highly liquid and have original maturities of three months or less and are unrestricted as to withdrawal or use. The Company maintains all bank accounts in domestic banks of Hong Kong. The time deposits carry fixed interest per annum for the years presented. As at March 31, 2025, the time deposits carried interests at an annual rate of 3.10% with original maturities of 33 days (2024: carried interests at an annual rate of 4.2% with original maturities of 91 days).

Cash that is restricted as to withdrawal or use is reported separately on the balance sheets. As of March 31, 2024 and 2025, the Company held restricted cash balances of HKD 684,655 (approximately US$87,486) and HKD 2,207,005 (approximately US$283,681), respectively, in a reserve account that is contractually restricted under the terms of a settlement processing agreement. These funds are designated to cover potential chargebacks, transaction disputes, and related liabilities, and are not available for general use.

Cash balances in bank accounts in Hong Kong are protected under Deposit Protection Scheme in accordance with the Deposit Protection Scheme Ordinance (Chapter 581 of the laws of Hong Kong). The maximum protection was up to HKD500,000 (approximately US$64,078) and has been raised to HKD800,000 (approximately US$102,991) from October 1, 2024 per depositor per Scheme member, including both principal and interest.

ALTECH HONG KONG LIMITED
Notes to Financial Statements
For the Years Ended March 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

Accounts Receivable, net

Accounts receivable, net consist of balances receivable from customers for provision of IT solution services in the normal course of business and generally are settled within 30 days or less. The Company maintains an allowance for expected credit losses (“ECLs”) to provide for the estimated amount of receivables that will not be collected. The Company applies a simplified approach in calculating ECLs. The Company provides an allowance for uncollectable accounts using an ECLs model which represents the estimate of ECLs over the lifetime of the asset. In evaluating the collectability of receivable balances, the Company considers specific evidence including aging of the receivable, the client’s payment history, its current creditworthiness and current economic trends. The Company regularly reviews the adequacy and appropriateness of the allowance for doubtful accounts. The receivables are written off after all collection efforts have ceased. As of March 31, 2025, and 2024, there were US$3,085 and US$2,683 allowances for expected losses recognized related to accounts receivable, respectively.

Prepayments

Prepayments represent advance payments made to the service providers for future services. Prepayments are short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the realizability of the prepayments becomes doubtful. As of March 31, 2025 and 2024, , no allowance for impairment was recorded as the Company considers all of the prepayments recoverable.

Long-term investment

Equity securities accounted for at fair values include investment in unlisted company, for which the Company measures at fair value on a recurring basis, considered Level 3 in the fair value hierarchy. It is estimated by asset-based approach. Pursuant to ASC 321, for equity investments measured at fair value with changes in fair value recorded in earnings, the Company does not assess whether those securities are impaired. During the year ended March 31, 2025, the Company recognized $7,305 (FY2024: nil) of unrealized gains on the equity investment, which was included in other income.

Property and Equipment, net

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation and amortization are provided for on a straight-line basis over the estimated useful lives of the related assets as follows:

Office Equipment	3 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the statements of operations and comprehensive income (loss) in other income or expenses.

The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets, such as property and equipment and right-of-use assets, whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. There were no impairment losses on long-lived assets for the years ended March 31, 2025 and 2024.

ALTECH HONG KONG LIMITED
Notes to Financial Statements
For the Years Ended March 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

Lease

The Company applies the provisions of ASC Topic 842, Leases which requires lessees to recognize lease assets and lease liabilities on the balance sheet. The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company must discount lease payments based on an estimate of its incremental borrowing rate.

Operating lease Right-of-use Assets

The Company’s operating lease right-of-use assets consist of leased assets recognized in accordance with ASC 842, Leases, which requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. Operating lease right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. The Company determines the lease term by agreement with lessor. In cases where the lease does not provide an implicit interest rate, the Company uses the Company’s incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

Revenue Recognition

Revenue is recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation.

The Company enters into agreements with clients that create enforceable rights and obligations and for which it is probable that the Company will collect the consideration to which it will be entitled as services transfer to the customer. It is customary practice for the Company to have the agreements with its customers in writing, orally, or in accordance with other customary business practices. The Company recognizes revenue when (or as) a performance obligation is satisfied, i.e. when “control” of the goods or services underlying the particular performance obligation is transferred to customers.

Control of the good or service may be transferred over time or at a point in time. Control of the good or service is transferred over time if one of the following criteria is met:

●	the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the Company performs;

●	the Company’s performance creates and enhances an asset that the customer controls as the Company performs; or

●	the Company’s performance does not create an asset with an alternative use to the Company and the Company has an enforceable right to payment for performance completed to date.

If the control of the good or service transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of the relevant performance obligation. Otherwise, revenue is recognized at a point in time when customer obtains control of the distinct good or service.

ALTECH HONG KONG LIMITED
Notes to Financial Statements
For the Years Ended March 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

Revenue is measured based on the consideration specified in a contract with a customer. The Company recognizes revenue when it transfers control of service to a customer.

The service offerings by the Company mainly comprise the following:

(a)	System development services

The Company is engaged to provide a wide range of customized IT software including web-based systems and mobile applications development services. The contract is typically fixed priced with no variable consideration. The Company’s contracts are generally non-cancellable and non-refundable in the event of cancellation. The Company designs software and system based on clients’ specific needs which require the Company to perform services including design, development, and integration. These services also require significant customization. A series of promises are identified in a contract. But these promises are interrelated and not distinct. These promises are inputs used to complete the service. The customers cannot benefit from any standalone promise. Thus only one performance obligation with standard quality guarantee is identified in a contract. Revenue is recognized at the point when the system or platform are completed and accepted by the customers. Upon delivery of services, project completion inspection and customer acceptance notice are required as proof of the completion of performance obligations, which is a confirmation of customer to its ability to direct the use of and obtain substantially all of the benefits from, the design and development service. In instances where substantive completion inspection and customer acceptance provisions are specified in contracts, revenues are deferred until all inspection and acceptance criteria have been met. The duration of the development period is short, usually less than one year. The contracts contain negotiated billing terms which generally include multiple payment phases throughout the contract term and a portion of contract amount usually is billed upon the completion of the related projects. Contract liabilities will be recognized when payment was received and charged to statements of operations once customized software delivered.

(b)	System maintenance and consultancy services

System consultancy services include training, design assistance, and consulting. These services are generally performed on a time and materials basis, and are recognized over time, as the customer simultaneously receives and consumes the benefit provided. Revenue from these contracts is recognized over time as the services are performed, when the development is specific to the customer’s needs and we have enforceable rights to payment for performance completed. Inputs such as costs incurred and hours expended are used in order to measure progress of performance. Payments for services are generally due upon consumption of the hourly resources.

The Company also offers system maintenance services to certain customers, including rights to technical support, hardware repairs and software updates. The transaction price allocated to maintenance is recognized as revenue that is ratable over the maintenance term.

Cost of revenue

Cost of revenue consists of subcontracting costs for customized software solution and staff cost. Staff costs represent the salaries and wages of engineers and IT staff incurred in connection with the provision of customized software solutions. These costs are charged to the statements of income and comprehensive income as incurred.

Government subsidies

Government subsidies are recognized in the financial statements when there is reasonable assurance that the Company has complied with the relevant conditions and that the subsidies will be received. Subsidies related to the reimbursement of specific expenses are recognized in other income in the statements of operations and comprehensive income in the period in which the qualifying expenses are incurred, with a corresponding amount recorded as other receivable on the balance sheet if payment has not yet been received.

During the year ended March 31, 2025, the Company recognized government subsidies of approximately US$93,252 in other income, with the same amount recorded as other receivable as of the reporting date. No government subsidies were recognized during the year ended March 31, 2024.

The subsidies relate to the Research Talent Hub (“RTH”) programme, established by the Hong Kong government to support research and development (“R&D”) initiatives. The programme provides funding to eligible companies, including those undertaking projects funded by the Innovation and Technology Fund (ITF), and to incubatees and innovation and technology (“I&T”) tenants of the Hong Kong Science and Technology Parks Corporation (HKSTPC) and the Hong Kong Cyberport Management Company Limited (Cyberport) under the “RTH-SPC” stream.

The Company qualified for the RTH-SPC programme based on its tenancy at Cyberport and the eligibility of its recruited research personnel. The subsidy amount recognized represents compensation for qualifying employment costs incurred during the reporting period.

ALTECH HONG KONG LIMITED
Notes to Financial Statements
For the Years Ended March 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

Employee Benefit Plan

Employees of the Company located in Hong Kong participate in a compulsory saving scheme (pension fund) for the retirement of residents in Hong Kong. Employees are required to contribute monthly to mandatory provident fund schemes provided by approved private organizations, according to their salaries and the period of employment.

The Company is required to contribute to the plan based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. Total expenses for the plan were US$16,347 and US$nil for the years ended March 31, 2025 and 2024, respectively.

Income Taxes

The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company believes there were no uncertain tax positions at March 31, 2025 and 2024, respectively. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months. The Company is not currently under examination by an income tax authority, nor has been notified that an examination is contemplated.

Earnings Per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS are computed by dividing income available to ordinary shareholders of the Company by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. As of March 31, 2025 and 2024, there were no dilutive shares.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under U.S. GAAP are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of foreign currency translation adjustment resulting from the Company translating its financial statements from functional currency into reporting currency.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

As of March 31, 2025, the Company had no outstanding lawsuits nor claims.

If the assessment of a contingency indicates that it is probable that a material loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

ALTECH HONG KONG LIMITED
Notes to Financial Statements
For the Years Ended March 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.

Financial Instruments Risks

Currency Risk

The Company’s operating activities are transacted in HK$. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities and net investments in foreign operations. The Company considers the foreign exchange risk in relation to transactions denominated in HK$ with respect to US$ is not significant as HK$ is pegged to US$.

Concentration and Credit Risk

Assets that potentially subject the Company to a significant concentration of credit risk primarily consist of cash and cash equivalents, restricted cash, accounts receivable and, other receivables and due from related companies. The Company believes that there is no significant credit risk associated with cash and cash equivalents, which were held by reputable financial institutions in the jurisdictions where the Company and its subsidiaries are located. The Hong Kong Deposit Protection Board pays compensation up to a limit of HK$800,000 (approximately US$102,991) if the bank with which an individual/a company hold its eligible fails. As of March 31, 2025, and 2024, cash balance of US$1,108,696 and US$642,354 respectively were at financial institutions in Hong Kong and approximately US$973,962 and US$452,643 were not covered by the Hong Kong Deposit Protection Board. The Company has designed their credit policies with an objective to minimize their exposure to credit risk. The Company’s accounts receivable is short term in nature and the associated risk is minimal. The Company conducts credit evaluations on its clients and generally does not require collateral or other security from such clients. The Company periodically evaluates the creditworthiness of the existing clients in determining an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific clients.

Financial instruments that potentially subject the Company to the concentration of credit risks consist of cash and cash equivalents, restricted cash, accounts receivable, other receivables and due from related companies. The Company’s credit risk with respect to cash is discussed under “Cash and cash equivalents and Restricted cash” in this section.

For the year ended March 31, 2025, two customers accounted for approximately 56.2% and 21.6% of the Company’s total revenue. For the year ended March 31, 2024, three customers accounted for approximately 53.3%, 23.4% and 12.9% of the Company’s total revenue.

As of March 31, 2025, two accounts receivable accounted for 44.3% and 41.5% of the Company’s total accounts receivable. As of March 31, 2024, two accounts receivable accounted for 83.1% and 12.5% of the Company’s total accounts receivable.

For the year ended March 31, 2025, one supplier accounted for approximately 68% of the Company’s total cost of revenue. For the year ended March 31, 2024, one supplier accounted for approximately 95% of the Company’s total cost of revenue.

As of March 31, 2025 and 2024, no supplier’s accounts payable accounted for more than 10% of the total accounts payable.

Interest rate risk

The Company is exposed to interest rate risk through the changes in interest rates related mainly to the Company’s variable-rates line of credit and bank balances, which was considered minimal as the bank balances are only in current accounts and saving accounts.

The Company currently does not have any hedging policy in relation to interest rate risk. The directors monitor the Company’s exposures on an ongoing basis and will consider hedging the interest rate should the need arise.

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

ALTECH HONG KONG LIMITED
Notes to Financial Statements
For the Years Ended March 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

Typically, the Company ensures that it has sufficient cash on demand to meet expected operational expenses for a period of 30 days, including the servicing of financial obligations; this excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters.

Recently Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, which is an update to Topic 280, Segment Reporting. The amendments in this Update improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision-useful financial analyses. The amendments in this update: (1) require that a public entity disclose, on an annual and interim basis, significant segment expenses that are regularly provided to the chief operating decision maker (CODM) and included within each reported measure of segment profit or loss (collectively referred to as the “significant expense principle”), (2) Require that a public entity disclose, on an annual and interim basis, an amount for other segment items by reportable segment and a description of its composition. The other segment items category is the difference between segment revenue less the segment expenses disclosed under the significant expense principle and each reported measure of segment profit or loss, (3) Require that a public entity provide all annual disclosures about a reportable segment’s profit or loss and assets currently required by Topic 280 in interim periods, and (4) Clarify that if the CODM uses more than one measure of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources, a public entity may report one or more of those additional measures of segment profit. However, at least one of the reported segment profit or loss measures (or the single reported measure, if only one is disclosed) should be the measure that is most consistent with the measurement principles used in measuring the corresponding amounts in the public entity’s unaudited interim condensed combined financial statements. In other words, in addition to the measure that is most consistent with the measurement principles under generally accepted accounting principles (GAAP), a public entity is not precluded from reporting additional measures of a segment’s profit or loss that are used by the CODM in assessing segment performance and deciding how to allocate resources, (5) Require that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources, and (6) Require that a public entity that has a single reportable segment provide all the disclosures required by the amendments in this Update and all existing segment disclosures in Topic 280. The amendments in this Update also do not change how a public entity identifies its operating segments, aggregates those operating segments, or applies the quantitative thresholds to determine its reportable segments. The amendments in this Update are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. A public entity should apply the amendments in this Update retrospectively to all prior periods presented in the financial statements. Upon transition, the segment expense categories and amounts disclosed in the prior periods should be based on the significant segment expense categories identified and disclosed in the period of adoption. The Company has adopted the applicable provisions of this guidance during the current fiscal year. We have evaluated the impact of the adoption and concluded the impact to be insignificant.

 In December 2023, the FASB issued ASU 2023-09, which is an update to Topic 740, Income Taxes. The amendments in this update related to the rate reconciliation and income taxes paid disclosures improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. The amendments allow investors to better assess, in their capital allocation decisions, how an entity’s worldwide operations and related tax risks and tax planning and operational opportunities affect its income tax rate and prospects for future cash flows. 5 The other amendments in this Update improve the effectiveness and comparability of disclosures by (1) adding disclosures of pretax income (or loss) and income tax expense (or benefit) to be consistent with U.S. Securities and Exchange Commission (SEC) Regulation S-X 210.4-08(h), Rules of General Application — General Notes to Financial Statements: Income Tax Expense, and (2) removing disclosures that no longer are considered cost beneficial or relevant. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in this Update should be applied on a prospective basis. Retrospective application is permitted. We have evaluated the effect of this guidance and determined the impact to be insignificant.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have material impact on the balance sheets, statements of operations and comprehensive income and cash flows.

ALTECH HONG KONG LIMITED
Notes to Financial Statements
For the Years Ended March 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

3. Accounts Receivable, net

Accounts receivable, net consisted of the following at March 31:

	2025	2024
Accounts receivable	$184,986	$166,456
Less: allowance for credit losses	(3,085)	(2,683)
Accounts receivable, net	$181,901	$163,773

Activity in the allowance for credit losses consists of the following for the years ended:

	2025	2024
Balance at beginning of the year	$2,683	$3,057
Net provision for allowance for credit losses	384	—
Recoveries	—	(383)
Exchange difference	18	9
Balance at end of the year	$3,085	$2,683

As of March 31, 2025 and 2024, accounts receivable, net amounted to US$ Nil and US$20,274 were past due for more than 90 days, respectively.

4. Prepayments and Other Receivables

Prepayments and other receivables consisted of the following at March 31:

	2025	2024
Other receivables	$106,681	$—
Prepayments	225	—
	$106,906	$—
Less: amount classified as non-current assets	—	—
Amount classified as current assets	$106,906	$—

5. Investment

Investment consisted of the following at March 31:

	2025	2024
Beginning balance at March 31	$—	$—
Fair value changes in investments	7,305	—
Exchange difference	22	—
Ending balance at March 31	$7,327	$—

As of March 31, 2025, the Company held a 4% (2024: nil) non-controlling equity interest in Emerald Business Solutions Group Limited (“EBS”), measured at fair value using Level 3 inputs under the ASC 820 fair value hierarchy. The investment was valued using the asset-based approach, as EBS had not commenced full operations, had no revenue as of the valuation dates, and lacked reliable projections or comparable market data. The valuation was performed with the assistance of a third-party valuation firm, which determined the value based on EBS’s net asset position. As of March 31, 2025, the estimated fair value of the 4% interest was HKD 57,000 (US $7,327). The main unobservable input was the carrying amount of cash, equipment, and liabilities, as no market-based or income-based assumptions were applicable. The fair value measurement is inherently sensitive to changes in EBS’s future business development, funding capability, and ability to deploy its capital. The investment is held for strategic purposes and is not publicly traded.

6. Property and Equipment, net

Property and equipment, stated at cost less accumulated depreciation and amortization, consisted of the following as of March 31:

	2025	2024
Office Equipment	$12,343	$12,271
Less: accumulated depreciation and amortization	(8,307)	(4,168)
Property and equipment, net	$4,036	$8,103

Depreciation expenses of property and equipment totaled US$4,102 and US$3,709 for the years ended March 31, 2025 and 2024, respectively, included in the general and administrative expenses.

ALTECH HONG KONG LIMITED
Notes to Financial Statements
For the Years Ended March 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

7. Leases

The Company has operating leases as the lessee for certain office.

The Company’s lease agreements include lease payments that are fixed, do not contain material residual value guarantees or variable lease payments. The leases have remaining lease terms of up to seven months without option to extend the lease. The Company’s leases do not contain restrictions or covenants that restrict the Company from incurring other financial obligations. The Company’s lease agreements may contain lease and non-lease components. Non-lease components primarily include payments for property management fee. Consideration for lease and non-lease components are allocated on a relative standalone selling price basis.

Operating leases as lessee

The operating lease cost was US$5,837 and US$2,790 for the years ended March 31, 2025 and 2024, respectively.

	2025	2024
Other information
Cash paid for operating leases	$5,837	$2,790
Right of use assets obtained in exchange for new operating lease liabilities	6,014	5,209
Weighted-average remaining lease term (in years):	0.39	0.49
Weighted-average discount rate:	5.25%	5.25%

The operating lease expense was US$5,837 and US$2,790 for the years ended March 31, 2025 and 2024, respectively, and included in the general and administrative expenses.

Future minimum lease payments for operating leases as of March 31, 2025, are as follows:

Operating Leases
2026	$2,647
Total minimum lease payments	$2,647
Less: imputed interest	(32)
Total lease liability balance	$2,615

ALTECH HONG KONG LIMITED
Notes to Financial Statements
For the Years Ended March 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

8. Accrued Expenses and Other Current Liabilities

Components of accrued expenses and other current liabilities are as follows as of March 31:

	2025	2024
Funds collected on behalf of a customer	$631,182	$131,782
Accruals for operating expenses	12,403	42,949
Total	$643,585	$174,731

As of March 31, 2025 and 2024, the Company held funds on behalf of a third party. These funds represent settlement proceeds from credit card transactions processed through a payment gateway, which are contractually payable to the third party based on reconciled settlement reports. The Company holds these funds in an administrative capacity for settlement purposes, with no custodial or fiduciary responsibility. The funds are included in cash and cash equivalents and restricted cash.

9. Contract Liabilities

Components of contract liabilities are as follows as of March 31:

	2025	2024
Billings in advance of performance obligation under contracts	$—	$988,944

Contract liabilities represented advances from customers related to development services on the Company’s balance sheets. These payments are non-refundable and are recognized as revenue as the Company’s performance obligation is satisfied.

The movement in contract liabilities for the years ended March 31 is as follows:

	2025	2024
Balance at beginning of the year	$988,944	$611,464
Decrease in contract liabilities as a result of recognizing revenue during the year included in the contract liabilities at the beginning of the year	(991,828)	—
Increase in contract liabilities as a result of billings in advance of performance obligation under contracts	—	375,017
Exchange difference	2,884	2,463
Balance at end of the year	$—	$988,944

10. Income Taxes

Hong Kong

In accordance with the relevant tax laws and regulations of Hong Kong, a company registered in Hong Kong is subject to income taxes within Hong Kong at the applicable tax rate on taxable income. Hong Kong profit tax rates are 8.25% on assessable profits up to US$257,074 (HK$2,000,000), and 16.5% on any part of assessable profits over US$257,074 (HK$2,000,000).

The components of the income tax expense are as follows:

	Year Ended March 31,
	2025	2024
Current
Hong Kong	$157,122	$—
Deferred
Hong Kong	15,285	79,459
Provision for income taxes	$172,407	$79,459

ALTECH HONG KONG LIMITED
Notes to Financial Statements
For the Years Ended March 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

10. Income Taxes (cont.)

The following table reconciles Hong Kong statutory rates to the Company’s effective tax:

	2025	2024
Profit before income taxes	$1,287,385	$490,872
Hong Kong Profits Tax rate	16.5%	16.5%
Income taxes computed at Hong Kong Profits Tax rate	212,419	80,994
Reconciling items:
Tax effect of income that is not taxable*	(18,674)	(1,535)
Statutory tax deduction#	(192)	—
Effect of two-tier tax rate	(21,146)	—
Income tax expense	$172,407	$79,459
____________

*	Income that is not taxable mainly consisted of the bank interest income, allowance for credit losses and government subsidies, which is non-taxable under Hong Kong income tax law.

#	It represents a reduction granted by the Hong Kong SAR Government of 100% of the tax payable subject to a maximum reduction of HK$1,500 (approximately US$192) and HK$3,000 (approximately US$383) for each business during the years ended March 31, 2025 and 2024, respectively.

The Company measures deferred tax assets and liabilities based on the difference between the financial statement and tax bases of assets and liabilities at the applicable tax rates. Components of the Company’s deferred tax asset and liability are as follows as of March 31:

	As of March 31,
	2025	2024
Deferred tax assets (liabilities):
Property, plant and equipment	$(666)	$(1,337)
Operating right-of-use assets, net	(431)	(400)
Operating lease liabilities	431	400
Provision for allowance of credit losses	1,612	443
Unused tax loss	—	17,075
Deferred tax assets (liabilities), net	$946	$16,181

Income tax payable consist of the following as of March 31:

	2025	2024
Income tax payable	$157,590	$—

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of March 31, 2025 and 2024, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income taxes for the years ended March 31, 2025 and 2024. The Company also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from March 31, 2025.

ALTECH HONG KONG LIMITED
Notes to Financial Statements
For the Years Ended March 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

11. Related Party Balance and Transactions

The following is a list of related parties which the Company has transactions with:

(a)	Mr. Kwok Wai BOW, a director and shareholder of the Company.

(b)	Mr. Kei Ho Kevin LAM, a director and shareholder of the Company.

(c)	Bow Consulting Limited, a company owned by Mr. Kwok Wai BOW.

(d)	L33T Limited, a company owned by Mr. Kei Ho Kevin LAM.

(e)	Alliance Technology Global Limited, a company owned by Mr. Kwok Wai BOW.

(f)	Emerald Business Solutions Group Limited, a company that Mr. Kwok Wai BOW is one of director. Altech HK holds 4% equity interest of the Company.

a. Due from related companies

As of March 31, 2025 and 2024, the balances due from related companies were as follows:

	2025	2024
Due from related companies
Alliance Technology Global Limited(1) (e)	$327,457	280,930
Emerald Business Solutions Group Limited (2) (f)	21,594	—
	$349,051	$280,930
____________

(1)	The balance represented prepayments made to a related company for subcontracting services to be provided in the normal course of business. The amounts are unsecured and non-interest bearing. While the prepayment is intended to be settled through the delivery of services, the agreement provides that, in the event of non-performance, the related company is obligated to return the unutilized portion in cash upon demand. Accordingly, the company continues to classify the balance as a non-financial asset, as settlement is expected through service delivery. Subsequent to the year ended March 31, 2025, the entire amount has been fully utilized.

(2)	The balance represented the receivables from a related company. The amounts were unsecured, interest-free and repayable on demand. Allowance for credit losses recognized for account receivables from related company was approximately US$6,665 and nil as of March 31, 2025 and 2024, respectively.

b. Due to directors

As of March 31, 2025 and 2024, the balances due to directors were as follows:

	2025	2024
Due to directors
Mr. Kwok Wai BOW (1) (a)	$1,424	138
Mr. Kei Ho Kevin LAM (1) (b)	1,284	43,444
	$2,708	$43,582
____________

(1)	The balance represented the advances from directors. The amounts were unsecured, interest-free and repayable on demand.

c. Transactions with a related company

	2025	2024
Revenue from Emerald Business Solutions Group Limited	$70,485	$—
Subcontracting costs to Alliance Technology Global Limited	1,305,424	830,230
Subcontracting costs to Bow Consulting Limited	96,116	—
Subcontracting costs to L33T Limited	52,544	—

ALTECH HONG KONG LIMITED
Notes to Financial Statements
For the Years Ended March 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

12. Shareholders’ Equity

Ordinary shares

The Company is a limited company incorporated in Hong Kong on January 18, 2022. The share capital of our Company consists of ordinary shares. As of March 31, 2025, 10,000 Ordinary Shares were issued and outstanding.

Cash dividend

On March 21, 2025, Altech Hong Kong declared an interim dividend of HK$520,000 (equivalent to US$66,641) to the shareholders of the Company. This amount was offset against the due from directors.

13. Employee Benefit Plans

HK SAR

Employees of the Company located in Hong Kong participate in a compulsory saving scheme (pension fund) for the retirement of residents in Hong Kong. Employees are required to contribute monthly to mandatory provident fund schemes provided by approved private organizations, according to their salaries and the period of employment. The Company has a defined contribution pension scheme for its qualifying employees. The scheme assets are held under a provident fund managed by an independent fund manager. The Company and its employees are each required to make contributions to the scheme calculated at 5% of the employees’ basic salaries on monthly basis.

ALTECH HONG KONG LIMITED
Notes to Financial Statements
For the Years Ended March 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

14. Commitments and Contingencies

Commitments

As at March 31, 2025 and 2024, the Company did not have any significant capital and other commitments.

Contingencies

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of March 31, 2025 and through the issuance date of these financial statements.

15. Segment Reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”), Mr. Kwok Wai BOW and Mr. Kei Ho Kevin LAM (directors of the Company), for making decisions, allocating resources and assessing performance. The CODM reviews financial information and uses the net income, as reported on the statements of operations and comprehensive income, to assess performance of the Company and to allocate resources as part of the annual reporting process and to assess performance of the Company’s single reportable segment, primarily by monitoring actual results versus the plan.

The significant expenses reviewed by the CODM are operating expenses, as presented in the statement of operations and comprehensive income. Operating expenses include general and administrative expenses and reversal of/ (allowance for) expected credit losses. General and administrative expenses include depreciation and amortization expense, which are disclosed in Note 6, “Property and Equipment, net” and Note 7, “Lease”. Other segment items consist of unrealized gain on investment and other income, as presented in the statement of operations.

Other segment items for the years ended March 31, 2025 and 2024, totaled US$168,497 and US$11,066, respectively, and consisted of:

-	Unrealized gain on investment of US$7,305 and nil, respectively.

-	Other income of US$161,192 and US$11,066, respectively, primarily related to government subsidies, platform management fee and bank interest income.

The CODM does not utilize balance sheet information when evaluating performance or allocating resources.

Based on the management’s assessment, the Company determined that it has only one operating segment and therefore one reportable segment as defined by ASC 280. For the years ended March 31, 2025 and 2024, revenue and assets within Hong Kong contributed 100% of the Company’s total revenue and assets. Therefore, no geographical segments are presented. The single segment represents the Company’s core business of provision of system development services, system maintenance and consultancy services to its customers in Hong Kong.

The following table presents revenue by major categories for the years ended March 31, 2025 and 2024, respectively:

	Year Ended March 31,
	2025	2024
System development services	$1,539,334	$433,919
System maintenance and consultancy services	1,951,466	1,192,010
Total revenue	$3,490,800	$1,625,929

16. Subsequent Events

The Company has assessed all events from March 31, 2025, up through September 22, 2025, the date that these financial statements are available to be issued, there are no other material subsequent events that require recognition or disclosure in these financial statements.

1,500,000

Class A Ordinary Shares

PROSPECTUS

[     ], 2025

Pacific Century Securities, LLC

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this Offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Through and including [       ], 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II — Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against wilful default, fraud or the consequences of committing a crime. Our Memorandum and Articles provide that to the extent permitted by law, we shall indemnify each existing or former director (including alternate director), secretary and other officer of us (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of our Company in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or officer for those legal costs.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding Ordinary Shares issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts and commissions or commissions, or any public offering.

On May 29, 2025, Altech Digital Holding Limited entered into Sale and Purchase Agreements with Core Spot Group Limited, Ocean Satellite Limited, Horizon Success Limited, Vica Moon Holdings Limited, Peak Wise Group Limited and Top Success (BVI) Limited, respectively. Pursuant to the Sales and Purchase Agreements, Altech Digital Holding Limited is to sell, and Core Spot Group Limited, Ocean Satellite Limited, Horizon Success Limited, Vica Moon Holdings Limited, Peak Wise Group Limited and Top Success (BVI) Limited are to acquire, 4.98%, 4.95%, 4.93%, 4.90%, 4.89% and 4.88% of the issued Class A equity interests in Altech Digital Co., Ltd., at the consideration of US$22,410, US$22,275, US$22,185, US$22,050, US$22,050 and US$21,960, respectively. On the same date, Altech Digital Holding Limited executed the instrument of transfers whereby Altech Digital Holding Limited have transferred 1,269,900, 1,262,250, 1,257,150, 1,249,500, 1,246,950 and 1,244,400 Class A Ordinary Shares, out of its 25,500,000 Class A Ordinary Shares, to Core Spot Group Limited, Ocean Satellite Limited, Horizon Success Limited, Vica Moon Holdings Limited, Peak Wise Group Limited and Top Success (BVI) Limited, respectively. Subsequent to the transfers, Altech Digital Co., Ltd. is owned as to (i) 17,969,850 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares by Altech Digital Holding Limited; and (ii) 1,269,900, 1,262,250, 1,257,150, 1,249,500, 1,246,950 and 1,244,400 Class A Ordinary Shares Core Spot Group Limited, Ocean Satellite Limited, Horizon Success Limited, Vica Moon Holdings Limited, Peak Wise Group Limited and Top Success (BVI) Limited, respectively.

We believe that the offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder, in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were underwritten compensatory benefit plans or written compensatory contracts.

Item 8. Exhibits.

(a)	Exhibits.

The following documents are filed as part of this registration statement:

1.1	Form of Underwriting Agreement**
3.1	Memorandum and Articles of Association of the Company**
4.1	Specimen Certificate for Class A Ordinary Shares**
5.1	Opinion of Ogier as to the validity of the Ordinary Shares and certain Cayman Islands tax matters**
8.1	Opinion of David Fong & Co., as to certain Hong Kong tax matters (included in Exhibit 99.1)**
8.2	Opinion of Ogier as to Cayman Islands tax matters (included in Exhibit 5.1)**
10.1	Employment Agreement between the Registrant and Kwok Wai BOW, the Registrant’s Chairman**
10.2	Employment Agreement between the Registrant and Kei Ho Kevin LAM, the Registrant’s Chief Executive Officer**
10.3	Employment Agreement between the Registrant and Sai Hang KWONG, the Registrant’s Chief Financial Officer**
10.4	Form of Independent Director Agreement between the Registrant and its Independent Directors**
10.5	Smart-Space Licence Agreement of Units 608-61, Level 6, Core C, Cyberport 3, 100 Cyberport Road, Pok Fu Lam, Hong Kong**
10.6	Service Agreement between Alliance Technology Global Limited and Altech Hong Kong Limited**
14.1	Code of Business Conduct and Ethics**
21.1	List of Subsidiaries**
23.1	Consent of SRCO Professional Corporation Chartered Professional Accountants*
23.2	Consent of Ogier (included in Exhibit 5.1)**
23.3	Consent of David Fong & Co., Hong Kong counsel to the Registrant (included in Exhibit 99.1)**
23.4	Consent of GOVEN Intelligence Holdings Limited**
24.1	Power of Attorney (included on signature page to the registration statement)*
99.1	Opinion of David Fong & Co., Hong Kong counsel to the Registrant, regarding certain Hong Kong legal and tax matters**
99.2	Charter of the Audit Committee**
99.3	Charter of the Compensation Committee**
99.4	Charter of the Nominating and Corporate Governance Committee**
99.5	Consent of Jian, HUANG, Independent Director Nominee**
99.6	Consent of Sze Ho, CHAN, Independent Director Nominee**
99.7	Consent of Keung Wa Steven, TSANG, Independent Director Nominee**
99.8	Executive Compensation Recovery Policy**
99.9	Insider Trading Policy**
107	Calculation of Registration Fee**

*	Filed herewith.
**	Previously filed.

(b)	Financial Statement Schedules

None.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration state

(b)	to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser;

(c)	insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(d)	for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(e)	for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on September 22, 2025.

Altech Digital Co., Ltd.

By:	/s/ Kwok Wai Bow
Name:	Kwok Wai, BOW
Title:	Chairman of the Board and Director

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kwok Wai BOW his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Kwok Wai Bow	Chairman of the Board of Directors and Director	September 22, 2025
Kwok Wai, BOW	(Principal executive officer)

/s/ Kei Ho Kevin Lam	Chief Executive Officer and Director	September 22, 2025
Kei Ho Kevin, LAM	(Principal executive officer)

/s/ Sai Hang Kwong	Chief Financial Officer	September 22, 2025
Sai Hang, KWONG	(Principal financial and accounting officer)

/s/ Jian Huang	Independent Director Nominee	September 22, 2025
Jian, HUANG

/s/ Sze Ho Chan	Independent Director Nominee	September 22, 2025
Sze Ho, CHAN

/s/ Keung Wa Steven TSANG	Independent Director Nominee	September 22, 2025
Keung Wa Steven, TSANG

Authorized U.S. Representative

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Altech Digital Co., Ltd., has signed this registration statement in New York, on September 22, 2025.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Collen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.